Exhibit 99.2

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors are residents outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than in connection with the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(TRANSLATION)

Notice of the 100th Annual General Shareholders Meeting

Overview of the Meeting
June 24, 2025 (Tuesday) 10:00 a.m. (Reception starts at 9:00 a.m.) 8th Floor, Room 802, Tekko Kaikan, 3-2-10 Nihonbashi Kayabacho, Chuo-ku, Tokyo Securities Code: 5476

Contents Notice of Convocation 1 Reference Documents for the General Meeting of Shareholders 5 Business Report 44 Matters to be Resolved Proposal 1: Approval of the Share Exchange Agreement between the Company and Kobe Steel, Ltd. Proposal 2: Election of Seven Directors Proposal 3: Election of One Substitute Auditor

Nippon Koshuha Steel Co., Ltd. Securities Code: 5476

To Our Shareholders

Nippon Koshuha Steel Co., Ltd (the “Company”) would like to express our sincere gratitude for your continued support.
The Company is pleased to announce the convening of the 100th Annual General Shareholders Meeting and would like to report and propose the following matters to our shareholders.
Our group has been striving for the sustainable enhancement of corporate value.
The Company has now entered into a share exchange agreement with Kobe Steel, Ltd. (hereinafter referred to as "Kobe Steel") and ask for your deliberation. As a result, the Company will become a wholly owned subsidiary of Kobe Steel and will be delisted.
We are confident that this share exchange will contribute to the long-term value creation of both the special steel and cast iron businesses.
We kindly ask for your understanding.

May 29, 2025 Nippon Koshuha Steel Co., Ltd. President and Representative Director Daisuke Ogur

（Securities Code: 5476）
（Dispatch Date）June 5, 2025
（Electronic Provision Start Date）May 29, 2025

To All Shareholders

1-10-5 Iwamotocho, Chiyoda-ku, Tokyo Nippon Koshuha Steel Co., Ltd. President and Representative Director Daisuke Ogura

Notice of the 100th Annual General Shareholders Meeting

Dear Shareholders,
Thank you very much for your continued patronage.
We are pleased to inform you that the 100th Annual General Shareholders Meeting of the Company will be held as follows.

For this convocation, information such as the reference documents for the General Meeting of Shareholders (matters subject to electronic provision) is provided electronically and posted on the following websites. Please access one of the websites to confirm the information.

[Company Website] https://www.koshuha.co.jp/ir/syousyu/

[Shareholders Meeting Materials Website] https://d.sokai.jp/5476/teiji/

[Tokyo Stock Exchange Website(Tokyo Stock Exchange Listed Company Information Service.)] https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

(Please access the above TSE website, enter "Nippon Koshuha Steel" in the "Company Name" field or "5476" in the "Code" field, search, select "Basic Information" and "Documents for Public Inspection/PR Information" in order, and check "Notice of Convocation of General Meeting of Shareholders/Shareholders Meeting Materials" in the "Documents for Public Inspection" section.)

If you are unable to attend the meeting, you may exercise your voting rights via the Internet or in writing. After reviewing the reference documents, please exercise your voting rights by 5:45 p.m. on Monday, June 23, 2025.

Sincerely,

Details

1．	Date and Time	June 24, 2025 (Tuesday) 10:00 a.m.

2．	Place	8th Floor, Room 802, Tekko Kaikan, 3-2-10 Nihonbashi Kayabacho, Chuo-ku, Tokyo

3．	Matters for the General Meeting of Shareholders
Reports

i.       Business Report, Consolidated Financial Statements, and Financial Statements for the 100th Fiscal Year (April 1, 2024 to March 31, 2025)

ii.      Report on the Audit Results of the Consolidated Financial Statements by the Accounting Auditor and the Board of Auditors for the 100th Fiscal Year

	Matters to be Resolved	Proposal 1: Approval of the Share Exchange Agreement between the Company and Kobe Steel, Ltd. Proposal 2: Election of Seven Directors Proposal 3: Election of One Substitute Auditor

4．	Matters Decided for the Convocation
◦ If you exercise your voting rights by proxy, the proxy must be another shareholder with voting rights. In that case, please submit a document certifying the proxy right together with your own voting form at the reception on the day.

END

If you attend the meeting, please bring and submit the voting form sent together with this notice at the reception.

If there are any corrections to the matters subject to electronic provision, such corrections and the matters before and after correction will be posted on the above websites.

 Shareholders who have requested written delivery will also receive a written document containing the matters subject to electronic provision, except for the following items in accordance with laws and Article 14 of the Articles of Incorporation:

•	"Systems to Ensure Proper Business Operations and Status of Operation" in the Business Report

•	"Consolidated Statement of Changes in Equity" and "Notes to Consolidated Financial Statements" in the Consolidated Financial Statements

•	"Statement of Changes in Equity" and "Notes to Non-Consolidated Financial Statements" in the Financial Statements

•	"Articles of Incorporation of Kobe Steel, Ltd." and "Financial Statements, etc. for the Most Recent Fiscal Year of Kobe Steel, Ltd." in the reference documents for the General Meeting of Shareholders regarding Proposal 1

Therefore, the business report, consolidated financial statements, and financial statements described in the written document are only part of the documents audited by the accounting auditor and the auditors.

On the day of the meeting, we will be in light attire (Cool Biz), so we appreciate your understanding.

Guidance on Exercising Voting Rights

Instructions for Exercising Voting Rights

Voting rights at the general meeting of shareholders are important rights of shareholders.

Please read the Reference Documents for General Meeting of Shareholders below before exercising your voting rights.

There are three ways to exercise your voting rights, which are illustrated below:

Exercising your voting rights in writing (by mail)	Exercising your voting rights via the Internet	Attending the General Meeting of Shareholders

Please express your approval or disapproval of the proposal on the enclosed Voting Rights Exercise Form, and mail it.	Please indicate your approval or disapproval of the proposal in accordance with the instructions on the next page.	When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception of the venue.

Voting Dateline	Voting Dateline	Date and Time

The exercise form must be received by 5:45 p.m., Monday, June 23, 2025.	The entry must be completed by 5:45 p.m., Monday, June 23, 2025.	10:00 a.m., Tuesday, June 24, 2025. (The reception desk will open at 9:00 a.m.)

How to Complete the Voting Rights Exercise Form

Note: The above is illustrative purposes only.

Please indicate your approval or disapproval of the proposal here.

Proposal 1 and Proposal 3:

If you approve -> Circle the For box

If you disapprove -> Circle the Against box

Proposa2:

If you approve all candidates -> Circle the For box

If you disapprove all candidate -> Circle the Against box

If you disapprove a part of candidate -> Circle the For box and describe the candidate number you disapprove

•       If you exercise your voting rights both by mail and via the Internet, the Internet vote will be considered valid. If you vote multiple times via the Internet, the last vote will be considered valid.

•       If you exercise your voting rights by mail and do not indicate approval or disapproval for a proposal, it will be treated as approval.

Internet Voting Instructions

Smart Exercise by Scanning QR Code	By Entering Code and Password

You can log in to the voting website by scanning the QR code without entering your voting code and password.	Website for internet voting https://soukai.mizuho-tb.co.jp/

You can login to the voting website without entering your log-in ID and temporary password printed on the Voting Rights Exercise Form. Voting website: https://evote.tr.mufg.jp/

1. Scan the QR code printed on the Voting Rights Exercise Form.

* “QR code” is a registered trademark of DENSO WAVE INCORPORATED.

2. Indicate your approval or disapproval in according to the instructions on the screen.

You can login to the website only once by using the QR code.

If you exercise your voting rights again or exercise your voting rights without using the QR code, please refer to “Entering login-ID and temporary password” to the right.

If you are unsure how to exercise your voting rights via the Internet using a computer, smartphone or mobile phone, please contact the Help Desk indicated to the right:

1.       Access the voting website.

2. Enter the “log-in ID and temporary password” printed on the Voting Rights Exercise Form, and click “Log-in.”

Enter the “log-in ID and temporary password.”

Click “Log-in.”

3. Register a new password.

Enter a “new password.

Click “Send.”

4. Indicate your approval or disapproval in accordance with the instructions on the screen.

Mizuho Trust Bank Securities Agency Division Internet Help Desk Dial 0120-768-524 (Toll free/Service hours: 9:00 a.m. to 9:00 p.m.)

Reference Documents for the General Meeting of Shareholders

Proposals and Reference Matters

Proposal 1: Approval of the Share Exchange Agreement between the Company and Kobe Steel, Ltd.

Kobe Steel, Ltd. (hereinafter referred to as “Kobe Steel”) and the Company (hereinafter, Kobe Steel and the Company are collectively referred to as the “Both Companies”) have each resolved at their respective Board of Directors meetings held on May 12, 2025, to implement a share exchange (hereinafter referred to as the “Share Exchange”) in which Kobe Steel will become the wholly owning parent company in the share exchange and the Company will become the wholly owned subsidiary in the share exchange. On May 12, 2025, the Both Companies entered into a share exchange agreement (hereinafter referred to as the “Share Exchange Agreement”).

Accordingly, the Company is seeking your approval of the Share Exchange Agreement in this proposal.

If this proposal is approved, prior to the effective date of the Share Exchange (scheduled for February 2, 2026), the common shares of the Company (hereinafter referred to as “Company Shares”) are scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (hereinafter referred to as the “Tokyo Stock Exchange”) on January 29, 2026 (with the final trading day being January 28, 2026).

In addition to the above, on May 12, 2025, at the Board of Directors meetings of the Both Companies, it was resolved, subject to the effectiveness of the Share Exchange, that all issued shares of Koshuha Foundry Co., Ltd. (hereinafter referred to as “Koshuha Foundry”) held by the Company (hereinafter referred to as “Koshuha Foundry Shares”) and assets related to the cast iron business held by the Company will be distributed in kind (hereinafter referred to as the “In-Kind Distribution”) from the Company to Kobe Steel. At the same time, at the Board of Directors meeting of Kobe Steel, it was resolved, subject to the effectiveness of the Share Exchange, the implementation of the In-Kind Distribution, and the obtaining of the necessary clearances (as defined below), that Kobe Steel will transfer all of the Company Shares held by Kobe Steel to Daido Steel Co., Ltd. (hereinafter referred to as “Daido Steel”) (hereinafter referred to as the “Share Transfer”), and on May 12, 2025, Kobe Steel and Daido Steel entered into a share transfer agreement.

Furthermore, regarding the Share Transfer, which will be executed subject to the effectiveness of the Share Exchange, it is anticipated that Daido Steel will need to obtain approvals and permits from the Japan Fair Trade Commission and other relevant domestic and foreign authorities (hereinafter referred to as the “Clearances”). Therefore, the Share Exchange is also subject to the obtaining of such Clearances. Kobe Steel will conduct the

Share Exchange through a simplified share exchange procedure that does not require approval by a resolution of the general meeting of shareholders, pursuant to Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same shall apply hereinafter). The Company, on the other hand, will seek approval of the Share Exchange Agreement at this Annual General Meeting of Shareholders, and the Share Exchange is scheduled to take effect on February 2, 2026.

As a result, after the execution of the Share Exchange and the Share Transfer, it is expected that the Company’s cast iron business will be operated by Kobe Steel, and the Company’s special steel business will be operated by Daido Steel, respectively.

The reasons for conducting the Share Exchange and an outline of the Share Exchange Agreement are as follows.

1.	Reasons for Share Exchange

Recently, the environment surrounding the special steel and casting industries has become increasingly challenging due to such factors as the medium to long term decline in domestic demand caused by the declining birthrate and aging population, the entry of overseas manufacturers offering low-cost products, and rapid changes in the product mix driven by the shifting trend towards vehicle electrification in the automobile industry, which is a key customer. In addition, difficulties in maintaining continued business growth at the Company are further increasing due to labor shortages and recruitment challenges resulting from the shrinking labor force and diversified working styles, rises in the minimum wage and logistics and energy costs, and the soaring prices of raw materials caused by the depreciation of the yen.

According to Kobe Steel, in light of the abovementioned challenges, Kobe Steel has engaged in extensive discussions internally regarding the strategy and future path of the Company’s business. Points of deliberation included alignment with Kobe Steel’s business strategy, potential synergies between the Companies, the impact on minority shareholders of the Company, and the financial implications for Kobe Steel and the impact on the interests of its shareholders. During this process, Kobe Steel has considered fundamental management reforms, including making the Company a wholly owned subsidiary, aimed at enhancing the corporate value of the Company by realizing a more integrated group management, such as effective utilization of management resources through further strengthening of collaboration and optimal allocation of management resources by eliminating overlapping functions.

To date, Kobe Steel and the Company have been working on improving the profitability of the Company and streamlining the mold and tool business by strengthening their collaboration to enhance the corporate value of the Company. According to Kobe Steel, while certain results have been achieved through these efforts, it has become increasingly clear that the synergies between the Company’s special steel business and the business portfolio of Kobe Steel are rather limited. However, despite efforts aimed at enhancing corporate value of the Company, a net loss attributable to owners of the parent was recorded for the fiscal years ended March 2020, March 2021, and March 2023. In the fiscal year ended March 2024, although net income attributable to owners of the parent temporarily recovered due to a special gain from the transfer of fixed assets by Koshuha Precision Co., LTD, a subsidiary of the Company, the Company still recorded operating and ordinary losses. Furthermore, in the fiscal year ended March 2025, in addition to operating and ordinary losses, a net loss attributable to owners of the parent was again recorded (Note). As such, the Company has not yet achieved stable profitability. According to Kobe Steel, as a result of these findings, Kobe Steel has been determined that, in order for the Company to further improve its profitability and achieve stable business operations, it is necessary to aim for improved profitability and the reconstruction of a stable business management system through a capital alliance with a third party that can provide strong support in building a business foundation, with the Company’s special steel business as its core business, rather than continuing independent business operations as a listed company.

(Note) For details, please refer to the Company’s press release “Notice Regarding the Differences Between the Forecasted Consolidated Financial Results and Actual Results for the Fiscal Year Ended March 2025, and Differences Between the Actual Non-Consolidated Financial Results and the Previous Fiscal Year’s Actual Result” announced on May 12, 2025.

According to Kobe Steel, in this context, Kobe Steel started discussions and considerations regarding the transfer of the Company’s special steel business with Daido Steel, with which Kobe Steel had prior contacts. Through a series of discussions with Daido Steel and deliberations within Kobe Steel based on the results of such discussions, Kobe Steel decided that the best option for enhancing the corporate value of Kobe Steel and the Company was to transfer the Company’s special steel business to Daido Steel, which has strong expertise and extensive experience in the special steel business, positioning it as its core operation, and to operate the iron casing business as part of the KOBELCO Group (which refers to the corporate group centering around Kobe Steel; hereinafter the same). According to Kobe Steel, as a result, Kobe Steel and Daido Steel entered into detailed discussions regarding going private of the Company and acquisition of the special steel business of the Company by Daido Steel, and examine the feasibility of such transaction and explore a potential transaction structure.

Kobe Steel and Daido Steel continued to engage in discussions, and on May 31, 2024, Kobe Steel and Daido Steel proposed to the Company the privatization of the Company and the acquisition of the Company’s special steel business by Daido Steel (the “Transaction”). Although it had not been determined at the time of the proposal as of such date which of Kobe Steel or Daido Steel would take the Company private, one of the potential structures for taking the Company private was a public tender offer for the Company Shares followed by a squeeze-out procedure.

As described in “3．Overview of the Content of the Matters Listed in Each Item of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act” of “(1) Matters Concerning the Appropriateness of the Consideration for the Share Exchange” of “C Matters taken into consideration to ensure that the interests of our shareholders are not harmed” below, the Company considered the specifics of establishing an independent reviewing structure necessary for the review of the Transaction to ensure the fairness of the Transaction since the proposal for the Transaction was made by Kobe Steel, its parent company and controlling shareholder. After appropriately establishing such reviewing structure, the Company commenced a specific review of the Transaction. Specifically, prior to commencing the review of the Transaction, the Company established a special committee on August 27, 2024 consisting of independent members who have no conflict of interest with Kobe

Steel, the controlling shareholder, or Daido Steel (the “Special Committee;” details of which are provided in “3．Overview of the Content of the Matters Listed in Each Item of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act” of “(1) Matters Concerning the Appropriateness of the Consideration for the Share Exchange” of “C Matters taken into consideration to ensure that the interests of our shareholders are not harmed” below) to ensure fairness, transparency, and objectivity of the decision-making process of, and to eliminate arbitrary decision making by, the Company’s board of directors. the Company also retained external experts to further develop the structure for the specific review. As described in “3．Overview of the Content of the Matters Listed in Each Item of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act” of “(1) Matters Concerning the Appropriateness of the Consideration for the Share Exchange” of “C Matters taken into consideration to ensure that the interests of our shareholders are not harmed” below, the Special Committee retained K.K. Stand by C (“Stand by C”) as its own financial advisor on September 24, 2024.

Subsequently, as a result of the due diligence conducted by Kobe Steel and Daido Steel on the Company, more detailed review on their respective acquisition targets, and discussions between Kobe Steel and Daido Steel, it was agreed among Kobe Steel, Daido Steel, and the Company that, to facilitate the transfer of the Company’s special steel business to Daido Steel, Kobe Steel would first take the Company private, since it is already the parent company of the Company. According to Kobe Steel, while Kobe Steel considered a tender offer followed by a squeeze-out procedure as a method of taking the Company private, as proposed on May 31, 2024, it was determined that making the Company a wholly owned subsidiary through a share exchange using Kobe Steel’s common shares (“Kobe Steel Shares”) as consideration would be a more desirable approach for the interest of minority shareholders of the Company as a way to take the Company private. The reason behind this decision was that: (i) by holding Kobe Steel Shares, minority shareholders of the Company would be able to enjoy the benefits expected by Kobe Steel through the Transaction and profits to be generated through Kobe Steel’s overall strategy, including the optimization of the business portfolio; and (ii) by continuing to hold Kobe Steel Shares, minority shareholders of the Company would be able to cash out Kobe Steel Shares any time if they wish as Kobe Steel Shares are listed on the Prime Market of TSE and due to Kobe Steel Shares’ ensured liquidity.

In view of the above, Kobe Steel engaged in further discussions with Daido Steel regarding the method of taking the Company private and, having reached an agreement with Daido Steel on making the Company a wholly owned subsidiary through a share exchange using Kobe Steel Shares as consideration, proposed the Share Exchange to the Company on April 3, 2025 as the method of taking the Company private for the Transaction.

After receiving the proposal for the Share Exchange, the Company confirmed to maintain the reviewing structure and the engagement of external experts as described in “3．Overview of the Content of the Matters

Listed in Each Item of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act” of “(1) Matters Concerning the Appropriateness of the Consideration for the Share Exchange” of “C Matters taken into consideration to ensure that the interests of our shareholders are not harmed” below in order to consider the Share Exchange. Additionally, the Company consulted certain matters related to the Share Exchange with the Special Committee and engaged in the review of the Share Exchange.

As a result of deliberations and discussions among Kobe Steel, the Company, and Daido Steel, it has been concluded that the Transaction will be beneficial for enhancing the corporate value of Kobe Steel and the Company. The Transaction will strengthen the competitiveness and improve the profitability of the special steel business of the Company by leveraging the management know-how of the Daido Steel Group (which refers to the corporate group centering around Daido Steel; hereinafter the same) in the special steel business and pursuing synergies, as well as allow the iron casting business to leverage the management resources of the KOBELCO Group and expand production volumes by collaborating with and receiving purchase orders from the KOBELCO Group companies. Also, Kobe Steel will be able to focus its management resources on the core areas of its growth strategy by restructuring its business portfolio through the Transaction.

Specifically, the Companies and Daido Steel believe that the Transaction will unlock the following synergies:

(i)	Cost reduction and expansion of production volumes through optimization of production allocation and layout and suppression of redundant investments

The Company and Daido Steel will be able to improve production efficiency and expand production volumes and production lots by utilizing surplus capacity through the optimization of production allocation and layout. Additionally, by suppressing redundant investments, cash flow will be improved, which is expected to enhance the competitiveness of the Company’s special steel business.

(ii)	Enhanced presence and increased sales by leveraging the Daido Steel Group’s extensive domestic and overseas network

The Company Group and the Daido Steel Group can enhance their presence and acquire new customers in their domestic business by sharing their sales networks. In the overseas business, the Company Group (which refers to the Company and its four subsidiaries; hereinafter the same) will be able to promote the sales of the Company Group’s products by leveraging the Daido Steel Group’s extensive overseas network which will contribute to sales increase and improvement of services of the Company Group.

(iii)	Optimization of resources by sharing and consolidating various functions and integration of distribution functions

The plan is to optimize resources in the sales, research, procurement, logistics, and corporate functions of the Company Group and the Daido Steel Group. Also, the two groups are considering integrating their distribution functions over the medium to long term, to promote the efficient operation of the two groups as well as to improve services and reduce costs.

Following the Transaction, the Company will be delisted, which may result in losing certain benefits typically associated with being listed, such as diversified methods of financing with the use of equity financing, enhanced credibility and positive effect on recruitment activities due to strong name recognition, and increased reliability on its finances by undergoing accounting audits. However, the disadvantages to the Company of being delisted is limited while the benefits gained from the Transaction are greater. This is because the Company has not engaged in equity financing since April 2000 and the disadvantage of losing access to equity financing is considered negligible. Also, the name recognition of the Company is already sufficiently strong due to its long history and business performance, and the risk of losing name recognition is low even if it is delisted, with little adverse effects on recruitment. Further, the financial reliability of the Company will be maintained as the Company will be subject to accounting audits for the consolidated financial reports of Kobe Steel and Daido Steel after the Transaction.

The Company understands that, normally, shareholders of a wholly owned subsidiary in a share exchange can indirectly enjoy the fruits of the subsidiary’s enhanced corporate value through their investment in the parent company. However, in this Transaction, since the special steel business will be transferred to Daido Steel, this relationship does not hold, and the investment will be forcibly terminated.

In practice, transaction scheme involving forced termination of investment include a cash tender offer (for the purpose of privatization) or a share exchange. the Company asked on this point but Kobe Steel responded that, due to the uncertain business environment of the Company, it would be difficult to acquire shares from shareholders for cash. Additionally, the Company learned that Daido Steel is not considering acquiring the iron casting business and wishes to privatize the Company, so acquiring only the Company Shares owned by Kobe Steel through a partial tender offer is also not feasible.

Given these points, the Company, on the premise that changing the scheme is difficult, examined the appropriateness of the scheme including the Share Exchange, and the Company found no unreasonable points in the transaction scheme or type of consideration, deeming it appropriate for the following reasons:

(i)	In the Share Exchange, shareholders of the Company can indirectly enjoy the expected synergies from the iron casting business through holding Kobe Steel Shares.

(ii)	Although investment in the special steel business will end, a certain premium has been added to the exchange ratio, even though the Company is expected to post operating losses for two consecutive terms, and the expected synergies from the iron casting business are fairly distributed to shareholders of the Company.

(iii)	Kobe Steel Shares to be allocated in the Share Exchange are listed on the Tokyo Stock Exchange Prime Market and are more liquid than the Company Shares, so shareholders can sell them in the market and recover their investment if they are dissatisfied with the Transaction or subsequent developments.

Subsequent to comprehensive discussions between the Companies and Daido Steel based on the above, they agreed that transferring the special steel business of the Company to Daido Steel would lead to enhancing competitiveness and improving profitability of the special steel business. To achieve this, on May 12, 2025,: (a) the boards of directors of the Companies have decided to execute the Share Exchange Agreement to make the Company a wholly owned subsidiary of Kobe Steel through the Share Exchange; (b) the boards of directors of the Companies have decided to implement the In-Kind Dividend subject to the effectuation of the Share Exchange; and (c) the board of directors of Kobe Steel has decided to implement the Share Transfer (including the execution of a share transfer agreement relating to the Share Transfer) to Daido Steel subject to the effectuation of the Share Exchange, the implementation of the In-Kind Dividend, and the Regulatory Clearances.

On May 12, 2025, the Company and Kobe Steel, Ltd. have entered into a memorandum of understanding (the “MOU”) with Daido Steel regarding matters related to the management and other aspects of the Company following the completion of this Transaction. The MOU sets forth the following agreements:

•	The parties to this MOU will cooperate with each other to achieve the Transaction.

•	Kobe Steel confirms its intentions, as of the date of the MOU, regarding the acquisition of the Company’s iron casting business through this In-Kind Dividend, as follows:

(a)	The iron casting business of Koshuha Foundry will continue its operation in the Hachinohe area as part of the Kobe Steel Group;

(b)	To enhance the top line in the main business areas of industrial machinery and construction machinery, Kobe Steel Group will utilize its management resources, promote collaboration and order placement/receipt among group companies to expand production and sales volume, and support risk management activities in safety, environment, and quality, as well as address challenges such as securing human resources; and

(c)	After the Transaction, the officers and employees of Koshuha Foundry engaged in the iron casting business will continue to be responsible for the operation and management of the business, and as of the date of the MOU, there are no plans to make major changes to the employment or treatment of Koshuha Foundry’s officers and employees in connection with this Transaction.

•	Daido Steel confirms its intentions, as of the date of the MOU, regarding the acquisition of the Company’s special steel business through this share transfer, as follows:

(a)	Unless there is a significant change in the management condition of the Company, there are no plans to make major changes to the operations of each site of the s special steel business in relation to this Transaction;

(b)	By mutually utilizing the management resources of the Daido Steel Group and the Company, Daido Steel and the Company aim to generate synergies, strengthen their competitiveness, and ultimately enhance their corporate value;

(c)	Through the optimization of production allocation and layout, Daido Steel and the Company will seek to improve production efficiency and expand production volume and lots by utilizing surplus capacity. In addition, by curbing redundant investments, Daido Steel and the Company aim to improve cash flow and strengthen the competitiveness of the Company;

(d)	In the domestic business, the Company will seek to acquire new customers, expand sales, and improve services by sharing the Daido Steel Group’s sales network and increasing their presence. In overseas business, the Company will promote the sales of products of the Company by utilizing the Daido Steel Group’s extensive overseas network;

(e)	To enhance the top line in high value-added fields such as semiconductors, medical, and energy of the Company, Daido Steel Group will offer its management resources to the Company. Daido Steel will also support the Company’s own efforts to address challenges such as risk management in safety, environment, and quality, as well as securing human resources; and

(f)	There are no plans to make major changes to the employment or treatment of the Company’s employees in connection with this Transaction.

•	the Company agrees with the intentions of Kobe Steel and Daido Steel as described above.

For details on the Share Transfer, please refer to Daido Steel’s press release “Notice Regarding the Acquisition of All Shares of the Company Co., Ltd. (Making It a Wholly Owned Subsidiary) and Changes to Specified Subsidiaries” announced on May 12, 2025.

<Structure of the Transaction>

The structure of the Transaction will be as follows:

(i)	Share Exchange

Subject to the Regulatory Clearances, the Share Exchange will be consummated by Kobe Steel through a simplified share exchange that does not require approval by a resolution of its shareholders’ meeting and by the Company after obtaining approval at its annual shareholders’ meeting. Kobe Steel will become the wholly owning parent company and the Company will become the wholly owned subsidiary through the Share Exchange.

(Before the Share Exchange)	(After the Share Exchange)

(Note 1) The percentages indicated in the diagram represent the ratio of voting rights held out of the total number of voting rights (hereinafter the same applies to the percentages mentioned in the following diagrams in <Structure of the Transaction>.

(ii)	In-Kind Dividend

Subject to the effectuation of the Share Exchange, the Company will implement the In-Kind Dividend of the Koshuha Foundry Shares and the assets of the Company relating to its iron casting business, to Kobe Steel.

(Before the In-Kind Dividend)	(After the In-Kind Dividend)

(iii)	Share Transfer

Subject to (i) the effectiveness of the Share Exchange and (ii) the implementation of the In-Kind Dividend, and the Regulatory Clearances, Kobe Steel will transfer all of its the Company Shares to Daido Steel. There are no capital relationship between Kobe Steel and Daido Steel as of May 12, 2025, and there are no plans to establish any capital relationship after the Share Transfer.

(Before the Share Transfer)	(After the Share Transfer)

2. Summary of the Share Exchange Agreement

The contents of the share exchange agreement entered into by both companies on May 12, 2025, are as follows.

Share Exchange Agreement (Copy)

Kobe Steel, Ltd. (hereinafter referred to as “Party A”) and Nippon Koshuha Steel Co., Ltd. (hereinafter referred to as “Party B”) hereby enter into the following share exchange agreement (hereinafter referred to as “this Agreement”) as of May 12, 2025 (hereinafter referred to as the “Date of Execution”).

Article 1: Share Exchange

In accordance with the provisions of this Agreement, Party A and Party B shall conduct a share exchange (hereinafter referred to as the “Share Exchange”) whereby Party A becomes the wholly owning parent company in the share exchange and Party B becomes the wholly owned subsidiary in the share exchange. Party A shall acquire all of the issued shares of Party B (excluding the shares of Party B already owned by Party A; the same shall apply hereinafter) through the Share Exchange.

Article 2: Trade Names and Addresses

The trade names and addresses of Party A and Party B are as follows:

Party A (Wholly Owning Parent Company in the Share Exchange)

Trade Name: Kobe Steel, Ltd.

Address: 2-2-4 Wakinohama Kaigan-dori, Chuo-ku, Kobe, Hyogo, Japan

Party B (Wholly Owned Subsidiary in the Share Exchange)

Trade Name: Nippon Koshuha Steel Co., Ltd.

Address: 1-10-5 Iwamotocho, Chiyoda-ku, Tokyo, Japan

Article 3: Shares to be Delivered and Their Allocation in the Share Exchange

In the Share Exchange, Party A shall, in exchange for the shares of Party B held by the shareholders of Party B (excluding Party A, and after the cancellation of treasury shares by Party B pursuant to Article 9, hereinafter referred to as the “Allotted Shareholders”) as of the point in time immediately prior to Party A’s acquisition of all issued shares of Party B (hereinafter referred to as the “Reference Time”), deliver to such shareholders a number of Party A’s common shares calculated by multiplying the total number of Party B’s common shares held by such shareholders by 0.26.

2. In the Share Exchange, Party A shall allocate to each Allotted Shareholder 0.26 shares of Party A’s common stock for each share of Party B’s common stock held by such shareholder.

3. If, as a result of the above, the number of Party A’s common shares to be allocated to an Allotted Shareholder includes a fraction of less than one share, Party A shall handle such fraction in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

Article 4: Matters Concerning Capital and Capital Reserve

The amount of capital and capital reserve to be increased by Party A as a result of the Share Exchange shall be as follows:

(1) Amount of capital: 0 yen

(2) Amount of capital reserve: An amount separately determined by Party A in accordance with Article 39 of the Company Accounting Regulations

(3) Amount of retained earnings reserve: 0 yen

Article 5: Effective Date

The date on which the Share Exchange becomes effective (hereinafter referred to as the “Effective Date”) shall be February 2, 2026. However, if necessary due to the progress of procedures for the Share Exchange or other reasons, Party A and Party B may, upon mutual consultation and agreement, change this date.

Article 6: Shareholders’ Meeting for Approval of the Share Exchange Agreement

Party A shall implement the Share Exchange without obtaining approval by resolution of a shareholders’ meeting as stipulated in Article 795, Paragraph 1 of the Companies Act, in accordance with Article 796, Paragraph 2 of the Companies Act. However, if approval by resolution of a shareholders’ meeting becomes necessary pursuant to Article 796, Paragraph 3 of the Companies Act, Party A shall seek such approval by the day before the Effective Date.

2. Party B shall seek approval by resolution of a shareholders’ meeting as stipulated in Article 783, Paragraph 1 of the Companies Act for this Agreement by the day before the Effective Date.

Article 7: Management of Company Assets, etc.

From the Date of Execution until the Effective Date, each of Party A and Party B shall execute its business and manage and operate its assets with the care of a prudent manager, and shall cause its subsidiaries to do the same. Except for acts separately stipulated in this Agreement, if either party intends to take any action (or cause its subsidiaries to take any action) that may have a material impact on its assets or rights and obligations, or that may have a material impact on the execution or conditions of the Share Exchange, such action shall be taken only after prior consultation and agreement between Party A and Party B.

Article 8: Distribution of Surplus, etc.

Party A may, with March 31, 2025 as the record date, distribute surplus up to 55 yen per share, and may also, with September 30, 2025 as the record date, distribute surplus up to 55 yen per share.

2. Party A may, pursuant to a resolution of its Board of Directors held on May 12, 2025, acquire its own shares as follows:

(1) Type of shares to be acquired: Party A’s common shares

(2) Total number of shares to be acquired: 1.9 million shares

(3) Total acquisition price: 3.9 billion yen

(4) Acquisition period: May 13, 2025 to June 9, 2025

(5) Method of acquisition: Market purchase

3. Except as provided in the preceding two paragraphs, neither Party A nor Party B shall, from the Date of Execution until the Effective Date, distribute surplus with any date as the record date or acquire its own shares with any date as the acquisition date (except where required to acquire its own shares in response to the exercise of shareholders’ rights under applicable laws and regulations).

Article 9: Handling of Treasury Shares

By resolution of its Board of Directors held by the day before the Effective Date, Party B shall cancel all treasury shares it holds as of the Reference Time (including treasury shares acquired in response to share purchase requests by dissenting shareholders under Article 785, Paragraph 1 of the Companies Act).

Article 10: Amendment and Termination of the Agreement

If, between the Date of Execution and the day before the Effective Date, there is a material change in the financial or business condition of either Party A or Party B, if a situation arises or becomes apparent that would significantly hinder the execution of the Share Exchange, or if a situation arises or becomes apparent that makes it difficult to achieve the purpose of this Agreement, Party A and Party B may, upon mutual consultation and agreement, amend the conditions of the Share Exchange or other contents of this Agreement, or terminate this Agreement.

2. If, between the Date of Execution and the day before the Effective Date, either party breaches any provision of this Agreement, the other party may, after giving notice to cure the breach within a reasonable period, terminate this Agreement if the breach is not cured within such period.

Article 11: Effectiveness of the Agreement

If, by the day before the Effective Date, approval by resolution of Party A’s shareholders’ meeting as stipulated in the proviso to Article 6, Paragraph 1 (only if such approval is required under Article 796, Paragraph 3 of the Companies Act), or approval by resolution of Party B’s shareholders’ meeting as stipulated in Article 6, Paragraph 2, is not obtained, or if the necessary approvals, etc. from relevant domestic and foreign authorities required for the execution of the Share Exchange (including the effectiveness of filings with relevant authorities, but not limited thereto) are not obtained, or if this Agreement is terminated pursuant to the preceding Article, this Agreement shall lose its effect.

Article 12: Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Japan.

2. In the event of any dispute arising in connection with the performance or interpretation of this Agreement, the Tokyo District Court shall have exclusive jurisdiction as the court of first instance.

Article 13: Matters for Consultation

Any matters not provided for in this Agreement or any matters necessary in connection with the Share Exchange shall be determined by sincere consultation and agreement between Party A and Party B in accordance with the spirit of this Agreement. If any question arises regarding the interpretation of this Agreement, Party A and Party B shall resolve it through sincere consultation and agreement.

As evidence of the execution of this Agreement, two copies of this Agreement have been prepared, and each of Party A and Party B shall sign and seal one copy and retain it.

May 12, 2025

Party A: 2-2-4 Wakinohama Kaigan-dori, Chuo-ku, Kobe, Hyogo
Kobe Steel, Ltd.
President and Representative Director: Yoshihiko Katsukawa

Party B: 1-10-5 Iwamotocho, Chiyoda-ku, Tokyo
Nippon Koshuha Steel Co., Ltd.
President and Representative Director: Daisuke Ogura

3．	Overview of the Content of the Matters Listed in Each Item of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act
(1) Matters Concerning the Appropriateness of the Consideration for the Share Exchange

A. Matters Concerning the Total Number of Consideration for the Share Exchange and the Appropriateness of the Allocation

(1)	Terms of Allotment for the Share Exchange

	Kobe Steel (Wholly owning parent company in the share exchange)	Company (Wholly owned subsidiary in the share exchange)
Allotment ratio for the Share Exchange	1	0.26
Number of shares to be delivered in the Share Exchange	Kobe Steel Shares: 1,840,444 shares (tentative)

(Note 1) Share allotment ratio.

Kobe Steel will allot and deliver 0.26 shares of its stock for each share of the Company Shares. However, no shares will be allotted in the Share Exchange with respect to the Company Shares held by Kobe Steel as of the Reference Date (as defined below). The above allotment ratio in the Share Exchange (the “Share Exchange Ratio”) is subject to change upon mutual discussion and agreement between the Companies in the event of any material change to the assumptions on which the calculation of the Share Exchange Ratio is based.

(Note 2) Number of Kobe Steel Shares to be delivered in the Share Exchange

Upon the Share Exchange, Kobe Steel will deliver Kobe Steel Shares to the shareholders of the Company as of the time immediately prior to Kobe Steel’s acquisition of all of the issued shares of the Company through the Share Exchange (the “Reference Date”), excluding the Company Shares held by Kobe Steel, in the number obtained by multiplying the total number of the Company Shares held by the shareholders after cancellation of treasury shares by the Company as described below (excluding Kobe Steel) by the Share Exchange Ratio, in exchange for the Company Shares held by such shareholders.

Kobe Steel plans to use the treasury shares held by Kobe Steel as of May 12, 2025 and a part of the treasury shares newly repurchased by Kobe Steel after May 12, 2025 for such delivery of its shares. Currently, there is no plan to issue new shares for the allotment of shares in the Share Exchange. For details on the repurchase of treasury shares by Kobe Steel after May 12, 2025, please refer to Kobe Steel’s press release “Notice on Determination of Matters Related to Repurchase Treasury Shares (Repurchase of Treasury Shares Based on the Articles of Incorporation Pursuant to Article 459, Paragraph 1 of the Companies Act” announced on May 12, 2025.

By a resolution of the Company’s board of directors meeting to be held on or before the day immediately preceding the effective date of the Share Exchange, the Company plans to cancel on the Reference Date all of the treasury shares held as of the Reference Date, including the treasury shares to be acquired by the Company through purchase of shares demanded by dissenting shareholders in connection with the Share Exchange under Article 785, Paragraph 1 of the Companies Act. The number of shares to be allotted and delivered in the Share Exchange is subject to change due to the cancellation of treasury shares by the Company.

(Note 3) Handling of shares less than one unit

In accordance with the Articles of Incorporation and the Share Handling Regulations of Kobe Steel, the shareholders of the Company who will hold shares less than one unit (i.e., less than 100 shares) in Kobe Steel as a result of the Share Exchange, will be entitled to use the following programs concerning Kobe Steel Shares as shares less than one unit cannot be sold on the financial instruments exchange market.

i.	Additional purchase for shares less than one unit (additional purchase to 100 shares)

Under Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Kobe Steel, shareholders who hold shares less than one unit in Kobe Steel may purchase from Kobe Steel the number of shares that, together with the number of shares less than one unit held by such shareholders, will make up one unit.

ii.	Demand for purchase of shares less than one unit (sale of shares less than one unit)

Under Article 192, Paragraph 1 of the Companies Act, shareholders who hold shares less than one unit in Kobe Steel may request that Kobe Steel buy back their shares less than one unit.

(Note 4) Handling of fractional shares

If any shareholder of the Company is to receive a fraction of less than one share of Kobe Steel Shares in connection with the Share Exchange, Kobe Steel will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell Kobe Steel Shares in a number equivalent to the total sum of such factional shares (any fraction of less than one share in the total number will be rounded down) and deliver the sales proceeds to such shareholders in proportion to their fractional shares.

(2)	Overview of the calculation

(i)	Calculation by Nomura Securities (as defined below)

Nomura Securities Co., Ltd. (“Nomura Securities”) conducted a valuation of Kobe Steel using the average market share price analysis since Kobe Steel Shares are listed on the Prime Market of the TSE and a market share price is available. Based on the valuation base date of May 9, 2025, the closing price at the TSE on the valuation base date and the simple average of the closing prices for the five business days, one month, three months, and six months up to the valuation base date were used for the average market share price analysis.

As for the Company, Nomura Securities conducted a valuation using the average market share price analysis since the Company Shares are listed on the Standard Market of the TSE and a market share price is available. Based on the valuation base date of May 9, 2025, the closing price at the TSE on the valuation base date and the simple average of the closing prices for the five business days, one month, three months, and six months up to the valuation base date were used for the average market share price analysis. In addition, the comparable company analysis, since the Company has more than one comparable listed companies, making it possible to estimate its equity value using the comparable company analysis, and the discounted cash flow analysis (the “DCF Analysis”), to reflect the future business activities in the valuation, were used for the valuation.

The results of the share exchange ratio calculation under each valuation method, when using 1 as the equity value per share of Kobe Steel Shares, are as follows.

Method	Calculated share exchange ratio
Average market share price analysis	0.21 to 0.23
Comparable company analysis	0.16 to 0.24
DCF Analysis	0.19 to 0.27

In calculating the share exchange ratio, Nomura Securities assumed that public information and all information provided to Nomura Securities were accurate and complete and did not independently verify the accuracy and completeness of such information. Nomura Securities also did not perform any independent valuation, appraisal, or assessment of the assets or liabilities (including financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, including analysis and valuation of individual assets and liabilities, nor did Nomura Securities request a third party institution to conduct an appraisal or assessment of such assets or liabilities. It was assumed that the Company’s financial forecasts and other forward-looking information were reasonably considered or prepared by the management of the Company based on the best possible estimates and judgments available at the time. Nomura Securities’ valuation reflects the information obtained by Nomura Securities and the economic conditions existing up to May 9, 2025. The sole purpose of Nomura Securities’ valuation is to be used as a reference by the board of directors of Kobe Steel to consider the Share Exchange Ratio.

The financial forecast of the Company used by Nomura Securities to perform the valuation based on the DCF Analysis includes a fiscal year in which a significant increase or decrease in earnings is expected. Specifically, a significant increase in profits compared to the previous fiscal year due to increased sales in the iron casting business and an improvement in the operating profit margin is expected in the fiscal year ending March 31, 2026. The implementation of the Share Exchange is not reflected in such financial forecast.

(ii)	Calculation by Yamada Consulting (as defined below)

Yamada Consulting Group Co., Ltd. (“Yamada Consulting”) conducted a valuation of Kobe Steel using the market price analysis since Kobe Steel Shares are listed on the Prime Market of the TSE and a market share price is available. Based on the valuation base date of May 9, 2025, the closing price at the TSE on the valuation base date and the simple average of the closing prices for the one month, three months, and six months up to the valuation base date were used for the market price analysis.

As for the Company, Yamada Consulting conducted a valuation using the market price analysis since the Company Shares are listed on the Standard Market of the TSE and a market share price is available. Based on the valuation base date of May 9, 2025, the closing price at the TSE on the valuation base date and the simple average of the closing prices for the one month, three months, and six months up to the valuation base date were used for the market price analysis. In addition, the comparable company analysis, since the Company has more than one comparable listed companies, making it possible to estimate its equity value using the comparable company analysis, and the DCF Analysis, to reflect the future business activities in the valuation, were used for the valuation.

The results of the share exchange ratio calculation under each valuation method, when using 1 as the equity value per share of Kobe Steel Shares, are as follows.

Method	Calculated share exchange ratio
Market price analysis	0.20 to 0.24
Comparable company analysis	0.03 to 0.12
DCF Analysis	0.18 to 0.66

In calculating the share exchange ratio, Yamada Consulting assumed that public information and all information provided by the Company were accurate and complete and did not independently verify the accuracy and completeness of such information. Yamada Consulting also did not perform any independent valuation, appraisal, or assessment of the assets or liabilities (including financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, including analysis and valuation of individual assets and liabilities, nor did Yamada Consulting request a third party institution to conduct an appraisal or assessment of such assets or liabilities. It was assumed that the Company’s financial forecasts and other forward-looking information were reasonably prepared by the management of the Company based on the best possible estimates and judgments available at the time of its valuation. Yamada Consulting’s valuation reflects the information obtained by Yamada Consulting and the economic conditions existing up to the time of its valuation. The sole purpose of Yamada Consulting’s valuation is to be used as a reference by the board of directors of the Company and the Special Committee to consider the Share Exchange Ratio.

The financial forecast of the Company used by Yamada Consulting to perform the valuation based on the DCF Analysis includes a fiscal year in which a significant increase or decrease in earnings is expected. Specifically, for the fiscal year ending March 2026, improvements in product mix and quality, as well as reductions in operating costs, are expected to increase both sales and operating profit margins in the special steel business and iron casting business, with operating profit projected to reach 850 million yen (compared to a loss in the previous fiscal year). For the fiscal year ending March 2027, the special steel business is expected to continue improving its product mix, resulting in a higher gross profit margin and an operating profit of 1,290 million yen (51.7% increase compared to the previous fiscal year). The implementation of the Share Exchange is not reflected in such financial forecast.

B. The reason for choosing Kobe Steel Shares as the consideration for the Share Exchange.

The Company has chosen Kobe Steel Shares as the consideration for the Share Exchange.

The Company understands that, normally, shareholders of a wholly owned subsidiary in a share exchange can indirectly enjoy the fruits of the subsidiary’s enhanced corporate value through their investment in the parent company. However, in this Transaction, since the special steel business will be transferred to Daido Steel, this relationship does not hold, and the investment will be forcibly terminated.

In practice, transaction scheme involving forced termination of investment include a cash tender offer (for the purpose of privatization) or a share exchange. the Company asked on this point but Kobe Steel responded that, due to the uncertain business environment of the Company, it would be difficult to acquire shares from shareholders for cash. Additionally, the Company learned that Daido Steel is not considering acquiring the iron casting business and wishes to privatize the Company, so acquiring only the Company Shares owned by Kobe Steel through a partial tender offer is also not feasible.

Given these points, the Company, on the premise that changing the scheme is difficult, examined the appropriateness of the scheme including the Share Exchange, and the Company found no unreasonable points in the transaction scheme or type of consideration, deeming it appropriate for the following reasons:

(i)	In the Share Exchange, shareholders of the Company can indirectly enjoy the expected synergies from the iron casting business through holding Kobe Steel Shares.

(ii)	Although investment in the special steel business will end, a certain premium has been added to the exchange ratio, even though the Company is expected to post operating losses for two consecutive terms, and the expected synergies from the iron casting business are fairly distributed to shareholders of the Company.

(iii)	Kobe Steel Shares to be allocated in the Share Exchange are listed on the Tokyo Stock Exchange Prime Market and are more liquid than the Company Shares, so shareholders can sell them in the market and recover their investment if they are dissatisfied with the Transaction or subsequent developments.

C　 Matters taken into consideration to ensure that the interests of our shareholders are not harmed

As of May 12, 2025, Kobe Steel holds 7,575,300 shares of the Company Shares (which represent 51.69% of 14,653,932 shares, calculated by subtracting the number of treasury shares of the Company (33,685 shares) from the total number of issued shares as of March 31, 2025 (14,687,617 shares), which makes the Company a consolidated subsidiary of Kobe Steel. Therefore, Kobe Steel and the Company have determined that it is necessary to avoid conflicts of interest and ensure fairness of the Share Exchange, and have implemented the following measures to ensure fairness (including measures to avoid conflicts of interest):

i.	Obtaining of valuation reports by the Companies from independent third-party valuation firms

To ensure fairness in the calculation of the share exchange ratio to be used in the Share Exchange, Kobe Steel retained Nomura Securities, a third-party valuation firm independent of the Companies and Daido Steel, and obtained a valuation report regarding the share exchange ratio on May 9, 2025, and the Company retained Yamada Consulting, a third-party valuation firm independent of the Companies and Daido Steel, and obtained a valuation report regarding the share exchange ratio on May 9, 2025.

Summaries of the above-mentioned valuation reports are provided in “A. Matters Concerning the Total Number of Consideration for the Share Exchange and the Appropriateness of the Allocation” of ”(2) Overview of the calculation” above. Neither of the Companies has obtained a written opinion (fairness opinion) from their third-party valuation firms to the effect that the Share Exchange Ratio is fair to the shareholders of Kobe Steel or the Company from a financial viewpoint.

ii.	Advice from independent law firms

Kobe Steel retained ishimura & Asahi (Gaikokuho Kyodo Jigyo) (“Nishimura & Asahi”) as its legal advisor for the Transaction and received legal advice regarding the procedures for the Transaction and the method and process of decision making by its board of directors. Nishimura & Asahi is independent of the Companies and Daido Steel and does not have any material interest in the Companies.

The Company retained Anderson Mori & Tomotsune (Gaikokuho Kyodo Jigyo) (“Anderson Mori & Tomotsune”) as its legal advisor for the Transaction and received legal advice regarding the procedures for the Transaction and the method and process of decision making by its board of directors. Anderson Mori & Tomotsune is independent of the Companies and Daido Steel and does not have any material interest in the Companies or Daido Steel.

iii.	Establishment of Special Committee with No Conflict of Interest and Obtaining of Written Report by the Company

On August 27, 2024, in considering the Transaction, the Company established the Special Committee in order to ensure the fairness of the terms and conditions of the Transaction; eliminate arbitrary decision making with respect to the Transaction; ensure fairness, transparency, and objectivity of the decision making process of the Company; avoid conflicts of interest; and confirm that a decision by the Company to pursue the Transaction would not cause any disadvantage to the general shareholders of the Company. The Special Committee is comprised of Mr. Tetsuya Miyajima and Mr. Hiroyuki Nagano, who are both outside directors of the Company and are registered as independent directors with the TSE, and Mr. Waichiro Takao, an outside company auditor of the Company, none of which has any conflict of interest with Kobe Steel or Daido Steel. (The remuneration of the members of the Special Committee will be a fixed amount to be paid as consideration for their duties, regardless of the contents of the written report, and does not include any contingency fee to be paid subject to the closing of the Transaction.)

On April 3, 2025, in considering the Transaction, the board of directors of the Company consulted with the Special Committee on (i) whether the purpose of the Transaction is legitimate, including whether the Transaction will contribute to enhancing the corporate value of the Company; (ii) whether the fairness and appropriateness of the terms and conditions of the Transaction, including the share exchange ratio for the Share Exchange, are ensured; (iii) whether due consideration has been given to the interests of the Company’s shareholders through fair procedures in connection with the Transaction; and (iv) in addition to (i) through (iii) above, whether the Transaction is considered not to cause any disadvantage to the minority shareholders ((i) through (iv), collectively, the “Matters of Consultation”). (Since the Transaction was initially contemplated as being a tender offer followed by a squeeze-out procedure as the method of taking the Company private, the matters of consultation at the time the Special Committee was established on August 27, 2024 have been revised based on the new structure of implementing a share exchange as the method of taking the Company private).

The Special Committee held 15 meetings in total during the period from September 4, 2024 to May 9, 2025 for approximately 17.5 hours. In addition, the Special Committee collected information and held discussions from time to time as necessary to carefully consider the Matters of Consultation.

Specifically, the Special Committee confirmed that there were no issues with the independence and expertise of Yamada Consulting, the financial advisor and third-party valuation firm appointed by the Company, and Anderson Mori & Tomotsune, its legal advisor, and approved such appointment. Further, on September 24, 2024, the Special Committee retained Stand by C as its own financial advisor, independent of the Companies and Daido Steel. The Special Committee has confirmed that Stand by C does not constitute a related party of either of the Companies or Daido Steel and does not have any material interest in the Companies or Daido Steel.

The Special Committee then received explanations from the Company on the purpose of the Share Exchange, the background and process leading up to the Share Exchange, the preparation procedures and contents of the Company’s business plan used for calculating the Share Exchange Ratio, the reviewing structure and decision making method for the Share Exchange. Also, after sending a list of questions to Kobe Steel regarding the purpose of the Transaction, the Special Committee received explanations from Kobe Steel on the purpose of the Transaction, the background and process leading up to the Transaction, details of the synergies to be generated by the Transaction and specific measures to generate such synergies, the reason for selecting the structure of the Transaction, the management plan and treatment of employees after the Transaction, the Share Exchange Ratio, and other terms and conditions of the Transaction, and held a question and answer session. Additionally, the Special Committee received advice from Anderson Mori & Tomotsune, the legal advisor of the Company, with respect to the method and process of decision making by the board of directors of the Company for the Transaction, the operation of the Special Committee, and measures to ensure the fairness of the procedures for the Transaction and measures to avoid conflicts of interest. Further, the Special Committee received explanations from

Yamada Consulting, the financial advisor and third-party valuation firm of the Company, on the method and results of the calculation of the Share Exchange Ratio and held a question and answer session, followed by advice from Stand by C, its own financial advisor, from a financial viewpoint, to conduct its review.

Having received timely reports on the process and details of the discussions and negotiations between Kobe Steel and the Company concerning the Transaction, the Special Committee held a series of discussions on the negotiation policy and other matters and gave its opinions to the Company until a final proposal on the Share Exchange Ratio was received from Kobe Steel. As such, the Special Committee was substantially involved in the negotiation process with Kobe Steel.

Through these procedures, the Special Committee conducted careful discussions and consideration on the Matters of Consultation. On May 12, 2025, the Special Committee submitted a written report to the board of directors of the Company to the effect that the Transaction will not cause disadvantage to the general shareholders of the Company with the unanimous consent of all members. A summary of the written report submitted by the Special Committee is provided below.

(a)       Details of the written report

(i)	It is evaluated that this Transaction can contribute to the enhancement of the corporate value of the Company, and its purpose is recognized as legitimate and reasonable.

(ii)	The terms of this Transaction (including the Share Exchange Ratio for Share Exchange) are considered to ensure fairness and appropriateness.

(iii)	In this Transaction, it is considered that due consideration has been given to the interests of the shareholders of the Company through fair procedures.

(iv)	In addition to (i) through (iii) above, it is considered that the decision by the Company to carry out this Transaction is not disadvantageous to minority shareholders.

(b)       Reasons for the Recommendation

1. Whether the Purpose of the Transaction is Legitimate and Reasonable (Including Whether the Transaction Contributes to the Enhancement of the Company’s Corporate Value)

The Special Committee conducted hearings and confirmed the background and process leading to this Transaction, its purpose, and the synergies expected to be obtained from it, with the Company, Daido Steel, and Kobe Steel.

The summary of these findings is as follows:

A) To date, Kobe Steel and the Company have been working on improving the profitability of the Company and streamlining the mold and tool business by strengthening their collaboration to enhance the corporate value of the Company.

B) Consequently, Kobe Steel has reached a conclusion that, in order to further enhance the corporate value of the Companies, a capital alliance should be formed between the Company and a third party capable of providing strong support for building the Company’s business foundation centered on its special steel business.

C) In this context, Kobe Steel started discussions and considerations regarding the transfer of the Company’s special steel business with Daido Steel, with which Kobe Steel had prior contacts. Through a series of discussions with Daido Steel and deliberations within Kobe Steel based on the results of such discussions, Kobe Steel decided that the best option for enhancing the corporate value of Kobe Steel and the Company was to transfer the Company’s special steel business to Daido Steel, which has strong expertise and extensive experience in the special steel business, positioning it as its core operation, and to continue to operate the iron casing business as part of the KOBELCO Group.

D) Kobe Steel and Daido Steel continued to engage in discussions, and on May 31, 2024, Kobe Steel and Daido Steel proposed to the Company the privatization of the Company and the acquisition of the Company’s special steel business by Daido Steel.

E) Although methods such as a tender offer and subsequent squeeze-out procedures were considered for privatization, it was ultimately determined that making the Company a wholly owned subsidiary through a share exchange with Kobe Steel Shares as consideration would allow minority shareholders of the Company to benefit from the overall corporate strategy of Kobe Steel, including the expected optimization of its business portfolio, and to enjoy the liquidity of Kobe Steel Shares, which are listed on the Tokyo Stock Exchange Prime Market. Kobe Steel considers this approach is desirable as it serves the interests of minority shareholders of the Company.

According to the Company, the expected synergies from this Transaction are as follows:

(i)       Cost reduction and expansion of production volumes through optimization of production allocation and layout and suppression of redundant investments the Company and Daido Steel will be able to improve production efficiency and expand production volumes and production lots by utilizing surplus capacity through the optimization of production allocation and layout. Additionally, by suppressing redundant investments, cash flow will be improved, which is expected to enhance the competitiveness of the Company’s special steel business.

(ii)       Enhanced presence and increased sales by leveraging the Daido Steel Group’s extensive domestic and overseas network

The the Company Group and the Daido Steel Group can enhance their presence and acquire new customers in their domestic business by sharing their sales networks. In the overseas business, the the Company Group will be able to promote the sales of the Company Group’s products by leveraging the Daido Steel Group’s extensive overseas network which will contribute to sales increase and improvement of services of the the Company Group

(iii)       Optimization of resources by sharing and consolidating various functions and integration of distribution functions

The plan is to optimize resources in the sales, research, procurement, logistics, and corporate functions of the the Company Group and the Daido Steel Group. Also, the two groups are considering integrating their distribution functions over the medium to long term, to promote the efficient operation of the two groups as well as to improve services and reduce costs.

Following the Transaction, the Company will be delisted, which may result in losing certain benefits typically associated with being listed, such as diversified methods of financing with the use of equity financing, enhanced credibility and positive effect on recruitment activities due to strong name recognition, and increased reliability on its finances by undergoing accounting audits. However, according to the Company, the disadvantages to the Company of being delisted is limited while the benefits gained from the Transaction are greater. This is because the Company has not engaged in equity financing since April 2000 and the disadvantage of losing access to equity financing is considered negligible. Also, the name recognition of the Company is already sufficiently strong due to its long history and business performance, and the risk of losing name recognition is low even if it is delisted, with little adverse effects on recruitment. Further, the financial reliability of the Company will be maintained as the Company will be subject to accounting audits for the consolidated financial reports of Kobe Steel and Daido Steel after the Transaction.

Based on the above explanations regarding the background, management issues, purpose, and expected synergies of the Transaction, there are no particularly unreasonable points, and the process is recognized as the result of reasonable consideration. Therefore, this Transaction can be evaluated as contributing to the enhancement of the Company’s corporate value, and its purpose is legitimate and reasonable.

2. Whether the Terms of This Transaction (Including the Share Exchange Ratio for Share Exchange) are Considered to Ensure Fairness and Appropriateness

(1) Appropriateness of the Transaction Scheme

Normally, shareholders of a wholly owned subsidiary in a share exchange can indirectly enjoy the fruits of the subsidiary’s enhanced corporate value through their investment in the parent company. However, in this Transaction, since the special steel business will be transferred to Daido Steel, this relationship does not hold, and the investment will be forcibly terminated.

In practice, transaction scheme involving forced termination of investment include a cash tender offer (for the purpose of privatization) or a share exchange. Kobe Steel responded that, due to the uncertain business environment of the Company, it would be difficult to acquire shares from shareholders for cash. Additionally, Daido Steel is not considering acquiring the iron casting business and wishes to privatize the Company, so acquiring only the Company Shares owned by Kobe Steel through a partial tender offer is also not feasible.

Given these points, the Special Committee, on the premise that changing the scheme is difficult, examined the appropriateness of the scheme including the Share Exchange, and found no unreasonable points in the transaction scheme or type of consideration, deeming it appropriate for the following reasons:

(i)	In the Share Exchange, shareholders of the Company can indirectly enjoy the expected synergies from the iron casting business through holding Kobe Steel Shares.

(ii)	Although investment in the special steel business will end, a certain premium has been added to the exchange ratio, even though the Company is expected to post operating losses for two consecutive terms, and the expected synergies from the iron casting business are fairly distributed to shareholders of the Company.

(iii)	Kobe Steel Shares to be allocated in the Share Exchange are listed on the Tokyo Stock Exchange Prime Market and are more liquid than the Company Shares, so shareholders can sell them in the market and recover their investment if they are dissatisfied with the Transaction or subsequent developments.

(2) Examination of the Share Exchange Ratio

The Special Committee considers the Share Exchange Ratio of 1:0.26 (0.26 Kobe Steel Shares for each the Company share) to be fair and reasonable for the following reasons:

(i)	The Special Committee, independent from the Company, Kobe Steel, and Daido Steel, negotiated the Share Exchange Ratio, aiming for the most favorable terms for general shareholders, ensuring a situation equivalent to an arm’s length transaction . The agreed Share Exchange Ratio was reached after several proposals from Kobe Steel, starting from an initial proposal of 1:0.22 to the final proposal of 1:0.26, following sincere negotiations.

(ii)	The consideration equivalent amount of 434 yen, calculated based on the market price of Kobe Steel Shares on the business day prior to the announcement date of this Share Exchange (May 9, 2025), exceeds the intraday high of the Company Shares during the three-year period from May 12, 2022, to May 9, 2025, except for the period from August 3, 2023 (the day after the August 2, 2023 press release titled “Notice Regarding the Recording of Extraordinary Income from the Transfer of Fixed Assets by a Subsidiary,” which may have affected the share price due to the impact of land sales), to August 3, 2024 (the day after the August 2, 2024 press release titled “Notice Regarding Revision of Consolidated Earnings Forecasts for the Second Quarter Cumulative Period and Full Year”). Therefore, the consideration is at a level where shareholders who acquired the Company Shares in the market during this period would not suffer economic disadvantage.

(iii)	Regarding the business plan of the Company, which Yamada Consulting used as a premise for calculating share value, no unreasonable assumptions were found, such as those that would result in an unreasonably low share exchange ratio.

(iv)	The Share Exchange Ratio calculated by Yamada Consulting, when compared to the share value of Kobe Steel calculated using the market price method, resulted in a range of 0.20–0.24 by the market price method, 0.03–0.12 by the comparable company analysis method, and 0.18–0.66 by the DCF method. The Share Exchange Ratio for this Share Exchange exceeds the upper limit of the ranges calculated by the market price method and the comparable company analysis method, and falls within the range calculated by the DCF method.

(v)	The Share Exchange Ratio of 0.26 shares of Kobe Steel for each share of the Company is a ratio that adds premiums of 11.0%, 20.6%, 25.6%, and 18.5%, respectively, to the ratios calculated based on the closing price on the reference date (the business day prior to the announcement date of this share exchange, May 9, 2025), the simple average of the closing prices for the most recent one month, three months, and six months. This level of premium is not inferior when compared to the premium levels in similar cases announced after the publication of the M&A Guidelines on June 28, 2019 (cases where, at the time of the organizational restructuring, the target company was a listed subsidiary of the acquirer, the acquirer was a listed company, and a premium was added to the ratio calculated based on the closing price on the record date (which is the business day before the public announcement date), as well as the simple average closing prices for each of the following periods up to the record date: one month, three months, and six months). It is recognized that an appropriate premium has been attached. In particular, the Company recorded net losses attributable to the parent company’s shareholders in the fiscal years ending March 2020, March 2021, March 2023, and March 2025, and operating and ordinary losses in the fiscal years ending March

2024 and March 2025, indicating instability in business profitability, making it difficult to expect a significant premium. Furthermore, the Company plans to announce on May 12, 2025, a “Notice Regarding the Recording of Extraordinary Losses (Impairment Losses),” and is scheduled to record an impairment loss of 7,364 million yen related to special steel production facilities and sales bases for special steel business (the “Impairment”). If this announcement is made, there is a possibility that the Company Shares price will decline accordingly, so approving a share exchange proposal that includes a certain premium based on the market price of the Company Shares before such announcement can be considered reasonably justifiable from the perspective of shareholder interests of the Company.

(Note) According to the Company, the Impairment is unrelated to the negotiations for this Transaction and was initiated based on the business situation and the auditor’s indication, with no intention to influence the Share Exchange Ratio.

Considering the above, the terms of the Transaction, including the share exchange ratio, are considered appropriate.

3. Whether Due Consideration Has Been Given to the Interests of the Company’s Shareholders Through Fair Procedures

The Company has taken the following measures to ensure the fairness of the procedures, eliminate arbitrariness and conflicts of interest in the decision-making process, and protect the interests of minority shareholders. Considering these comprehensively, it is recognized that due consideration has been given to the interests of shareholders through fair procedures.

(1) Establishment of the Special Committee

the Company established the Special Committee in connection with the consideration of this Transaction. The purpose of this committee was to eliminate any arbitrariness or risk of conflicts of interest in the decision-making process of the Company’s Board of Directors and to ensure the fairness of the process. As described below, the special committee was composed of independent members, and practical measures were taken to enhance the effectiveness of the committee. From the standpoint of increasing corporate value and protecting the interests of general shareholders, the Special Committee examined and made judgments regarding the appropriateness of the Transaction, the reasonableness of the Transaction terms, and the fairness of the procedures.

(a) Composition of Member of the Special Committee and Independence

The members of the Special Committee consist of two outside directors and one outside auditor of the Company. These members are independent from the Company, Kobe Steel and Daido Steel, and the outcome of the Transaction itself. Furthermore, their compensation consists solely of a fixed remuneration that is paid regardless of whether the Transaction is completed or not; there is no success fee contingent upon the announcement or completion of the Transaction.

In light of the above, it is considered that the independence of each member of this Special Committee is duly ensured.

(b) Granting Authority to Participate in Negotiations

The board of the Company granted the Special Committee the authority to negotiate Transaction terms with Kobe Steel and Daido Steel.

(c) Authority to Appoint External Advisors

The board of the Company allowed the Special Committee to use external advisors appointed by the Company or to appoint its own independent advisors at the Company’s expense. The Special Committee appointed Stand by C as its independent financial advisor after confirming its independence.

(d) Treatment of the Special Committee’s Judgment by the Board

The Board of Directors of the Company, in resolving to establish the Special Committee, also resolved that, with respect to decision-making regarding this Transaction, the Board would give the utmost respect to the judgments of the Special Committee. In particular, if the Special Committee determines that the terms of the Transaction are not appropriate, the Board of Directors of the Company will resolve not to approve the Transaction under such terms.

(2) Obtaining Independent Expert Advice

(a) Acquisition of a Valuation Report on the Share Exchange Ratio from a Third-Party Valuation Institution the Company appointed Yamada Consulting as a financial advisor and third-party valuation institution independent from the Company, Kobe Steel, Daido Steel, and the outcome of the Transaction. the Company requested Yamada Consulting to calculate the Share Exchange Ratio for this Share Exchange, and obtained a valuation report regarding the share exchange ratio.

(b) Acquisition of Legal Advice from a Legal Advisor

the Company appointed Anderson Mori & Tomotsune as a legal advisor independent from Kobe Steel, Daido Steel, the Company, and the outcome of the Transaction. the Company received legal advice from Anderson Mori & Tomotsune regarding the process and method of decision-making by the board of directors of the Company in relation to this share exchange, as well as other points to consider in making decisions regarding this share exchange. In addition, the Company received a legal due diligence report on Kobe Steel from Anderson Mori & Tomotsune and was provided with an explanation of its contents.

(c) Acquisition of Due Diligence Results from an Accounting and Tax Advisor the Company appointed Yamada & Partners Tax Corporation as an accounting and tax advisor independent from the Company, Kobe Steel, Daido Steel, and the outcome of the transaction. the Company received an accounting and tax due diligence report on Kobe Steel from Yamada & Partners Tax Corporation and was provided with an explanation of its contents.

(3) Absence of Undue Influence by Kobe Steel-Related Parties in Negotiations

Of the directors of the Company, the deliberation regarding this Transaction at the board of directors is being conducted by the four directors other than President and Representative Director Daisuke Ogura (who transferred from Kobe Steel to the Company in April 2023), Director Kiyohisa Kotani (who transferred from Kobe Steel to the Company in April 2024), and Director Masahito Shoji, Director (who has served as an employee of Kobe Steel and as a director of the Company since 2024 June). In addition, among the auditors of the Company, Auditor Michitaka Tanigawa (who transferred from Kobelco Construction Machinery Co., Ltd., a subsidiary of Kobe Steel, to the Company in June 2022) did not participate in the deliberation.

Furthermore, these directors and the auditor are also not expected to participate in the deliberation or resolution of the board of directors meeting to be held on May 12, 2025, regarding this Transaction.

Moreover, in order to avoid the effects of structural conflicts of interest and information asymmetry in this Share Exchange, in addition to President and Representative Director Daisuke Ogura, Director Kiyohisa Kotani, and Director Masahito Shoji, Auditor Michitaka Tanigawa has not participated in the examination, discussions, or negotiations regarding this Transaction from the standpoint of the Company.

On the other hand, with respect to the formulation of the Company’s business plan, President and Representative Director Daisuke Ogura and Director Kiyohisa Kotani were necessarily involved due to personnel circumstances at the Company, at the Company’s request. Their involvement in the process of formulating the business plan was confirmed through questions and answers with Yamada Consulting and Stand by C regarding the content and background of the business plan, and no particular issues have been pointed out.

Therefore, there appear to be no particular issues to be noted regarding the involvement of President and Representative Director Daisuke Ogura and Director Kiyohisa Kotani in the formulation of the business plan.

(4) Negotiations by the Company

the Company, in accordance with the negotiation policy pre-approved by this Special Committee, has engaged in substantive discussions and negotiations with Kobe Steel on multiple occasions regarding the Share Exchange Ratio for this Share Exchange, in order to ensure fairness from the perspective of protecting the interests of minority shareholders.

Furthermore, during these discussions and negotiations, the Special Committee has received timely reports from the Company regarding the progress and details of these discussions and negotiations. The Special Committee has also discussed policies and expressed its opinions, thereby being substantially involved in the negotiation process with Kobe Steel.

(5) Market Check

There are no agreements or arrangements between the Company and Kobe Steel that would restrict counterproposals from potential acquirers. On the other hand, at present, Kobe Steel is the controlling shareholder, holding more than 50% of the shares of the Company, and as the proposer of this Transaction, Kobe Steel is promoting the execution of the Transaction. Therefore, it cannot be said that there is a strong necessity for the Company to actively conduct a market check, and it is not considered unreasonable that no measures related to an active market check have been implemented.

(6) Majority-of-Minority Condition

the Company has not taken measures such as setting a condition for termination of the share exchange agreement in the event that, at the shareholders’ meeting, a certain number of votes (specifically, a majority of the voting rights of shareholders other than Kobe Steel) are not cast in favor of the Share Exchange—this is known as a “majority of the minority” condition.

However, in M&A transactions where the acquirer holds a high percentage of the target company’s shares, such as in the acquisition of a subsidiary by a controlling shareholder, it has been pointed out that setting a majority of the minority condition may hinder M&A transactions that contribute to the enhancement of corporate value.

With respect to this Share Exchange as well, since Kobe Steel is the controlling shareholder holding more than 50% of the total voting rights of the Company, there are concerns that setting a majority of the minority condition could have the aforementioned hindering effect. Therefore, it is not considered unreasonable that such a condition has not been set.

(7) Enhanced Information Disclosure and Process Transparency

The press release regarding the Share Exchange will provide appropriate disclosure in accordance with laws and Tokyo Stock Exchange regulations, and sufficient information will be disclosed to allow general shareholders to judge the appropriateness of the Transaction terms.

4. Whether the Decision by the Company to Carry Out the Transaction is Not Disadvantageous to Minority Shareholders

As described above, (i) the Transaction can be evaluated as contributing to the enhancement of the Company’s corporate value and is legitimate and reasonable, (ii) the terms of the Transaction, including the share exchange ratio, are fair and appropriate, and (iii) sufficient consideration has been given to the interests of minority shareholders through fair procedures. Therefore, the decision by the Company to carry out the Transaction is not considered disadvantageous to minority shareholders.

iv.	Approval by all disinterested directors of the Company and opinion of all disinterested company auditors of the Company that they have no objection

The meeting of the board of directors of the Company held on May 12, 2025 to resolve the proposal regarding the Transaction was attended by four of the seven directors of the Company, which excluded Mr. Daisuke Ogura, President and Representative Director (who was permanently transferred from Kobe Steel to the Company in April 2023), Mr. Kiyohisa Kotani, Director (who was permanently transferred from Kobe Steel to the Company in April 2024), and Mr. Masahito Shoji, Director (who has served as an employee of Kobe Steel and as a director of the Company since June 2024). Deliberations were held and a resolution for the Transaction was passed with unanimous approval. In addition to Mr. Daisuke Ogura, President and Representative Director, Mr. Kiyohisa Kotani, Director, and Mr. Masahito Shoji, Director, Mr. Michitaka Tanigawa, Company Auditor (who was permanently transferred from Kobelco Construction Machinery Co., Ltd., a subsidiary of Kobe Steel, to the Company in June 2022), did not participate in the consideration, discussion, or negotiation of the Transaction as a member of the Company. On the other hand, President and Representative Director Daisuke Ogura and Director Kiyohisa Kotani have been involved in the formulation of the Company’s business plan. This involvement was deemed essential due to personnel circumstances concerning the Company’s officers and employees. Therefore, with the approval of the Special Committee and at the request of the Company, they have participated in the formulation of the business plan.

v.	Obtaining of advice from an independent financial advisor by the Special Committee

As stated in “iii. Establishment of Special Committee with No Conflict of Interest and Obtaining of Written Report by the Company” above, the Special Committee retained Stand by C as its own financial advisor, independent of the Companies and Daido Steel, and received advice from Stand by C regarding the calculation of the Share Exchange Ratio and relevant matters. Stand by C is not a related party to the Companies and Daido Steel and does not have any material interest in the Companies or Daido Steel.

(3)	Matters concerning the appropriateness of the amount of capital and reserves of Kobe Steel, Ltd., which will become the wholly owning parent company through the Share Exchange

As a result of this Share Exchange, the amount of capital and reserves to be increased for Kobe Steel will be determined separately by Kobe Steel in accordance with the provisions of Article 39 of the Company Accounting Regulations. We have comprehensively considered and examined this treatment in light of Kobe Steel's financial condition, capital policy, and other relevant circumstances, and have determined that it is appropriate and has been decided within the scope permitted by laws and regulations.

4.	Matters to Be Referred to Regarding the Exchange Consideration

(1) Provisions of Kobe Steels Articles of Incorporation

The Articles of Incorporation of Kobe Steel stipulate, in accordance with laws and Article 14 of the Company’s Articles of Incorporation, that information is omitted from the written documents delivered to shareholders who request such delivery (documents describing matters provided electronically). However, this information is posted on the Company’s website (https://www.koshuha.co.jp/ir/syousyu/), the website for materials for the General Meeting of Shareholders (https://d.sokai.jp/5476/teiji/), and the Tokyo Stock Exchange website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

(2) Matters Regarding the Method of Monetizing the Exchange Consideration

(i) Market Where the Exchange Consideration Is Traded

Kobe Steel Shares are traded on the Prime Market of the Tokyo Stock Exchange.

(ii) Parties Who Mediate, Broker, or Act as Agents for Transactions of the Exchange Consideration

Kobe Steel Shares. are mediated, brokered, etc., by financial instruments business operators (such as securities companies) nationwide.

(iii) Restrictions on the Transfer or Other Disposal of the Exchange Consideration

　N.A.

(3) Matters Regarding the Market Price of the Exchange Consideration

Based on the business day immediately preceding the date of execution of this share exchange agreement (May 12, 2025), the average closing prices of Kobe Steel, Ltd. shares on the Prime Market of the Tokyo Stock Exchange for the periods of one month, three months, and six months (rounded to the nearest yen) are as follows:

1 month	3 months	6 months
1,628 yen	1,725 yen	1,651 yen

(4) Contents of the Balance Sheets for Each Fiscal Year Ended in the Past Five Years for Kobe Steel, Ltd.

Since Kobe Steel, Ltd. submits securities reports pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, this information is omitted.

5.       Matters Regarding the Appropriateness of Provisions on Stock Acquisition Rights Related to This Share Exchange

N.A.

6. Matters Regarding Financial Statements, etc.

(1) Contents of Financial Statements, etc. for the Most Recent Fiscal Year of Kobe Steel, Ltd.

The contents of the financial statements, etc. for the most recent fiscal year of Kobe Steel, Ltd. (fiscal year ending March 2025) are posted on the Company’s website (https://www.koshuha.co.jp/ir/syousyu/), the website for materials for the General Meeting of Shareholders (https://d.sokai.jp/5476/teiji/), and the Tokyo Stock Exchange website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show), in accordance with laws and Article 14 of the Company’s Articles of Incorporation.

(2) Details of Important Disposals of Assets, Assumption of Significant Liabilities, and Other Events Affecting the Company’s Assets After the End of the Most Recent Fiscal Year of Kobe Steel, Ltd. and the Company

(i) Kobe Steel, Ltd.

a. At the Board of Directors meeting held on May 12, 2025, Kobe Steel, Ltd. resolved to conduct a share exchange, making Kobe Steel, Ltd. the wholly owning parent company and the Company the wholly owned subsidiary, and entered into this share exchange agreement on the same day. The contents of this share exchange agreement are as described above in “2. Overview of the Share Exchange Agreement.”

(ii) Company

a.	At the Board of Directors meeting held on May 12, 2025, the Company resolved to conduct a share exchange, making Kobe Steel, Ltd. the wholly owning parent company and the Company the wholly owned subsidiary, and entered into this share exchange agreement on the same day. The contents of this share exchange agreement are as described above in “2. Overview of the Share Exchange Agreement.”

b.	b. By resolution of the Board of Directors to be held by the day before the effective date of this share exchange, the Company plans to cancel all treasury shares it holds as of the record date (including shares acquired by the Company in response to requests for share purchase by dissenting shareholders pursuant to Article 785, Paragraph 1 of the Companies Act in connection with this share exchange).

c.	On May 12, 2025, in the consolidated financial results for the fiscal year ending March 2025 (April 1, 2024 – March 31, 2025), the Company recorded an impairment loss on fixed assets as a special loss. Specifically, since March 2024, sales volume in the special steel division has remained sluggish, resulting in continued significant operating losses. Given the ongoing uncertainty in the business environment, the Company reviewed the valuation of business assets as of the end of fiscal 2024, taking into account future uncertainties, and decided to record an impairment loss of 736.4 million yen on special steel production facilities and sales bases.

Proposal 2: Approval of the Election of Seven Directors

All seven directors will complete their terms at the close of this General Meeting, and therefore, the election of seven directors is proposed.
The candidates for director are as follows.

Number	Name	Current position and responsibilities in the Company.
1	Daisuke Ogura	Representative Director and President	Reappointment
2	Shigeharu Shimono	Director, Senior Managing Executive Officer, Responsible for Group Quality Assurance and General Manager of Toyama Plant	Reappointment
3	Kenji Onodera	Director, Senior Managing Executive Officer, General Manager of Sales Division (concurrently General Manager of Osaka Branch)	Reappointment
4	Kiyohisa Kotani	Director, Executive Officer, Responsible for Group Compliance, Responsible for Audit Office, and General Manager of General Affairs and Planning Division	Reappointment
5	Masahito Shoji	Director (Part-time)	Reappointment
6	Tetsuya Miyajima	Outside Director (Part-time)	Reappointment	Outside Independent
7	Hiroyuki Nagano	Outside Director (Part-time)	Reappointment	Outside Independent

Number			Number of Company Shares Owned.
1	Daisuke Ogura	(Born on December 29, 1968.)	2,100	Reappointment

Brief biography, as well as position and responsibilities within the Company.

April 1993: Joined Kobe Steel, Ltd.
April 2015: General Manager, Wire Rod & Bar Technology Department, Kobe Works, Steel Business Division, Kobe Steel, Ltd. (concurrently serving as Manager, Bar Technology Section, Wire Rod & Bar Technology Department, Kobe Works, Steel Business Division)
April 2016: General Manager, Wire Rod & Bar Technology Department, Kakogawa Works, Steel Business Division, Kobe Steel, Ltd.
April 2018: Deputy General Manager, Kakogawa Works, Steel Business Division, Kobe Steel, Ltd.

April 2020: Deputy General Manager (Executive Officer), Kakogawa Works, Steel & Aluminum Business Division, Kobe Steel, Ltd. (concurrently serving as General Manager, Planning Office, Kakogawa Works, Steel & Aluminum Business Division)
June 2021: Executive Officer, Kobe Steel, Ltd.
April 2023: Senior Executive Officer, Assistant to the President, current company
June 2023: Representative Director and President, current company
(Current position)

Status of Material Concurrent Positions.

N.A.

Reason for Appointment

Since joining Kobe Steel, Ltd., the parent company, he has mainly been engaged in technical departments, serving as General Manager of the Wire Rod & Bar Technology Department at Kakogawa Works, Deputy General Manager of the same Works, and Executive Officer of the company. Since June 2023, he has been serving as Representative Director and President of our company. Due to his extensive experience and proven track record in the steel-related business, he has been nominated again as a candidate for Director.

Number			Number of Company Shares Owned.
2	Shigeharu Shimono	(Born on August 29, 1962. )	8,900	Reappointment

Brief biography, as well as position and responsibilities within the Company.

April 1986: Joined Kobe Steel, Ltd.

July 2012: Appointed General Manager, Equipment Department, Kakogawa Works, Steel Business, Kobe Steel, Ltd.

June 2014: Appointed General Manager, Planning Office, Kobe Works, Steel Business (concurrently serving as General Manager, Equipment Department, Kakogawa Works, Steel Business), Kobe Steel, Ltd.

April 2015: Appointed General Manager, Planning & Administration Department, Kakogawa Works, Steel Business, Kobe Steel, Ltd. October 2018: Appointed General Manager, Equipment Department, our company

June 2019: Appointed Director and Deputy General Manager, Toyama Works (concurrently serving as General Manager, Equipment Department, Toyama Works), our company

June 2020: Appointed Executive Officer, responsible for Group Quality Assurance and Deputy General Manager, Toyama Works (concurrently serving as General Manager, Equipment Department, Toyama Works), our company

April 2021: Appointed Senior Executive Officer, responsible for Group Quality Assurance and Manufacturing, and Deputy General Manager, Toyama Works (concurrently serving as General Manager, Technology Department, Toyama Works), our company

April 2023: Appointed Executive Managing Officer, responsible for Group Quality Assurance and General Manager, Toyama Works, our company

June 2023: Appointed Director and Executive Managing Officer, responsible for Group Quality Assurance and General Manager, Toyama Works, our company (Current position)

Status of Material Concurrent Positions.

President & CEO (part-time), NK Seiko Co., Ltd.

Reason for Appointment

At Kobe Steel, Ltd., the parent company, this individual has mainly been engaged in the equipment and planning management departments. At our company, after serving as the Equipment Department Manager and Technical Department Manager at the Toyama Plant, he is currently the Director and Senior Executive Officer, as well as the General Manager of the Toyama Plant. With extensive knowledge and experience in overall manufacturing, he is expected to fulfill the role of a management executive at the Toyama Plant and to provide oversight in areas such as sales, general affairs, and planning. For these reasons, he has been nominated again as a candidate for Director

Number			Number of Company Shares Owned.
3	Kenji Onodera	(Born on March 6, 1964. )	14,700	Reappointment

Brief biography, as well as position and responsibilities within the Company.

April 1987: Joined the Company

April 2010: General Manager, Section Steel Sales Department, Sales Division

April 2011: Manager, Section Steel Sales Department, Sales Division

June 2016: Manager, Tool Steel Sales Department, Sales Division

April 2017: Manager, Tool Steel Sales Department, Sales Division (also serving as Executive Officer)

June 2018: Director, Deputy General Manager of Sales Division (concurrently serving as Osaka Branch Manager)

June 2020: Executive Officer, in charge of Tool Steel-related Business and Deputy General Manager of Sales Division (concurrently serving as Osaka Branch Manager)

April 2021: Executive Officer, General Manager of Sales Division (concurrently serving as Osaka Branch Manager)

June 2021: Director and Executive Officer, General Manager of Sales Division (concurrently serving as Osaka Branch Manager)

April 2022: Director and Senior Managing Executive Officer, General Manager of Sales Division (concurrently serving as Osaka Branch Manager)

April 2025: Director and Executive Vice President, General Manager of Sales Division (concurrently serving as Osaka Branch Manager) (Current position)

Status of Material Concurrent Positions.

President and Representative Director, KAMS Co., Ltd. (part-time)

Chairman, MICROFINE TRADING (SHANGHAI) CO.,LTD (part-time)

Reason for Appointment

Since joining the company, he has mainly been engaged in the sales division, serving as General Manager of the Bar Steel Sales Department, General Manager of the Tool Steel Sales Department, and Deputy General Manager of the Sales Headquarters. He is currently serving as Director and Senior Managing Executive Officer, Head of Sales Headquarters. Due to his extensive experience within the company and his insight into the steel industry, he has been nominated again as a candidate for Director.

Number			Number of Company Shares Owned.
4	Kiyohisa Kotani	(Born on August 10, 1968.)	2,000	Reappointment

Brief biography, as well as position and responsibilities within the Company.

April 1992: Joined Kobe Steel, Ltd.

January 2007: Senior Staff Member, Welding Systems Department, Welding Company, Kobe Steel, Ltd.

April 2019: General Manager in charge, Planning and Administration Department, Welding Business Division, Kobe Steel, Ltd.

April 2022: Assigned to the Planning and Administration Department, Welding Business Division, Kobe Steel, Ltd. (Seconded to Hanshin Welding Equipment Co., Ltd.)

August 2023: Assigned to the Steel & Aluminum Business Division, Kobe Steel, Ltd. (General Manager in charge, Administration Department, General Administration & Planning Headquarters, our company)

April 2024: Executive Officer, General Manager, Administration Department, General Administration & Planning Headquarters, our company

June 2024: Director and Executive Officer, responsible for Group Compliance, responsible for Audit Office, and General Manager, General Administration & Planning Headquarters (concurrently serving as General Manager, Administration Department, same headquarters), our company

January 2025: Director and Executive Officer, responsible for Group Compliance, responsible for Audit Office, and General Manager, General Administration & Planning Headquarters, our company (Current position)

Status of Material Concurrent Positions.

N.A.

Reason for Appointment

Currently, he serves as Director and Executive Officer in charge of Group Compliance, Head of the Audit Office, and General Manager of the General Affairs and Planning Division. He possesses comprehensive knowledge of our Company’s finance and overall management. We have determined that he can be expected to fulfill the functions of an executive in the General Affairs and Planning Division, as well as the supervisory functions of a director over areas such as sales and manufacturing. For these reasons, we have continued to nominate him as a candidate for director.

Number			Number of Company Shares Owned.
5	Masahito Shoji	(Born on August 2, 1965. )	0	Reappointment

Brief biography, as well as position and responsibilities within the Company.

April 1988: Joined Kobe Steel, Ltd.

January 2004: Senior Staff Member, Steel Division, Steel General Affairs Department, Kobe Steel, Ltd.

April 2018: General Manager, Planning and Administration Department, Steel Business Division (concurrently General Manager, Compliance Department), Kobe Steel, Ltd.

April 2019: General Manager, Planning and Administration Department, Steel Business Division (concurrently Group Leader, Risk Management Group, and General Manager, Compliance Department), Kobe Steel, Ltd.

April 2021: General Manager, Administration Department, Steel & Aluminum Business Division (concurrently Group Leader, Risk Management Group, and General Manager, Internal Control & Audit Department), Kobe Steel, Ltd.

April 2024: General Manager, Planning and Administration Department, Steel & Aluminum Business Division (concurrently General Manager, Internal Control & Audit Department) (current position), Kobe Steel, Ltd.

June 2024: Director (part-time) of our company (current position)

Status of Material Concurrent Positions.

General Manager, Planning and Administration Department, Steel & Aluminum Business Division, Kobe Steel, Ltd. (concurrently serving as General Manager, Internal Control & Audit Department)

Director (Part-time), Shinko Wire Company, Ltd.

Audit & Supervisory Board Member (Part-time), Shinko Logistics, Ltd.

Reason for Appointment

After gaining experience in the administrative departments of the Steel Business Division at Kobe Steel, Ltd., the parent company, he has successively served as General Manager of the Planning and Administration Department and Head of the Risk Management Group in the Steel & Aluminum Business Division of the same company. He is currently serving as General Manager of the Planning and Administration Department (concurrently as General Manager of the Internal Control & Audit Department) in the Steel & Aluminum Business Division of the same company, as well as Director of our company. Given that he is expected to fulfill a supervisory function over the overall business operations of our company, we have continued to nominate him as a candidate for Director.

Number			Number of Company Shares Owned.
6	Tetsuya Miyajima	(Born on April 10, 1970.)	0	Reappointment	Outside Independent

Brief biography, as well as position and responsibilities within the Company.

April 1997: Registered as an attorney (Dai-ichi Tokyo Bar Association)

Joined Kajitani General Law Office

(Currently still in this position)

April 2014: Auditor, Dai-ichi Tokyo Bar Association

June 2016: Outside Director (part-time) of our company

(Currently still in this position)

December 2020: Outside Director, Nippon Chori-ki Co., Ltd.

December 2022: Outside Director and Audit & Supervisory Committee Member, Nippon Chori-ki Co., Ltd.

(Currently still in this position)

Status of Material Concurrent Positions.

Attorney, Kajitani General Law Office

Outside Director and Audit & Supervisory Committee Member, Nippon Chori-ki Co., Ltd.

Attorney, Kajitani General Law Office

Outside Director and Audit & Supervisory Committee Member, Nippon Chori-ki Co., Ltd.

Reason for Appointment

He does not have direct experience in business management; however, by utilizing his expertise as a lawyer, we expect him to provide supervision and advice on our business execution from a professional perspective, particularly with regard to strengthening the supervisory function of corporate management and promoting compliance management. For these reasons, he has been continuously nominated as a candidate for outside director.

Number			Number of Company Shares Owned.
7	Hiroyuki Nagano	(Born on October 20, 1955. )	2,300	Reappointment	Outside Independent

Brief biography, as well as position and responsibilities within the Company.

April 1978: Joined Matsushita Electric Industrial Co., Ltd. (now Panasonic Holdings Corporation)

April 2009: President and Representative Director, Panasonic Plasma Display Co., Ltd.

April 2012: Specially Appointed Professor, Department of Business Engineering, Graduate School of Engineering, Osaka University

April 2013: Professor, Organization for Research Promotion and Collaboration, University of Hyogo June 2016: Outside Director, ESPEC Corporation

June 2020: Outside Director (part-time), the Company (Current position)

April 2021: Specially Appointed Professor, Organization for Research Promotion and Collaboration, University of Hyogo

April 2024: Specially Appointed Professor, Organization for Social Value Creation, University of Hyogo (Current position)

Status of Material Concurrent Positions.

Hyogo Prefectural University, Organization for the Creation of Social Value, Specially Appointed Professor

Reason for Appointment

Based on experience in company management and as an outside director, we expect this person to provide expert advice on strengthening the supervisory functions of company management and on business operations from a technical perspective. For this reason, we have continued to consider this person as a candidate for outside director.

(Note)

1. There are no special interests between each director candidate and the Company.

2. Kobe Steel, Ltd. is a specified affiliated business entity (parent company) of the Company. The positions and responsibilities at Kobe Steel, Ltd. of candidates who are executive officers of that company or who have been executive officers within the past ten years are as stated in their respective career summaries.

3. Mr. Tetsuya Miyajima and Mr. Hiroyuki Nagano are candidates for outside director.

4. The Company has entered into a directors and officers liability insurance contract as stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. The insured under this insurance contract are the Company’s directors, auditors, and executive officers, and the Company bears the full amount of the insurance premiums. The insurance contract covers litigation costs and damages, etc., that the insured may be required to bear as a result of company lawsuits, third-party lawsuits, shareholder derivative lawsuits, and similar actions. However, as a measure to ensure the proper execution of duties by the insured, damages arising from criminal acts or similar conduct by the insured are excluded from coverage. If each candidate is elected and assumes office as a director, they will become insured under this insurance contract. The Company also plans to renew this insurance contract with the same terms at the next renewal.

5. The Company has entered into a contract with Mr. Tetsuya Miyajima and Mr. Hiroyuki Nagano to limit their liability for damages as stipulated in Article 427, Paragraph 1 of the Companies Act, with the limit of liability set at the minimum liability amount prescribed by Article 425, Paragraph 1 of the Companies Act. If the reappointment of both individuals is approved, the Company plans to continue this contract with them.

6. The Company has designated Mr. Tetsuya Miyajima and Mr. Hiroyuki Nagano as independent directors as defined by the Tokyo Stock Exchange, and if their reappointment is approved, they will continue to serve as independent directors. The Company has entered into an advisory contract with Kajitani Law Office, to which Mr. Tetsuya Miyajima belongs, but the amount of remuneration paid by the Company to the office in the most recent fiscal year was minimal, and it has been determined that there is no issue with Mr. Miyajima’s independence.

7. The term of office of Mr. Tetsuya Miyajima as an outside director of the Company will be nine years as of the conclusion of this General Meeting.

8. The term of office of Mr. Hiroyuki Nagano as an outside director of the Company will be five years as of the conclusion of this General Meeting.

In addition, regarding matters to be stated in proposals for the election of directors as prescribed in Article 74 of the Ordinance for Enforcement of the Companies Act, there are no other special matters to be noted.

Proposal 3: Approval of One Substitute Auditor

The effectiveness of the appointment of Mr. Naoki Haruyama, who was elected as a substitute Audit & Supervisory Board Member at the 99th Annual General Meeting of Shareholders held on June 21, 2024, is set to expire at the commencement of this General Meeting. Therefore, in preparation for the possibility that the number of outside Audit & Supervisory Board Members required by law may not be met, we hereby request the election of one substitute Audit & Supervisory Board Member.

Please note that, with respect to this appointment, it may be revoked by a resolution of the Board of Directors with the consent of the Audit & Supervisory Board, provided that such revocation occurs before the appointee assumes office.

Furthermore, the consent of the Audit & Supervisory Board has been obtained regarding this proposal.

The candidate for substitute Audit & Supervisory Board Member is as follows.

Number of Company Shares Owned.
Hiroyuki Nagano	(Born on October 20, 1955. )	0株

Brief biography, as well as position and responsibilities within the Company.

October 1990: Joined Asahi Shinwa Accounting Firm (now KPMG AZSA LLC)

March 1993: Registered as a Certified Public Accountant

April 2004: Financial Services Agency, Certified Public Accountants and Auditing Oversight Board, Inspector of Certified Public Accountant Audits

May 2007: Employee (now Partner) at AZSA LLC (now KPMG AZSA LLC)

July 2022: Director, Haruyama Certified Public Accountant Office (current position)

February 2024: Outside Audit & Supervisory Board Member, Noda Corporation (current position)

June 2024: Auditor, Novartis Foundation (current position)

Status of Material Concurrent Positions.

Director, Haruyama Certified Public Accountant Office Outside Audit & Supervisory Board Member, Noda Corporation Auditor, Novartis Foundation for the Promotion of Science

Reason for Appointment

Although he does not have direct experience in company management, he possesses extensive experience and knowledge gained from many years of working at an audit firm as a certified public accountant. We have therefore determined that he is capable of appropriately performing audit duties regarding the execution of our company’s operations, and have nominated him as a substitute candidate for Outside Audit & Supervisory Board Member.

 Notes:

1. There are no special interests between the candidate and the Company.

2. Mr. Naoki Haruyama is a substitute candidate for Outside Audit & Supervisory Board Member.

3. If Mr. Naoki Haruyama assumes the position of Audit & Supervisory Board Member, the Company plans to enter into a contract with him to limit his liability for damages as stipulated in Article 427, Paragraph 1 of the Companies Act, with the limit of liability for damages under such contract set at the minimum liability amount prescribed in

Article 425, Paragraph 1 of the Companies Act.

4. The Company has entered into a directors and officers liability insurance contract with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act. The insured persons under this insurance contract are the Company’s directors, Audit & Supervisory Board Members, and executive officers, and the Company bears the full amount of the insurance premiums. This insurance contract covers litigation expenses and damages, etc., that the insured persons may be required to bear as a result of company lawsuits, third-party lawsuits, derivative lawsuits, and similar actions. However, as a measure to ensure the proper execution of duties by the insured persons, damages arising from criminal acts or similar conduct by the insured persons are excluded from coverage. If Mr. Naoki Haruyama assumes the position of Audit & Supervisory Board Member, he will be included as an insured person under this insurance contract. The Company also plans to renew this insurance contract with the same content at the next renewal.

END

(For Reference) The Board Structure and Main Experience of Each Officer in the Event the Proposal for the Election of Directors and Audit & Supervisory Board Members is Approved.

Name	Director or Auditor after the approval of the proposals	Outside / Independent Officer	Planning / Business Management	Sales / Marketing Technology Development	Facility Engineering / Manufacturing	Finance / Accounting	Legal Affairs	Experience in Other Industries Expertise
Daisuke Ogura	Representative Director and President (Executive Director)		○		○
Shigeharu Shimono	Director (Executive Director)		○		○
Kenji Onodera	Director (Executive Director)		○	○
Kiyohisa Kotani	Director (Executive Director)		○			○
Masahito Shoji	Director (Non-Executive Director)		○
Tetsuya Miyajima	Director (Non-Executive Director)	Outside Independent					○	○
Hiroyuki Nagano	Director (Non-Executive Director)	Outside Independent	○		○			○
Hisato Murakoshi	Auditor (full time)		○			○		○
Waichiro Takao	Auditor (part time)	Outside Independent					○	○
Michitaka Tanigawa	Auditor (part time)	Outside	〇			○		○

Note: The above table does not represent all of the expertise possessed by each individual.

Business Report

(	From April 1, 2024 To March 31, 2025)

1. Matters Concerning the Current State of the Group

(1) Progress and Results of Business

During the fiscal year under review, the Japanese economy continued to recover moderately, with improvements in the employment and income environment and a recovery in capital investment. On the one hand, the outlook remains uncertain, with continued inflation and concerns about an economic slowdown due to the impact of U.S. tariff policy.

In this economic environment, sales in Our Group remained low due to sluggish demand in key sectors such as automobiles and construction machinery, and changes in the external environment such as inventory adjustments in the supply chain. In addition to falling prices of raw materials and fuels, we continued our efforts to improve sales prices and reduce fixed costs, but demand remained weak and the profit and loss situation remained severe.

As a result, net sales for the fiscal year under review were 36,774,000,000 yen (up 0.4% from the previous fiscal year), business loss 787 million yen (1635 million yen for business loss in the previous fiscal year), and ordinary loss was 728 million yen (1585 million yen for ordinary loss in the previous fiscal year). In addition, Our Company and Kams Co., Ltd, a consolidated subsidiary, recorded an impairment loss on non-current assets, resulting in a net loss attributable to owners of parent of 7738 million yen (6612 million yen of net income attributable to owners of parent in the previous fiscal year).

We regret to inform you that we will not pay dividends for the current fiscal year in consideration of our business performance and financial position. We sincerely apologize to our shareholders for any inconvenience caused. Thank you for your understanding.

Business results by business segment are as follows.

(i) Status by Business Unit

[Specialty Steel Division]

Although sales volume of tool steel and special alloys increased and sales volume of bearing steel and special alloys decreased, and the variety composition of tool steel and special alloys deteriorated, net sales increased by 3.2% to \28,616,000,000. In terms of profit or loss, business loss stood at \849 million (business loss stood at \1508 million in the previous fiscal year), falling short of covering the decrease in volume of bearing steel and the deterioration in the variety composition of tool steel and special alloys, despite reductions in fixed costs and a decline in raw material and fuel prices.

[Cast Iron Division]

Net sales in the automotive and construction machinery sectors decreased by 8.3% year-on-year to 8158 million yen. In terms of profit and loss, despite a decrease in sales volume, operating profit's sales amounted to ¥62 million (compared to ¥127 million in business loss in the previous fiscal year) due to an improvement in sales prices, a reduction in fixed costs and a decrease in raw material and fuel prices.

(ii) Sales by Business Unit

(Amount: 1 million yen)
Side		Fiscal year ending 99		Fiscal year ending 100		Rate of change (%)
		Sales amount	Percentage (%)	Sales amount	Percentage (%)
Special Steel	Tool Steel	12,174	33.2	13,344	36.3	9.6
	special alloy	9,797	26.8	10,095	27.4	3.0
	bearing steel, etc.	5,749	15.7	5,176	14.1	△10.0
	Subtotal	27,721	75.7	28,616	77.8	3.2
cast iron		8,893	24.3	8,158	22.2	△8.3
Sum		36,614	100.0	36,774	100.0	0.4
(Of the above, export amount)		(4,187)	(11.4)	(5,658)	(15.4)	(35.1)

(2) Issues to be addressed

Our Group has formulated the Group Medium-Term Management Plan "Contributing to the creation of a society in which people and the environment are harmonious by providing attractive products" based on the management philosophy (FY 2024 to FY 2026) to ensure sustainable business continuity.

We assume that the business environment surrounding us will continue to be uncertain due to concerns about the declining birthrate and aging population, rising geopolitical risks, and declining demand due to the impact of inflation and monetary tightening. We will strive to strengthen our management base to achieve sustainable growth despite the rapidly changing business environment.

Our Company is committed to the following three basic policies.

*Portfolio Transformation

In the Specialty Steel segment, in addition to maintaining a solid market share in the mature tool steel market, we will focus our management resources on our distinctive feature, “small-lot and multi-variety support, ” and expand sales of high-performance materials used in the "semiconductors, healthcare, energy, defense space" segment, which is expected to grow in the future, to strengthen our earning power.

In the Cast Iron segment, we aim to expand orders for high-difficulty, high-value-added products by further enhancing our “technical and proposal capabilities, ” building partnerships with customers and jointly resolving issues.

*Strengthening the Business Base

To enhance quality and cost competitiveness, we will promote the enhancement of special melting, automation of manufacturing facilities, capital investment in inspection equipment, etc., and digitization of operating results. In addition, we will accelerate portfolio transformation by developing new products, manufacturing technology for difficult-to-process materials, and improving facility productivity.

*Promoting Sustainable Management

Aiming to achieve carbon neutrality by 2050, we will reduce CO2 emissions. In addition, we will contribute to the sustainability management of our customers by recycling raw materials and making environmentally friendly products and by supplying attractive products.

In addition, we will strengthen our safety activities, environmental protection, disaster prevention measures, and risk management systems, keeping in mind the KOBELCO Group Corporate Philosophy, "KOBELCO's Three Commitments and Six Pledges." In addition, we will create an environment in which diverse human resources can exercise their abilities, and we will also improve operational efficiency and productivity through digitalization.

We look forward to your continued support.

(3) Changes in Assets and Income

(i) Assets and Income of the Group

Segregation	97 (FY 2021)		The 98 th Period (FY 2022)		The 99 th Period (FY 2023)		The 100 th Period (FY 2024) (Current Consolidated Fiscal Year)
Sales	41,714	JPY 1 million	44,551	JPY 1 million	36,614	JPY 1 million	36,774	JPY 1 million
Ordinary profit or Ordinary loss	583	JPY 1 million	866	JPY 1 million	△1,585	JPY 1 million	△728	JPY 1 million
Net income attributable to owners of parent Net loss (Deduction)	417	JPY 1 million	△150	JPY 1 million	6,612	JPY 1 million	△7,738	JPY 1 million
Net income per share Net loss (loss)	28.50	yen	△10.30	yen	451.21	yen	△528.09	yen
Total assets	39,335	1 million yen	41,998	JPY 1 million	38,958	JPY 1 million	32,123	JPY 1 million
Net assets	15,259	JPY 1 million	15,136	JPY 1 million	21,768	JPY 1 million	13,661	JPY 1 million

(ii) Status of Assets and Profit and Loss of Our Company

Segregation	97 (FY 2021)		The 98 th Period (FY 2022)		The 99 th Period (FY 2023)		The 100 th Period (FY 2024) (Current term)
Sales	27,794	1 million yen	30,039	JPY 1 million	25,218	JPY 1 million	25,673	JPY 1 million
Ordinary profit or Ordinary loss	505	JPY 1 million	917	JPY 1 million	4,551	JPY 1 million	△601	JPY 1 million
Net income or Net loss (-)	66	1 million yen	798	JPY 1 million	5,259	JPY 1 million	△7,194	JPY 1 million
Net income per share Net loss (loss)	4.55	Yen	54.46	yen	358.90	yen	△490.98	yen
Total assets	30,822	1 million yen	33,092	1 million yen	32,675	JPY 1 million	25,487	JPY 1 million
Net assets	14,006	JPY 1 million	14,807	JPY 1 million	20,031	JPY 1 million	12,082	JPY 1 million

(4) Capital Expenditures

The total amount of capital expenditures by the Group during the fiscal year under review was 968 million yen, mainly comprising 59 million yen for the expansion of automated centerless machines in Our Company.

(5) Status of Financing

Capital investment funds of the Group during the current fiscal year were used for own funds and borrowings. The Group did not raise funds by capital increase, debenture issue, etc.

(6) Main Business (as of March 31, 2025)

Specialty Steel Division	:	Manufacture and sale of tool steel, special alloy, and bearing steel products (steel wire, wire rod, bar, forged steel, secondary processing products, etc.)
Cast Iron Division	:	Manufacture and sale of special casting products such as automotive parts, construction machinery and industrial machinery parts

(7) Principal offices and factories (as of March 31, 2025)

Specialty Steel Division	Company Head Office	: 10 -5, Iwamoto-cho 1-chome, Chiyoda-ku, Tokyo
	Branch office	: Osaka (Osaka City, Osaka Prefecture)
: Nagoya (Seto City, Aichi Prefecture)
	Manufacturing facility	:Toyama Factory (Imizu City, Toyama Prefecture)
	Kams Co., Ltd.	: Head office plant (Ota City, Gunma Prefecture)
: Seto plant (Seto City, Aichi Prefecture)
Cast Iron Division	Koshuha Foundry Co., Ltd.	Main Factory (Hachinohe City, Aomori Prefecture)

(8) Employees (as of March 31, 2025)

(i) Employees of the Group

Name of Division	Number of Employees	Increase (decrease) in allowance for doubtful accounts
Special Steel	729	4
Cast Iron	359	*6 persons
Sum	1,088 persons	*2 persons

(ii) Status of Our Company Employees

Number of Employees	Increase (decrease) in allowance for doubtful accounts	Average age	Average years of service
507	7 persons	42 years 8 months	15 years 5 months

Note: The above number of employees does not include 26 seconded employees.

(9) Significant Subsidiaries and Parent Companies (as of March 31, 2025)

(i) Status of Parent Company

The parent company of Our Company is Kobe Steel, Ltd., which owns 51.69% of Our Company. We purchase raw materials from the company and sell special steel products to the company.

The purchase of raw materials is determined by negotiating prices in consideration of prevailing market prices.

The sale of specialty steel products is determined by negotiating prices in consideration of market prices and total costs.

Our Company Board of Directors has determined that these transactions were undertaken in the final decision making independently of the parent company and would not harm the interests of Our Group.

In addition, one director has been appointed from the Company.

(ii) Significant Subsidiaries

Company name	Amount of Capital		Ratio of Voting Rights	Main Business
Koshuha Foundry Co., Ltd.	400	1 million yen	100%	Manufacture and sale of cast iron products
Kams Co., Ltd.	300		100	Processing and sale of various steel materials, heat treatment and surface treatment of metals, and manufacture and sale of standard cutting tools and standard mold parts
NK Seikou Co., Ltd.	80		100	Heat treatment and processing of metals, manufacture and sale of forgings
MICROFINE TRADING (SHANGHAI) CO.,LTD	800	1000 yuan	100	Wholesale, import, export and after-sales service of steel products, alloy materials and metal products
Tohoku Core Center Co., Ltd.	10	1 million yen	(100)	Production of core for casting and processing of cast iron products

Notes: 1. The significant subsidiaries listed above, excluding MICROFINE TRADING (SHANGHAI) CO.,LTD are consolidated subsidiaries.

Tohoku Core Center Co., Ltd. is an indirect subsidiary through Koshuha Foundry Co., Ltd., and the ratio of voting rights as an indirect subsidiary is shown in parentheses.

(10) Major lenders and loan amounts of Our Company (as of March 31, 2025)

Lenders	Loan Balance
KOBELCO FINANCIAL CENTER, LTD.	5,635	1 million yen

(11) Other Important Matters Concerning the Current State of the Group

The company, at the extraordinary meeting of the Board of Directors held on May 12, 2025 (hereinafter referred to as "the said date"), resolved to implement a share exchange (hereinafter referred to as "this Share Exchange") with Kobe Steel, Ltd. (hereinafter referred to as "Kobe Steel") and our company (hereinafter, Kobe Steel and our company are collectively referred to as "both companies"), whereby Kobe Steel will become the wholly owning parent company and our company will become the wholly owned subsidiary through the share exchange, scheduled for February 2, 2026. On the same day, both companies entered into a share exchange agreement (hereinafter referred to as "this Share Exchange Agreement").

Additionally, on the same day, at the meetings of the Boards of Directors of both companies and Daido Steel Co., Ltd. (hereinafter referred to as "Daido Steel"), it was decided, subject to the effectiveness of this Share Exchange, that our company will make an in-kind dividend (hereinafter referred to as "this In-kind Dividend") to Kobe Steel, consisting of the common shares of Koshuha Foundry Co., Ltd., a consolidated subsidiary of our company, and assets held by our company related to the cast iron business. Furthermore, it was decided, subject to the effectiveness of this Share Exchange and the implementation of this In-kind Dividend, that Kobe Steel will transfer shares of our company to Daido Steel, and on the same day, Kobe Steel and Daido Steel entered into a share transfer agreement.

It should be noted that this Share Exchange is subject to obtaining approvals and permits from the Japan Fair Trade Commission and other relevant domestic authorities. For Kobe Steel, the share exchange will be conducted through a simplified share exchange procedure that does not require approval by a resolution of the general meeting of shareholders, pursuant to Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, including subsequent amendments). For our company, a proposal regarding this Share Exchange Agreement is scheduled to be submitted at the 100th Annual General Meeting of Shareholders to be held on June 24, 2025.

Furthermore, prior to the effective date of this Share Exchange (scheduled for February 2, 2026), the common shares of our company are scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange on January 29, 2026 (with the final trading day being January 28, 2026).

2. Overview of Our Company (as of March 31, 2025)

(1) Matters relating to Shares

(i) Total Number of Authorized Shares	24 million shares
(ii) Total number of issued shares	14,653,832 shares

(Excluding 33,785 shares of treasury stock)

(Note) The number of treasury stock includes 100 forgotten shares.

(iii) Number of shareholders	9,514

(iv) Major shareholders

Name of Shareholder	Number of Shares		Percentage of Shares
Kobe Steel, Ltd.	7,575	1000 shares	51.69%
Tetsuhiro Ono	302		2.06
ASAI SANGYO CO.,LTD.	271		1.85
JEFFERIES LLC-SPEC CUST AC FBO CUSTOMER	175		1.19
Mineo Ishii	166		1.13
Okaichi Inc.	123		0.83
Kazuyasu Kato	122		0.83
Ryosaku Hayashi	118		0.80
Mitsuru Ozaki	111		0.75
Rakuten Securities, Inc.	73		0.50

Note: Shareholding ratios are calculated after deducting treasury stock (33000 shares) and are rounded down to the second decimal place.

(2) Status of Company Officers

(i) Directors and Audit & Supervisory Board Members (as of March 31, 2025)

Appointment	Name	Assignee and Status of Material Concurrent Positions.
President and Director (Representative Director)	Daisuke Ogura
Director and Senior Managing Executive Officer	Shigeharu Shimono	In charge of Group Quality Assurance and General Manager of Toyama Factory Representative Director and President, NK Seiko Co., Ltd. (Part-time)
Director and Managing Executive Officer	Kenji Onodera	General Manager, Sales Division (and General Manager, Osaka Branch) Representative Director and President, KAMS CO., LTD. (part-time) Chairperson, MICROFINE TRADING (SHANGHAI) CO.,LTD (part-time)
Director and Executive Officer	Kiyohisa Kotani	In charge of Group Compliance, in charge of the Audit Office, and General Manager of the General Affairs Planning Division
Director (Part-time)	Masahito Shoji

Kobe Steel, Ltd., Steel & Aluminum Business Unit

General Manager, Planning & Administration Dept., General Manager, Internal Control & Audit Dept.

Shinko Steel Co., Ltd. Director (Part-time)

Corporate Auditor, Shinko Logistics Co., Ltd. (Part-time)

Outside director (Part-time)	Tetsuya Miyajima	KAJITANI, Attorney-at-Law, partner law firm Audit and Supervisory Committee Member, Outside Director, Nippon Kitchen Co., Ltd.
Outside director (Part-time)	Hiroyuki Nagano	Adjunct Professor, Institute for Social Value Creation, University of Hyogo
Corporate Auditor (Full time)	Hisato Murakoshi	Audit & Supervisory Board Member, Koshuha Foundry Co., Ltd. (part-time) Audit & Supervisory Board Member, KAMS Co., Ltd. (part-time)
Outside Audit & Supervisory Board Member (Part-time)	Waichiro Takao	law firm partner, Esq. Reemployment Surveillance Commission Reemployment Inspector (Cabinet Office, part-time)
Outside Corporate Auditor (Part-time)	Michitaka Tanigawa

Notes: 1. Tetsuya Miyajima and Hiroyuki Nagano are outside directors as stipulated in Article 2, Item 15 of the Companies Act.

2.	Waichiro Takao and Michitaka Tanigawa are outside auditors as stipulated in Article 2, Item 16 of the Companies Act.

3.	Our Company has designated Mr. Tetsuya Miyajima and Mr. Hiroyuki Nagano as independent directors in accordance with the regulations of the Tokyo Stock Exchange, Inc.

4.	Audit & Supervisory Board Member Mr. Michitaka Tanigawa has been involved in the accounting department of Kobe Steel, Ltd., which is the parent company of the Company, and the financial department of Kobelco Construction Machinery Co., Ltd., which is a subsidiary of the parent company, for many years and has considerable knowledge of accounting.

5.	The officers who retired during the fiscal year are as follows.
Position at the time of retirement	Name	Position and Status of Material Concurrent Positions.	Date of resignation
Director Managing Executive Officer	Hisato Murakoshi

Responsible for Group Compliance, Audit Office, and General Manager of General Affairs and Planning Division

Audit & Supervisory Board Member of Koshuha Foundry Co., Ltd. (part-time)

Audit & Supervisory Board Member of KAMS Co., Ltd. (part-time)

June 21, 2024 Retirement upon Expiration of Term of Office
Director (Part-time)	Isao Sanshi	Group Head, Planning & Control Department, Steel & Aluminum Division, Kobe Steel, Ltd.	June 21, 2024 Resignation due to expiration of term of office
Corporate Auditor (Full-time)	Yasuaki Kurushima		June 21, 2024 Retirement by resignation

6.	Changes in the position, responsibilities and important concurrent positions of directors and executive officers effective April 1, 2025 are as follows.

Appointment	Name	Positions and Status of Material Concurrent Positions.
Director Senior Managing Executive Officer	Kenji Onodera	General Manager, Sales Division (and General Manager, Osaka Branch) Representative Director and President, KAMS CO., LTD. (part-time) Chairperson, MICROFINE TRADING (SHANGHAI) CO.,LTD (part-time)
Outside Audit & Supervisory Board Member (Part-time)	Waichiro Takao	law firm partner, Esq.

7.	On March 31, 2025, Audit & Supervisory Board Member Mr. Kazuichiro Oo retired from his position as reemployment inspector (part-time) of the Reemployment Surveillance Commission (Cabinet Office).

8.	Our Company, Directors Tetsuya Miyajima and Hiroyuki Nagano, and Audit & Supervisory Board Members have entered into agreements to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability for damages under these agreements is the amount provided for in Article 425, Paragraph 1 of the Companies Act.

9.	Our Company has entered into a liability insurance contract with insurance company as stipulated in Article 430 - 3, Paragraph 1 of the Companies Act. The scope of persons insured under this insurance contract is directors, auditors and executive officers of Our Company, and all of the premiums for this insurance contract are borne by Our Company. This insurance contract covers litigation expenses and compensation for damages, etc. which will be borne by the insured due to corporate actions, third party actions, shareholder representative actions, etc. As a measure to ensure that the appropriateness of the insured's execution of duties is not impaired, the insurance contract does not cover damages, etc. arising from criminal acts, etc. by the insured.

(ii) Remuneration, etc. of Directors and Corporate Auditors

a. Policy on Determining the Details of Remuneration for Officers, etc.

At the Board of Directors meeting held on February 18, 2021, Our Company resolved the policy on determining the details of remuneration, etc. for each individual Director, and confirmed that the remuneration, etc. for each individual Director for the relevant business year is consistent with the said policy.

The details of the policy on determining the details of remuneration, etc. for each individual Director are as follows.

1. Basic Policy

Our Company's basic policy is to clarify responsibilities for results in terms of performance, fluctuate according to profit levels so as to function as an incentive for the sustainable improvement of corporate value, and set an appropriate level of remuneration system based on each position. Specifically, the remuneration for executive directors consists of basic remuneration and performance-linked remuneration in accordance with business performance. Outside directors and non-executive directors who perform supervisory functions have only basic remuneration in view of their duties.

2. Policy on Determining the Amount of Compensation for Each Individual in Basic Remuneration (Monetary Remuneration) (including policies on determining the timing or terms of compensation awards.)

The basic remuneration for the directors of Our Company is fixed monthly remuneration, which shall be determined based on advice from independent outside directors by comprehensively taking into consideration the level of other companies, the size of Our Company, the level of salaries for employees, whether they are full - time or part - time workers, and their status as directors as well as other relevant factors, depending on the position.

3. Policy on Determining the Contents and the Calculation Method of Performance-linked Remuneration (Monetary Remuneration) (including policies on determining the timing or terms of compensation awards.)

The performance-linked remuneration for executive directors of Our Company will be paid as monthly remuneration in an amount calculated based on the ordinary profit and loss of Our Company in the previous fiscal year, for the purpose of raising awareness about the improvement in business performance in each fiscal year. The target amount, etc. shall be set based on the Medium-term Management Plan, etc., and revised as appropriate based on the advice of the Independent Outside Directors in response to changes in the environment.

More specifically, the base amount of remuneration for each position, which was established by comprehensively taking into consideration the business size and performance level of Our Company as well as the position, responsibilities, and salary of the employee, will be set as performance-linked remuneration after establishing a certain range of base profits and increasing it by a certain percentage (2% to 10%) in accordance with the level of the previous year's profit exceeding the said base profit, or decreasing it by a certain percentage (△5%) or more if it is lower than the said base profit.

4. The ratio of the amount of basic remuneration and performance-linked remuneration to the amount of remuneration for each individual Director is as shown in the following table.

*Base ratio of basic remuneration to performance-linked remuneration

Position	Base Compensation	Performance-linked Compensation	Remarks
President and Representative Director	3%	97%	If the performance exceeds the standard profit, the standard compensation amount of performance-linked compensation will be increased by 2~10%, and if it falls below the standard profit, it will be decreased by 5% or more.
Director and Senior Managing Executive Officer	4%	96%
Director and Managing Executive Officer	5%	95%
Director and Managing Executive Officer	6%	94%
non-executive director	100%	0%

5. Matters concerning determination of the content of remuneration, etc. for each individual director

The remuneration for each individual director shall be proposed to the Board of Directors by the Representative Director and President, taking into consideration the above various policies and advice of Independent Outside Directors, and shall be determined by a resolution of the Board of Directors.

a. The amount of remuneration, etc. for directors and auditors pertaining to the current business year

Title	Number	Total Amount per Fee	Total Amount by Type of Fee
			Basic Fee	Performance-linked Fee
Director (internal/external director)	7 (2 persons)	92.07 million yen (9.6 million yen)	14.4 million yen (9.6 million yen)	77.67 million yen (-)
Corporate Auditor (Internal Auditor)	4 (2 persons)	29.04 million yen (8.88 million yen)	29.04 million yen (8.88 million yen)	- (-)
Sum (Outside Officers)	11 (4 persons)	121.11 million yen (18.48 million yen)	43.44 million yen (18.48 million yen)	77.67 million yen (-)

Notes: 1. The above figures include one (1) Director and one (1) Corporate Auditor who retired at the conclusion of the 99 Ordinary General Meeting of Shareholders held on June 21, 2024.

2.	The number of Directors is excluding two (2) Directors with no compensation (one (1) of whom retired at the conclusion of the 99 Ordinary General Meeting of Shareholders).

3.	Audit & Supervisory Board Member Hisato Murakoshi assumed the office of Audit & Supervisory Board Member after retiring from the position of Director at the conclusion of the 99 th Ordinary General Meeting of Shareholders held on June 21, 2024. The payment amount and the number of Audit & Supervisory Board Members are included in Audit & Supervisory Board Member's tenure and Director's tenure.

4.	The performance indicators for performance-linked compensation are set as standard income based on a range of ordinary income (1 billion yen to 1.6 billion yen) from the previous fiscal year. Although ordinary income was 4,551 million yen in the previous fiscal year, the amount excluding the 5.5 billion yen dividend received from HF Precision Co., Ltd., a consolidated subsidiary, is deemed as ordinary income for the fiscal year, and performance-linked compensation is reduced by a certain amount from the standard compensation amount. The reason for selecting this indicator is to raise awareness of improving business performance in each fiscal year. The base compensation amount has been set for each position by comprehensively taking into consideration Our Company's business size, performance level, and the levels of position, job responsibilities, and employee salaries.

5.	The limit on the amount of compensation for directors was resolved at the 65 Ordinary General Meeting of Shareholders held on June 28, 1990 to be within 245 million yen per year (Salary for employees is not included). The number of directors at the conclusion of this General Meeting of Shareholders is 13.

6.	The maximum amount of remuneration for Audit & Supervisory Board Members was resolved at the 69 Ordinary General Meeting of Shareholders held on June 29, 1994 to be within 44 million yen per year. The number of Audit & Supervisory Board Members at the conclusion of this General Meeting of Shareholders is four.

(3) Matters relating to Outside Officers

(i) Status of Material Concurrent Positions. of other corporations and the relationship between Our Company and the relevant other corporation

*Tetsuya Miyajima, an Outside Director, is an attorney at law of partner Corporation of Kajitani Sogo law firm Co., Ltd., and is an Outside Director and Audit & Supervisory Committee Member of Nihon Chouki Co., Ltd. Our Company has entered into an advisory contract with Kajitani Sogo law firm Co., Ltd. However, the amount of remuneration paid by Our Company is insignificant compared to the size of this firm, and there are no matters that affect the independence of Outside Officers. There is no special relationship between Nippon Koshuha Steel Co., Ltd and Our Company

*Outside Director Hiroyuki Nagano is a specially appointed professor at the Institute for the Creation of Social Value, Hyogo Prefectural University. There is no special relationship between the University and Our Company.

*Mr. Waichiro Takao, Outside Audit & Supervisory Board Member, is a partner lawyer at Nagasawa General law firm. There is no special relationship between Nagasawa Sogo law firm and Our Company.

(ii) Main Activities during the Fiscal Year

Attendance Status, Speech Status, and Overview of Duties Performed Regarding the Roles Expected of Outside Directors
Tetsuya Miyajima, Outside Director	He attended 20 of the 21 meetings of the Board of Directors and actively expressed his opinions mainly from his experience and insight cultivated as an attorney. In particular, he plays an appropriate role to ensure the appropriateness and appropriateness of decision making by providing advice, etc. from a professional standpoint, on the enhancement of supervisory functions of company management and compliance management, etc.
Hiroyuki Nagano, Outside Director	He attended 21 of the 21 meetings of the Board of Directors and actively expressed his opinions based on his extensive corporate management experience and deep insight at other companies. In particular, he fulfills an appropriate role to ensure the appropriateness and appropriateness of decision making by providing advice, etc. from a professional standpoint on the enhancement of the supervisory function of company management and the business management from a technical standpoint.
Waichiro Takao, Outside Corporate Auditor	The Board of Directors attended 20 of the 21 meetings and the Board of Corporate Auditors attended 14 of the 15 meetings. At meetings of the Board of Directors, the Company makes statements to ensure that the duties of directors are executed properly from the viewpoint of the high level of expertise cultivated as an attorney. At meetings of the Board of Corporate Auditors, the Company makes statements as necessary.

Michitaka Tanigawa, Outside Corporate Auditor	The Company attended 20 of the 21 meetings of the Board of Directors and 15 of the 15 meetings of the Board of Corporate Auditors. At meetings of the Board of Directors, the Company provides advice to Our Company management and makes statements to ensure that the duties of directors are executed appropriately from an objective viewpoint based on their many years of experience in finance and accounting. At meetings of the Board of Corporate Auditors, the Company makes necessary statements as appropriate.

(4) Independent Auditor

(i) Name KPMG AZSA LLC

(ii) Amount of Remuneration, etc.

Segregation	Amount of Payment
Amount of Remunerations for Accounting Auditors for the Current Business Year (Note)	50 million yen
Total amount of money and other property benefits to be paid by Our Company and its subsidiaries to the independent auditors	50 million yen

(Note) In the audit agreement between Our Company and the accounting auditor, the amount of audit fees for audits conducted based on the Companies Act and audits conducted based on the Financial Instruments and Exchange Act are not separated, nor can they be substantially separated. Therefore, the above amounts are the total of these amounts.

(iii) Reasons for the Board of Corporate Auditors' Agreement on Compensation for Accounting Auditors

KPMG AZSA LLC, the accounting auditor, explained the audit hours and the basis for the calculation of the amount of compensation estimated from the distribution plan related to the audit plan for the current fiscal year, which were determined to be reasonable in light of the detailed and clear relationship between the audit services and the compensation.

(iv) Description of non-audit services

N.A.

(v) Policy for Determining Dismissal or Refusal to Reelect Accounting Auditors

Our Company's Board of Corporate Auditors dismisses an accounting auditor with the unanimous consent of all corporate auditors if the accounting auditor is deemed to fall under any of the items described in Article 340, Paragraph 1 of the Companies Act.

If the accounting auditor is deemed to be unable to perform the accounting audit appropriately or otherwise deems it necessary, the Board of Corporate Auditors shall determine the contents of the proposal for dismissal or refusal of reappointment of the accounting auditor.

The amounts and the number of shares stated in the Business Report are rounded down to the nearest unit.

Consolidated Balance Sheet

(As of March 31, 2025)
Subjects	Sum		Items	Sum
Assets	32,123	1 million yen	Liabilities	18,461	1 million yen
Current assets	26,791		Current liabilities	15,146
Cash and deposits	158		Notes and accounts payable-trade	2,752
Deposits	46		Electronically recorded obligations	3,216
Bill receivable	1,567		Call money	7,012
Accounts Receivable	6,364		Long-term borrowings (Repayment within one year)	32
Widget	3,279		Arrears	145
Work in Progress	6,890		accrued expense	1,151
Raw Materials and Supplies	7,713		Income taxes payable	27
Miscellaneous	772		Provision for bonuses	333
Allowance for Credit Losses	△1		Notes payable to non-operating	168
Fixed asset	5,331		Miscellaneous	306
Property, plant and equipment	3,429		Fixed liabilities	3,315
Buildings and structures	984		Long-term borrowings	197
Machinery, equipment and vehicles	683		Provision for directors' retirement benefits	38
Land	1,647		Retirement benefit liability	3,006
Construction in progress	27		Miscellaneous	73
Miscellaneous	85		Net assets	13,661
Intangible asset	35		Shareholders' equity	12,404
Software	33		Amount of Capital	12,721
Miscellaneous	1		Earned surplus	△277
Investments and other assets	1,866		treasury stock	△39
Investment securities	861		Accumulated other comprehensive income	1,257
Net defined benefit asset	549		Valuation difference on available-for-sale securities	169
Deferred tax assets	329		Revaluation reserve for land	1,297
Miscellaneous	152		Retirement benefits Changes in accounting estimates Retrospective restatement	△209
Allowance for doubtful accounts	△26
Total Assets	32,123		Total Liabilities and Net Assets	32,123

Consolidated Statements of Loss

(	From April 1, 2024 To March 31, 2025)

Items	Sum
	1 million yen	1 million yen
Sales		36,774
Cost of sales		34,200
Gross profit		2,573
Selling, general and administrative expenses		3,361
Business loss		△787
Non-operating income
Interest and dividend income	84
Rent income	14
Insurance dividends	29
Other income	11	139
Non-operating expenses
Interest expense	50
Losses on sales of trade receivables	19
Other Expenses	10	80
ordinary loss		△728
Special benefit
Gain on sales of non-current assets	39	39
Extraordinary loss
Loss on disposal of non-current assets	37
Impairment loss	7,364	7,402
Loss before income taxes		△8,090
Income, inhabitants and enterprise taxes	△1
Income taxes paid	△350	△351
Net loss		△7,738
Net loss attributable to owners of parent		△7,738

Balance Sheet

(As of March 31, 2025)

Subjects	Sum		Subject	Sum
Net assets per share (Yen)	25,487	1 million yen	Liabilities	13,404	1 million yen
Current assets	21,727		Current liabilities	11,679
Cash and deposits	79		Bill payable	136
Bill receivable	566		Account payable	2,106
Accounts Receivable	5,839		electronically recorded obligations	2,280
Widget	1,329		Call money	5,635
Work in Progress	6,498		lease obligations	0
Raw Materials and Supplies	6,621		Arrears	117
Prepaid expense	26		accrued expense	905
Accounts Receivable	62		Income taxes payable	2
Miscellaneous	703		Consumption taxes payable	31
Fixed asset	3,760		Provision for bonuses	163
Property, plant and equipment	1,613		Provision for loss on guarantees	126
Building	122		Miscellaneous	173
construct	1		Fixed liabilities	1,725
Machinery and Equipment	0		Provision for retirement benefits	1,690
Vehicles and Carriers	0		Asset retirement obligations	35
Tools, furniture and fixtures	0		Net assets	12,082
Land	1,490		Shareholders' equity	12,112
Construction in progress	0		Amount of Capital	12,721
Intangible asset	0		Earned surplus	△568
Rights to use facilities	0		Retained earnings	80
Investments and other assets	2,146		Other retained earnings	△649
Investment securities	813		Retained earnings brought forward	△649
Stocks of Subsidiaries and Affiliates	493		Treasury stock	△39
Capital Contributions	1
Capital Contributions to Affiliates	9		Valuation and translation adjustments	△29
Prepaid Pension Cost	610		Valuation difference on available-for-sale securities	166
Deferred Tax Assets	142		Revaluation reserve for land	△196
Miscellaneous	92
Allowance for Credit Losses	△17

Total Loss and Gain

(	From April 1, 2024 To March 31, 2025)

Items	Sum
	1 million yen	1 million yen
Sales		25,673
Cost of sales		24,645
Gross profit		1,028
Selling, general and administrative expenses		1,756
Business loss		△727
Non-operating income
Interest and dividend income	92
Rent income	108
Insurance dividends	29
Other income	8	240
Non-operating expenses
Interest expense	30
depreciation Fee for Loaned Assets	52
Other Expenses	30	114
ordinary loss		△601
Special benefit
Gain on extinguishment of stock	298	298
Extraordinary loss
Loss on disposal of non-current assets	27
Loss on valuation of stocks of subsidiaries and affiliates	240
Provision for loss on guarantees	126
Impairment loss	6,912	7,306
Loss before income taxes		△7,610
Corporate, inhabitants and enterprise taxes	△21
Income taxes paid	△393	△415
Net loss		△7,194

A certified copy of auditor's report for the consolidated accounts

The independent auditor's audit report
May 15, 2025
Nippon Koshuha Steel Co., Ltd To the Board of Directors

KPMG AZSA LLC Tokyo Office
Designated Limited Liability Partner Managing Partner	Certified public accountant	Masaru Nagai
Designated Limited Liability Partner Managing Partner	Certified public accountant	Nobuyuki Ishii
designated limited liability partner managing member	Certified public accountant	Hisaki Nakajima

Audit opinion

In accordance with Article 444, Paragraph 4 of the Companies Act of Japan, we have audited the consolidated accounts, i.e. the consolidated rest, the consolidated profit and loss statement, the consolidated statement of changes in net assets and the notes to the consolidated financial statements for the consolidated fiscal year from April 1, 2024 to March 31, 2025 of JSC.

In our opinion, the above Consolidated accounts properly presents in all significant respects the financial position and profit and loss of a corporate group consisting of JSC and its consolidated subsidiaries for the period related to the said Consolidated accounts in accordance with corporate accounting standards generally accepted in Japan.

Basis of Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities for auditing standards are stated in "Auditor's responsibilities for the audit of Consolidated accounts." We are independent of the Company and its consolidated subsidiaries in accordance with Japan's Code of Professional Ethics and fulfill other ethical responsibilities as an auditor. We believe that we have obtained sufficient and appropriate audit evidence to support our opinion.

Highlights

As described in the notes to significant subsequent events in the Notes to Consolidated Financial Statements, the Company resolved at an extraordinary meeting of the Board of Directors held on May 12, 2025 to implement a share exchange on February 2, 2026 (scheduled) in which Kobe Steel, Ltd. will be the wholly-owning parent company and the Company will be a wholly-owned subsidiary of Kobe Steel, Ltd., and the Company executed the Share Exchange contract of exchange. In addition, the Company resolved at an extraordinary meeting of the Board of Directors held on May 12, 2025 to implement a share exchange, subject to the effectuation of the share exchange, in which the Company owns

The Company decided to pay an in-kind dividend from the Company to Kobe Steel, Ltd., of its shares and assets held by the Company in connection with its cast iron business.

These matters do not affect our opinion.

Other statements

Other statements include business reports and annexed detailed statements thereof. Management's responsibility is to prepare and disclose any other statements. In addition, the responsibility of the Corporate Auditors and the Board of Corporate Auditors is to monitor the execution of duties by directors in the development and operation of the reporting process for other statements.

Our audit opinion on the Consolidated accounts does not include other statements. We do not express any opinion on such other statements.

Our responsibility in our audit of the Consolidated accounts is to review the other statements, to determine whether there are any material differences during the course of such review between the other statements and the knowledge acquired by the Consolidated accounts or us in the course of our audit, and to take note of any other material indications of error.

Based on the work performed, we are required to report material errors in other information.

There are no other matters to be reported by us.

Responsibilities of management, Corporate Auditors and the Board of Corporate Auditors with respect to consolidated accounts

The responsibility of management is to prepare and properly present consolidated accounts in accordance with corporate accounting standards generally accepted in Japan. This includes the establishment and operation of internal controls deemed necessary by management to prepare and properly present a consolidated accounts that does not contain any material misstatement, whether due to fraud or error.

In preparing a consolidated accounts, management is responsible for evaluating whether it is appropriate to prepare a consolidated accounts based on the going concern assumption, and if it is necessary to disclose matters relating to the going concern based on generally accepted corporate accounting standards in Japan, then such matters are to be disclosed.

The responsibility of the statutory auditors and the board of statutory auditors is to monitor the execution of duties by directors in the development and operation of financial reporting processes.

Auditor's responsibility in the audit of consolidated accounts

The auditor's responsibility is to express an independent opinion of Consolidated accounts in an audit report based on the audit conducted by the auditor and with reasonable assurance as to whether Consolidated accounts taken as a whole are free from material misstatement due to fraud or error. Misstatement can occur due to fraud or error and is considered material where it is reasonably expected, individually or in the aggregate, to affect decision making of consolidated accounts users.

In accordance with generally accepted auditing standards in Japan, the auditor shall, throughout the course of the audit, exercise professional judgment and retain professional scepticism to conduct the following:

*identify and assess material risks of misstatement resulting from fraud or error; develop and implement audit procedures to address material risks of misstatement; and. select and apply audit procedures at the discretion of the auditor. obtain sufficient and appropriate audit evidence upon which to base the opinion;

*While the purpose of the audit of Consolidated accounts is not to express an opinion on the effectiveness of internal controls, in conducting a risk assessment, the auditors consider the internal controls relevant to the audit in order to develop audit procedures that are appropriate in the circumstances.

*assess the adequacy of the accounting policies adopted by management and the methods of their application and the reasonableness of accounting estimates made by management and the adequacy of the relevant notes;

*conclude whether it is appropriate for management to prepare a consolidated accounts based on going concern assumptions and whether, on the basis of audit evidence obtained, there are any significant uncertainties as to events or circumstances which might raise significant doubts as to the going concern assumptions; Where significant uncertainties relating to the going concern assumption are identified, the audit report is required to draw attention to the explanatory notes for consolidated accounts, or where the explanatory notes for consolidated accounts relating to significant uncertainties are not appropriate, an opinion with exceptions should be expressed to consolidated accounts. The auditor's conclusions are based on audit evidence obtained up to the date of the audit report, but future events or circumstances may prevent an entity from continuing as a going concern.

*The auditor will evaluate whether the presentation and matters in the notes to Consolidated accounts comply with Japan's generally accepted accounting principles and whether the presentation, structure and content of Consolidated accounts, including related notes, and Consolidated accounts properly present underlying transactions and accounting events.

*Plan and conduct an audit of Consolidated accounts in order to obtain sufficient and appropriate audit evidence with respect to the financial information of the Company and its consolidated subsidiaries on which opinions on Consolidated accounts are based. The auditor is responsible for conducting, supervising and reviewing the audit of Consolidated accounts. The auditor is solely responsible for the audit opinion.

The auditor reports to the auditor and the board of auditors on the scope of the planned audit and the timing of its implementation, significant audit findings, including significant deficiencies in internal control identified in the course of the audit, and other matters required by the audit standards.

The auditor shall report to the auditor and the board of auditors on the compliance with the rules on professional ethics in Japan with respect to independence, matters that are reasonably considered to have an impact on the independence of the auditor, and if measures are taken to eliminate impeding factors or safeguards are applied to reduce impeding factors to an acceptable level, the details thereof.

Interest

There is no interest between the Company and its consolidated subsidiaries, on the one hand, and our audit firm or managing partners, on the other hand, that should be stated in accordance with the Certified Public Accountants Act.

End

Copy of auditor's report

Independent auditor's report
May 15, 2025
Nippon Koshuha Steel Co., Ltd To the Board of Directors

KPMG AZSA LLC Tokyo Office
Designated Limited Liability Partner Managing Partner	Certified public accountant	Masaru Nagai
Designated Limited Liability Partner Managing Partner	Certified public accountant	Nobuyuki Ishii
Designated Limited Liability Partner Managing Partner	Certified public accountant	Hisaki Nakajima

Audit opinion

We have audited, in accordance with the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act of Japan, accounts of the 100 fiscal year period from April 1, 2024 to March 31, 2025, which consists of rest Tables, the Profit and Loss Statement, the Statement of Changes in Net Assets, the Notes to the Non-consolidated Financial Statements and the supplementary schedules thereto (hereinafter referred to as "accounts and Other Parties").

In our opinion, the above - mentioned accounts fairly presents in all significant respects the financial position and the profit and loss situation of such accounts in conformity with the accounting principles generally accepted in Japan.

Basis of the audit opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under these standards are stated in "Auditor's responsibilities for the audit of accounts, etc." We are independent of the Company in accordance with the Code of Professional Ethics in Japan. We also fulfil our other ethical responsibilities as an auditor. We believe that we have obtained sufficient and appropriate audit evidence to support our opinion.

Highlights

As described in the notes to significant subsequent events in the Notes to Non-consolidated Financial Statements, the Company resolved at an extraordinary meeting of the Board of Directors held on May 12, 2025 to implement a share exchange on February 2, 2026 (scheduled) in which Kobe Steel, Ltd. will be the wholly-owning parent company and the Company will be a wholly-owned subsidiary of Kobe Steel, Ltd., and the Company executed the Share Exchange contract of exchange. In addition, the Company decided at an extraordinary meeting of the Board of Directors held on May 12, 2025 that, subject to the effectuation of the share exchange, the common shares of HF Casting Corporation held by the Company and the assets held by the Company in connection with its cast iron business will be distributed in kind from the Company to Kobe Steel, Ltd.

These matters do not affect our opinion.

Other statements

Other descriptions consist of the Business Report and the annexed detailed statements thereof. The responsibility of the management is to prepare and disclose other descriptions. In addition, the responsibility of the Corporate Auditors and the Board of Corporate Auditors is to monitor the execution of duties by directors in the development and operation of the reporting process for other descriptions.

Other descriptions are not included in our audit opinion of accounts, etc. We do not express an opinion on such other descriptions.

Our responsibility in our audit of accounts, etc. is to read through the other descriptions and, in the course of reading the other descriptions, to examine whether there are any material differences between the other descriptions and the knowledge accounts, etc. or we obtained in the course of the audit, and to take care whether there are any signs of material errors in the other descriptions other than such material differences.

Based on the work performed, we are required to report material errors in other information.

There are no other matters to be reported by us.

Responsibilities of Manager, Corporate Auditor and the Board of Corporate Auditors to accounts and Other Entities

Management's responsibility is to prepare and properly present accounts and Other Entities in accordance with corporate accounting standards generally accepted in Japan. This includes the development and operation of internal controls deemed necessary by management to prepare and properly present accounts that does not contain any material misstatement, whether due to fraud or error.

In preparing accounts etc., management is responsible for evaluating whether it is appropriate to prepare accounts etc., based on the premise of going concern, and if it is necessary to disclose matters relating to going concern in accordance with generally accepted corporate accounting standards in Japan, then such matters are to be disclosed.

The responsibility of the statutory auditors and the board of statutory auditors is to monitor the execution of duties by directors in the development and operation of financial reporting processes.

Auditor's Responsibility in Auditing accounts, etc.

The auditor's responsibility is to express an opinion of accounts, etc. from an independent standpoint in the audit report based on the audit conducted by the auditor, obtaining reasonable assurance as to whether accounts, etc. as a whole are free from material misstatement due to fraud or error. Misstatement can occur due to fraud or error, and is considered material when it is reasonably expected, individually or collectively, to affect decision making of users such as accounts.

In accordance with generally accepted auditing standards in Japan, the auditor shall, throughout the course of the audit, exercise professional judgment and retain professional scepticism to conduct the following:

*identify and assess material risks of misstatement resulting from fraud or error; develop and implement audit procedures to address material risks of misstatement; and. select and apply audit procedures at the discretion of the auditor. obtain sufficient and appropriate audit evidence upon which to base the opinion;

*While the purpose of an audit by accounts, etc. is not to express an opinion on the effectiveness of internal controls, in conducting risk assessment, auditors examine the internal controls relating to the audit in order to develop audit procedures appropriate to the circumstances.

*assess the adequacy of the accounting policies adopted by management and the methods of their application, and the reasonableness of accounting estimates made by management and the adequacy of the relevant notes;

*conclude whether it is appropriate for management to prepare a accounts based on a going concern assumption and whether, based on audit evidence obtained, there are significant uncertainties relating to events or circumstances that could raise significant doubt about the going concern assumption; Where there are significant uncertainties relating to the going concern assumption, audit reports are required to draw attention to accounts's explanatory notes, or where accounts's explanatory notes concerning significant uncertainties are not appropriate, an opinion with exceptions should be expressed to accounts. The auditor's conclusions are based on audit evidence obtained up to the date of the audit report, but future events and circumstances may prevent an entity from continuing as a going concern.

*The auditor will evaluate whether the presentation and matters noted in accounts, etc. comply with Japan's generally accepted corporate accounting standards, and whether the presentation, structure and content of accounts, etc. including related notes, and underlying transactions and accounting events of accounts, etc. are presented in an appropriate manner.

The auditor shall report to the auditor and the board of auditors on the scope of the planned audit and the timing of its implementation, significant findings in the audit, including significant deficiencies in internal control identified in the course of the audit, and other matters required by the audit standards.

The auditor shall report to the auditor and the board of auditors on the compliance with the rules on professional ethics in Japan with regard to independence, and on any matters that are reasonably likely to affect the independence of the auditor, and if measures are taken to eliminate impeding factors or safeguards are applied to reduce impeding factors to an acceptable level, the details thereof.

Interest

There is no interest between the Company and our audit firm or executives which should be stated in accordance with the Certified Public Accountants Act.

End

A certified copy of the audit report of the Board of Corporate Auditors;

Audit Report.

Based on the audit report prepared by each Audit & Supervisory Board Member regarding the execution of duties by Directors for the 100 fiscal year period from April 1, 2024 to March 31, 2025, the Audit & Supervisory Board prepared this audit report as a result of deliberation and the unanimous opinion of all Audit & Supervisory Board Members, and reported as follows.

1. Method and content of audits by Audit & Supervisory Board Members and the Audit & Supervisory Board

(1)The Audit & Supervisory Board determined the audit policy and division of duties, and received reports from each Audit & Supervisory Board Member on the status of implementation and results of audits, as well as reports from Directors, etc. and accounting auditors on the status of execution of their duties, and requested explanations as necessary.

(2)In accordance with the audit policy and division of duties, each Audit & Supervisory Board Member endeavored to collect information and improve the audit environment by communicating with Directors, the Internal Audit Department and other employees, etc., and conducted audits by the following methods.

① The Company attended meetings of the Board of Directors and other important meetings, received reports on the status of execution of duties from Directors and employees, etc., requested explanations as necessary, inspected important approval documents, etc., and examined the status of operations and assets at the head office and major business offices. With regard to subsidiaries, the Company communicated with and exchanged information with the Directors and Audit & Supervisory Board Members of subsidiaries, and received business reports from subsidiaries as necessary.

② Regarding the details of the resolution of the Board of Directors concerning the development of a system to ensure that the execution of the duties of the directors described in the business report complies with laws and regulations and the Articles of Incorporation, and other systems prescribed in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act as necessary to ensure the appropriateness of the business of a corporate group consisting of a stock company and its subsidiaries, and the system (internal control system) developed based on the resolution, the Company received regular reports on the status of the construction and operation from the directors and employees, etc., and requested explanations as necessary and expressed its opinions.

③ With regard to the matters noted in Article 118, item (v) (a) of the Ordinance for Enforcement of the Companies Act and the judgments and reasons set forth in (b) of the same item contained in the business report, the Company reviewed the contents thereof in light of the status of deliberations at the Board of Directors and others.

④ In addition to monitoring and verifying whether the accounting auditor maintains an independent position and conducts appropriate audits, the Company received reports from the accounting auditor on the status of execution of his/her duties and requested explanations as necessary. In addition, the Company received a notice from the accounting auditor to the effect that the Company has developed a "system for ensuring the proper execution of duties" (the matters set forth in each item of Article 131 of the Company Accounting Rules) in accordance with the "Quality Control Standards for Auditing" (the Business Accounting Council), etc., and requested explanations as necessary.

With respect to major audit considerations, the Company consulted with the accounting auditor and received a report on the status of implementation of the audit and requested explanations as necessary.

Based on the above method, we have examined the business report and the annexed detailed statements thereof, accounts (rest tables, profit and loss statements, statements of changes in net assets and notes to non-consolidated financial statements) and the annexed detailed statements thereof, and Consolidated accounts (Consolidated Statements of rest, Consolidated Statements of Income, Consolidated Statements of Changes in Net Assets, and Notes to Consolidated Financial Statements) for the relevant fiscal year.

2. Results of audit

(1)Results of audit of business report, etc.

① We believe that the business report and the annexed detailed statements thereof accurately represent the status of the Company in accordance with laws and regulations and the Articles of Incorporation.

② No misconduct in the execution of duties by Directors or material facts in violation of laws and regulations or the Articles of Incorporation is found.

 ③ The content of the resolution of the Board of Directors concerning the internal control system is deemed appropriate. In addition, there are no matters to be pointed out with regard to the contents of the business report concerning the internal control system and the execution of duties by directors.

 ④ There are no matters to be pointed out with regard to the transactions with the parent company, etc. described in the business report, with regard to matters for which it was noted that such transactions would not harm the interests of Our Company, and the judgment of the Board of Directors as to whether such transactions would harm the interests of Our Company, and the reasons therefor.

(2)Audit Results of accounts and its Schedules

The method and results of the audit conducted by KPMG AZSA LLC are considered reasonable.

(3)Audit Results of Consolidated accounts

The method and results of the audit conducted by KPMG AZSA LLC are considered to be reasonable.

May 15, 2025

Audit & Supervisory Board of Nippon Koshuha Steel Corporation
Full-time Audit & Supervisory Board Member	Hisato Murakoshi	Seal
Outside Corporate Auditor	Waichiro Takao	Seal
Outside Corporate Auditor	Michitaka Tanigawa	Seal

Materials for the 100 Ordinary General Meeting of Shareholders

(Matters Not Stated in Delivered Notice)

(From April 1, 2024 to March 31, 2025)

Business Report

System for Ensuring the Appropriateness of Business Operations of the Company and Status of Operation

Consolidated Statement of Changes in Net Assets

Consolidated Statement of Changes in Net Assets

Statement of Changes in Net Assets

Notes to Consolidated Financial Statements

Articles of Incorporation of Kobe Steel, Ltd.

Content of accounts, etc. pertaining to the most recent business year of Kobe Steel, Ltd.

Nippon Koshuha Steel Co., Ltd

Pursuant to laws and regulations and the provisions of Article 14 of the Articles of Incorporation of our Company, the above documents are not included in the documents to be delivered to the shareholders who requested the delivery of documents (the documents stating matters to be provided electronically).

Systems to ensure the appropriateness of the Company's business and operation status

(1)Summary of decisions regarding systems to ensure the appropriateness of the Company's business

Our Company has established the following systems to ensure that the execution of duties by directors complies with laws and regulations and the Articles of Incorporation, and other systems necessary to ensure the appropriateness of the operations of K.K. and the corporate group comprised of our Company and its subsidiaries.

(i) Systems to ensure that the execution of duties by directors and employees complies with laws and regulations and the Articles of Incorporation

(a) In order for the Company to execute its business in an appropriate and sound manner as a whole, the Board of Directors shall endeavor to establish an effective internal control system and establish a system for the Company to comply with laws and regulations as a whole from the viewpoint of further strengthening corporate governance.

(a) The Company shall establish the "KOBELCO Three Commitments and Six Pledges" as a basic policy for taking actions in compliance with laws and regulations, etc., and shall also establish the "Compliance Rules" as a basic matter for specific compliance activities in order to ensure thorough dissemination of the rules and promote compliance.

(c) The Company shall establish the "Compliance Committee," which shall include outside members as an advisory body to the Board of Directors.

(d) The Company will establish a system to properly communicate information such as the “KOBELCO ’ s Three Commitments and Six Commitments, ” violations of the Articles of Incorporation of laws and regulations, violations of internal rules, and acts that violate social norms to the management (Internal Reporting System and Compliance Hotline) in order to protect whistleblowers and develop an appropriate response system that maintains transparency.

(ii) Establishment of a system to ensure the appropriateness of financial reporting

Establishment of an internal system to ensure the appropriateness of financial reporting in accordance with the Basic Rules for Internal Control over Financial Reporting.

(iii) System for the retention and management of information relating to the execution of duties by directors

a. The substance of the proceedings of the meetings of the Board of Directors and the Management Meeting and other meetings where important matters are discussed, as well as the results thereof, shall be recorded in minutes in accordance with laws and regulations and internal rules, and appropriately stored and managed.

b. The substance of important documents concerning the execution of duties, such as a written decision on important matters, shall be appropriately stored and managed.

(iv) Rules and other systems for management of risk of loss

(i) The Company shall establish "Risk Management Rules" and collect and analyze risk information concerning the Company's business in accordance with the rules, comprehensively and comprehensively manage risks, and confirm and evaluate the risks in appropriate meetings as necessary, and deliberate and decide on policies for dealing with the risks.

(v) Systems to ensure that the execution of duties by directors is performed efficiently

a. The executive officer system was introduced in June 2020, separating management functions from decision making functions.

(a) The Company shall develop a system to execute the duties properly and efficiently in accordance with the authority and decision making Rules based on the internal rules.

(vi) Systems to ensure the appropriateness of business operations in the corporate group consisting of Our Company and its subsidiaries

a. With regard to the management of subsidiaries, we shall establish a system to discuss important matters with our Company Principal Departments and Head Office Departments and report important matters on important decision making operations, while respecting their autonomy, in accordance with the "Rules for the Management of Affiliated Companies." In addition, we shall seek the integrated management of the group by requiring the approval of the board of directors or the "Consolidated Management Committee" of our Company with regard to capital investment exceeding a certain amount, realization and others.

a. We shall dispatch directors and corporate auditors from time to time to attend meetings of the board of directors of subsidiaries and manage and supervise the management of subsidiaries.

c. Our Company and subsidiaries shall promote control activities (risk management activities) to identify and assess risks surrounding the company, and plan and implement appropriate preventive measures, in accordance with their respective "Risk Management Rules."

d. The Compliance Committee of our Company shall serve as an advisory body for the entire Group, and at the same time, each subsidiary shall develop a compliance system necessary to ensure the appropriateness of its business.

(vii) Matters related to the relevant employee if an auditor has requested that an employee be appointed to assist with the duties of the auditor

If an auditor has requested that an employee be appointed to assist with the duties of the auditor, an employee shall be appointed to assist with the execution of the duties of the auditor.

(viii) Matters related to ensuring the independence of the employee set forth in the preceding item from the directors and the effectiveness of instructions given to the employees

A. Personnel changes and performance evaluation of the said employee shall be discussed with Audit & Supervisory Board Members in advance.

(a) Said employee shall perform auxiliary services, etc. pertaining to an audit by a company auditor under the instruction of the company auditor in accordance with the "Company Auditor Audit Rules." In performing auxiliary services, etc. pertaining to an audit by a company auditor, directors, executive officers, and employees shall not be precluded from doing so, and shall cooperate in ensuring the effectiveness of the instructions by the company auditor.

(ix) System for Reporting to Company Auditors

a. Directors, executive officers, employees, and directors of subsidiaries, corporate auditors, employees, and persons receiving reports from them shall report to corporate auditors or the board of corporate auditors without delay upon learning of any material violation of laws and regulations, the Articles of Incorporation, or misconduct in relation to the execution of their duties, or any fact that may cause significant damage to the Company.

b. Directors, executive officers, employees, and directors of subsidiaries, corporate auditors, and employees shall report to corporate auditors or the board of corporate auditors on the status of execution of duties, compliance, risk management, etc., in addition to when requested by the board of corporate auditors or corporate auditors, as necessary.

(x) System to ensure that persons who report to corporate auditors are not treated unfavorably due to making such report

Similar to the prohibition of disadvantageous treatment of whistleblowers under the whistleblowing system, the Compliance Rules stipulate that persons who report to corporate auditors shall not be treated unfavorably, and ensure that such provisions are thoroughly disseminated.

(xi) Matters related to policies concerning the handling of expenses or liabilities arising from the execution of duties by corporate auditors

If a corporate auditor requests payment of expenses, etc. pursuant to Article 388 of the Companies Act with respect to the execution of his/her duties, such expenses or liabilities shall be processed promptly unless such request is deemed unnecessary for the execution of duties by corporate auditors. Corporate auditors and the Board of Corporate Auditors shall budget a certain amount in advance for expenses that they deem necessary for their duties every year.

(xii) Other systems to ensure that audits by Audit & Supervisory Board Members are performed effectively

a. Representative Directors shall meet with Audit & Supervisory Board Members as much as possible and communicate with them in addition to exchanging opinions on corporate management separately from business reports.

b. The Board of Directors shall ensure the attendance of Audit & Supervisory Board Members at important business execution meetings to ensure the appropriateness of business operations.

(2) Overview of the Operating Status of the System for Ensuring the Appropriateness of Business Operations of the Company

An overview of the operating status of the system for ensuring the appropriateness of business operations of the Company in Our Group is as follows.

(i) Execution of duties by directors

Our Company holds a Board of Directors meeting once a month, in principle, to make decisions on important matters and supervise the execution of duties by directors. During the current consolidated fiscal year, the Board of Directors held 21 meetings including temporary meetings. Outside Directors attend meetings of the Board of Directors to express frank opinions as appropriate and endeavor to monitor and supervise management, and enhance the effectiveness of their duties through regular exchanges of opinions with Audit & Supervisory Board Members.

In addition, the Company holds the Executive Committee, which consists of the President and Representative Director and Executive Officers, to discuss important matters related to business strategy and execution of operations appropriately and efficiently, and conducts free and open-minded discussions. Matters to be discussed at the meeting are submitted to the Board of Directors as matters to be discussed or reported, as necessary.

(ii) Compliance

The Company established a legal compliance system based on the compliance program of its parent company, Kobe Steel Co., Ltd., and provided education through e-learning and other means to establish such a system.

The Company held one meeting of the Compliance Committee, an organization in which committee members, mainly outside directors, provide advice. In addition, there were two consultations through the Compliance Hotline. These matters are handled appropriately. There were no cases reported through the internal reporting system.

(iii) Risk Management System

Our Company establishes various risk events that may have a material impact on the Group's management in advance.

The Group is working together to prevent the occurrence of such events. Based on the Risk Management Rules

A meeting of the entire Group shall be held twice a half year for the next activity plan after reporting the status of this activity.

The meeting was deliberated and decided. The results of the meeting will be reported to the Board of Directors, and the advice obtained will be reflected in the activities.

[Reasons for nomination as a candidate for Director].

(iv) Management system of subsidiaries

Our Company Principal Department manages subsidiaries rationally and effectively in accordance with the Regulations for the Management of Affiliated Companies. Important matters concerning subsidiaries are deliberated and approved by the Consolidated Management Committee, and the Board of Directors receives reports on the management status.

(v) Responsibilities of Audit & Supervisory Board Members

Audit & Supervisory Board Members audit management and business execution by attending important meetings such as the Board of Directors' meetings and exchanging opinions with the officers of our Company and its subsidiaries and the accounting auditor.

During the fiscal year under review, the Audit & Supervisory Board held 15 meetings to share audit information and receive reports on internal audit plans and results from the Audit Office, which is responsible for internal audit.

These activities are aimed at improving the effectiveness of audits.

Consolidated Statement of Changes in Net Assets

(	From April 1, 2024 To March 31, 2025)
(Unit: 1 million yen)

	Shareholders' equity
	Amount of Capital	Behoof surplus	Treasury stock	Shareholders' equity Sum
Balance at the beginning of the period	12,721	6,891	△39	19,573
Changes during the period
Dividends of surplus		△732		△732
Profit attributable to owners of parent Net loss (loss)		△7,738		△7,738
Purchase of treasury stock			△0	△0
Reversal of Revaluation Reserve for Land		1,302		1,302
Items other than shareholders' equity Net change
Total Changes during the Period	-	△7,169	△0	△7,169
Balance at the End of the Current Period	12,721	△277	△39	12,404

	Accumulated other comprehensive income				Total net assets
	Miscellaneous Paper money Valuation difference	Revaluation of land Difference	Retirement benefits Changes in accounting estimates Retrospective restatement	Others Comprehensive income Total accumulated
Balance at the Beginning of the Current Period	197	2,202	△204	2,195	21,768
Changes during the period
Dividends of surplus					△732
Profit attributable to owners of parent Net loss (loss)					△7,738
Purchase of treasury stock					△0
Reversal of land revaluation difference					1,302
Items other than shareholders' equity Net change	△27	△905	△4	△937	△937
Total Changes during the Period	△27	△905	△4	△937	△8,107
Balance at the End of the Current Period	169	1,297	△209	1,257	13,661

 interconnection note table

Notes to Important Matters that Serve as the Basis for Preparation of Consolidated Financial Statements

1.	Scope of Consolidation

(1)	Number of Consolidated Subsidiaries and Names of Major Consolidated Subsidiaries

Number of Consolidated Subsidiaries 4 companies

Name of major consolidated subsidiaries: Koshuha Foundry Co., Ltd., KAMS Co., Ltd.

During the fiscal year under review, HF Precision Co., Ltd. was excluded from the scope of consolidation as it ceased to exist following the absorption-type merger with our Company as the surviving company, effective April 1, 2024.

(2)	Name, etc. of Non-consolidated Subsidiaries

Name of Non-consolidated Subsidiary: MICROFINE TRADING (SHANGHAI) CO.,LTD

Reasons for exclusion from the scope of consolidation

Non-consolidated subsidiaries are excluded from the scope of consolidation because they have no significant impact on consolidated accounts.

2.	Application of the equity method

One non-consolidated subsidiary (MICROFINE TRADING (SHANGHAI) CO.,LTD), to which the equity method is not applied, is excluded from the scope of application of the equity method because its impact on net income and retained earnings is immaterial and immaterial as a whole.

3.	Accounting Policies

(1)	Valuation standards and methods for significant assets

1)	Paper money

Available-for-sale securities

Other than shares, etc. without a market price

Market value method

(All unrealized gains and losses are reported directly to net assets and the cost of sales is calculated using the moving-average method.)

Shares, etc. without a market price

Primarily stated at cost using the moving-average method

2)	Inventory

Inventories held for normal sale

Primarily stated at cost using the gross average method (rest Table value is calculated by the method of reducing book value based on the decline in profitability)

(2)	depreciation's method for significant depreciation assets

1) Property, plant and equipment (excluding leased assets)

The straight-line method is adopted.

In respect of service life, the machinery and equipment consisted of bulk materials in 27 and the other tangible fixed assets consisted of service life stipulated in the Corporation Tax Act.

2)	Intangible asset The straight-line method is applied.

The straight-line method is applied to software for internal use based on the internal usable period (five years).

3)	Leased assets Lease assets related to finance lease transactions where ownership does not transfer
The lease term is service life and the straight-line method is adopted with a residual value of zero.

(3)	Accounting standards for significant revenues and expenses

Our Company and its consolidated subsidiaries are responsible for manufacturing and delivering the products for which they have received orders from their customers (Products in the specialty steel and cast iron businesses).

We recognize revenue at the time of delivery or acceptance by the customer, as control of the product is transferred and the performance obligations are satisfied.

For domestic sales of the product, revenue is recognized at the time of shipment by applying alternative treatment.

(4)	Basis for recognition of significant provisions

1)	Reserve for possible loan losses	In order to provide for losses due to bad debts, general claims
The amount of uncollectible receivables is estimated based on the actual ratio of doubtful receivables to the expected amount of uncollectible receivables after considering the collectibility of individual receivables.

2)	Provision for bonuses Amount expected to be paid in the future to cover payment of bonuses to employees

Accumulated other comprehensive income.

3)	Provision for directors' retirement benefits To be allocated to retirement allowances to be paid upon retirement of officers of subsidiaries

The amount required to be paid at the end of the period based on the rules is recorded.

(5)	Other Important Matters for Preparation of Consolidated accounts

1)	Accounting method for retirement benefits

(i)	Method of attributing expected retirement benefits to periods In the calculation of the retirement benefit obligation, the amount of expected retirement benefits is calculated by the
The method of attributing to the period until the end of the fiscal year is based on the benefit formula standard.

(ii)	Method of expensing actuarial gains and losses
Actuarial gains and losses are amortized on a straight-line basis over a certain number of years (15 years) within the average remaining years of service of employees in each fiscal year, beginning in the following fiscal year.

2)	The group aggregation system is applied.

4.	Notes to Accounting Estimates

(Recoverability of Deferred Tax Assets)

(1)The amount recognized in Consolidated accounts for the current Consolidated Fiscal Year

Deferred tax assets of \329 million were recognized in the consolidated rest table for the current Consolidated Fiscal Year.

(2)Other information that contributes to the understanding of users of Consolidated accounts about the contents of accounting estimates

(i) Calculation method of the amount recorded in Consolidated accounts for the current Consolidated Fiscal Year

Deferred tax assets are recognized to the extent that deductible temporary differences and tax loss carryforwards are recognized to reduce tax liability in the future.

(ii) Key assumptions used to calculate the amount recorded in Consolidated accounts for the current fiscal year

Estimates of future taxable income used in determining the recoverability of deferred tax assets are based on business plan. Changes in expected sales volume and raw material and fuel prices are used as major assumptions in these estimates.

(iii) Impact on Consolidated accounts in the Next Fiscal Year

The estimated amount of future taxable income used to determine the recoverability of deferred tax assets is the best estimate based on available information. However, actual results may differ from these estimates due to uncertainties. As a result, there may be a significant impact on the amount of deferred tax assets on consolidated accounts for the following fiscal year.

Notes to Consolidated rest

1.	Accumulated tangible fixed assets depreciation	JPY 56,326,000,000

2.	Receiving: discount, Higher

Repurchase obligations associated with securitization of receivables	JPY 1,329 million

3.	Revaluation of Land	Our Company is implementing the Revaluation of Land Law (promulgated on March 31, 1998).
In accordance with the Law No. 34 and the Law for Partial Revision of the Law Concerning Revaluation of Land (promulgated on March 31, 2001, Law No. 19), land for business use is revalued and recorded as "Land Revaluation Difference" in net assets.
	Revaluation Method	The calculation is made by making reasonable adjustments to the market value (land price) of the Land Value Tax Act stipulated in Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 promulgated on March 31, 1998).
	Date of revaluation	March 31, 2002

4.	Depreciation of property, plant and equipment due to subsidies amounted to ¥1 million for buildings and structures, and ¥388 million for machinery, equipment and vehicles, which were deducted from basis.

5.	The amounts of contract liabilities included in "Other" are as follows.

Contract liabilities	JPY 12 million

Notes to the Consolidated Statement of Income

Notes to Impairment Accounting

Our Company recorded impairment losses on the following asset groups during the consolidated fiscal year under review:

Use	Locus	Class	Impairment loss
Special steel production facilities, etc.	Imizu City, Toyama Prefecture, and others	Buildings and structures	1,073 million yen
		Machinery, equipment and vehicles	JPY 2,739 million
		Land	JPY 2.44 billion
		Construction in Progress	JPY 317 million
		Property, plant and equipment Other	244 million yen
		Software	95 million yen
		Intangible fixed assets Other	JPY 2 million
Specialty steel sales base	Ota City, Gunma Prefecture and others	Buildings and structures	46 million yen
		Machinery, equipment and vehicles	121 million yen
		Land	216 million yen
		Construction in progress	JPY 3 million
		Property, plant and equipment Other	61 million yen
		Software	1 million yen
		Intangible fixed assets Other	2 million yen
		Sum	7,364 million yen

Our Company groups its business assets based on the business categories adopted for internal management purposes. Idle assets that are not expected to be used in the future are grouped on an individual property basis.

Our Company and our Company's consolidated subsidiary, KAMS CO., LTD., continued to experience negative gains and losses arising from operating activities. As a result, the carrying amount was reduced to the recoverable amount and the amount of the reduction was recorded as an impairment loss under extraordinary loss.

The recoverable amount of the asset group is measured based on the net sales value, of which the net sales value of land and some buildings is assessed based on the real estate appraisal value and the others are assessed mainly based on the memorandum value.

Notes to the Consolidated Statement of Changes in Net Assets

1.	Class and total number of issued shares on the last day of the consolidated fiscal year

Common stock	14,687,617 shares

2.	Matters concerning dividends of surplus

(1)	Dividends paid

Determination Resolution	ind of Shares	Total Amount of Dividends (1 million yen)	Per Share Dividend (JPY)	Basic Quasi Day	day of onset of efficacy
June 21, 2024 Ordinary General Meeting of Shareholders	Common Stock	732	50	March 31, 2024	June 24, 2024
(2)	dividends for which the record date belongs to the current consolidated fiscal year and for which the effective date will be the following consolidated fiscal year; and

Not applicable.

Notes to Financial Instruments

1.	Status of Financial Instruments

(1)	Policy on Measures for Financial Instruments

Our Group has prepared a cash flow plan and procured necessary funds. Regarding fund management and fund procurement, we participate in the Kobe Steel Group's cash management services (hereinafter referred to as "CMS"), and temporarily deposit surplus funds and procure short-term working capital through CMS. Capital investment funds are funded by our own funds or by borrowing from CMS.

(2)	Contents and risks of financial instruments

Trade receivables such as notes and accounts receivable are exposed to customers' credit risks.

Investment securities are mainly shares of companies with which the Company has a business relationship, of which listed shares are exposed to the risk of fluctuations in market prices.

Most of the trade payables and accounts payable are due within six months.

The purpose of borrowing is to procure working capital, etc. Part of this amount is exposed to the risk of fluctuations in interest rates.

(3)	Risk Management System for Financial Instruments

1)	Management of Credit Risk (Risk Related to Non-performance of Contracts by Counterparties)

In accordance with our Company Business Regulations, each sales department regularly monitors the status of major counterparties and manages the due dates and outstanding balance of trade receivables for each counterparty. At the same time, we strive to identify and mitigate concerns about collection due to deterioration in financial conditions, etc., at an early stage. Consolidated subsidiaries are managed in the same way.

2)	Management of Market Risk (Risk of Changes in Interest Rate, etc.)

Our Company and its consolidated subsidiaries take short-term loans for the most part and do not apply risk hedging measures for interest rates.

With regard to investment securities, the market value and the financial status of issuers (counterparties) are regularly monitored, and the holding status is continuously reviewed in consideration of market conditions and the relationship with the counterparties.

3)	Management of liquidity risk (the risk of not being able to make payments on due dates) pertaining to funding

In our Company, the responsible department prepares and updates cash flow plans in a timely manner based on reports from each department, and manages liquidity risk by maintaining liquidity on hand and other means. The same control is applied to consolidated subsidiaries.

(4)	Supplementary Explanation of Matters Relating to Fair Value of Financial Instruments

The fair values of financial instruments include values based on market prices and reasonably calculated values when there are no market prices.

Since factors causing fluctuations are factored into the calculation of such values, such values may fluctuate as a result of adopting different precondition, etc.

2.	Fair Value of Financial Instruments

The amounts recorded in the consolidated rest table, fair values and differences thereof are as follows:

In addition, notes on cash are omitted because the fair values of deposits, deposits with banks, notes receivable, accounts receivable, notes payable and accounts payable, electronically recorded obligations, notes payable other than operations, and short-term borrowings are close to their carrying values because they are settled in a short period of time.

Current fiscal year (March 31, 2025)

(Unit: 1 million yen)
	Consolidated balance sheet Amount (*)	Market Value (*)	Spread
Investment Securities	375	375	-
Long-term borrowings (including repayment within one year)	(229)	(227)	△1

(*)	Items recognized as liabilities are shown in parentheses.

(1)	Shares, etc. without market prices are not included in "investment securities." Shares, etc. without market prices recorded in the consolidated rest table were as follows:

(Unit: 1 million yen)
Amount reported in rest on the Consolidated Financial Statements
unlisted stock	485

(2)	Scheduled redemption amount of monetary claims and securities with maturity after the consolidated closing date

(Unit: 1 million yen)
Within 1 year
Cash and deposits	158
Deposits with banks	46
Bill receivable	1,567
Accounts Receivable	6,364

(Note) Bankruptcy and reorganization claims (4 million yen) are not stated because it is difficult to reasonably estimate the timing of collection.

(3)	Scheduled repayment of long-term borrowings and other interest-bearing debt after the consolidated closing date

(Unit: 1 million yen)
	Within 1 year	More than 1 year Within 2 years	More than 2 years Within 3 years	More than 3 years Within 4 years	More than 4 years Within 5 years	More than 5 years
Short-term loans (*)	(7,012)	-	-	-	-	-
Long-term loans (*)	(32)	(32)	(165)	-	-	-
Total (*)	(7,044)	(32)	(165)	-	-	-
(*)	Items recognized as liabilities are shown in parentheses.

3.	Breakdown of fair values of financial instruments by level

The fair values of financial instruments are classified into the following three levels according to the observability and importance of the inputs used to calculate fair values.

Level 1 fair values	Fair values determined at (unadjusted) quoted prices in an active market for the same asset or liability.
Level 2 Fair Values	Fair values calculated using directly or indirectly observable inputs other than Level 1 inputs
Fair values at Level 3	Fair values calculated using significant unobservable inputs

In cases where multiple inputs that have a significant impact on the calculation of fair value are used, privilege is classified as the lowest level in the calculation of fair value among the levels to which each input belongs.

(1)	Financial assets and liabilities recorded in Consolidated rest at fair value

(Unit: 1 million yen)
Segregation	Time Price
	Level 1	Level 2	Level 3	Sum
investment securities	375	-	-	375

(2)	Financial assets and liabilities whose fair value is not included in Consolidated rest

(Unit: 1 million yen)
Segregation	Time Value (*)
	Level 1	Level 2	Level 3	Sum
Long-term borrowings (including repayment within one year)	-	(227)	-	(227)
(*)	Items recognized as liabilities are shown in parentheses.

Note: Explanation of valuation techniques and inputs used for market value calculation

1)	Investment securities

Listed stocks are valued using market prices. As listed stocks are traded in active markets, their market prices are classified as Level 1 market prices.

2)	Long-term borrowings

The fair value of long-term borrowings is calculated by discounting the total amount of principal and interest at the interest rate assumed for similar new borrowings and is classified as Level 2 fair value.

Notes on Revenue Recognition

1. Revenue from Contracts with Customers disaggregated

Revenue from Contracts with Customers disaggregated as follows:

(Unit: JPY 1 million)
Current fiscal year
Special steel	28,616
Cast iron	8,158
Sum	36,774

2. information that provides a basis for understanding the revenue generated from contracts with customers

Our Company and its consolidated subsidiaries are responsible for manufacturing and delivering the products for which they have received order (Products in the specialty steel and cast iron businesses).

We recognize revenue at the time of delivery or acceptance by the customer, as control of the product is transferred and the performance obligation is satisfied.

For domestic sales of the product, revenue is recognized at the time of shipment by applying alternative treatment.

Revenue is based on the compensation promised in the contract with the customer.

The compensation for the transaction is collected within one year after the fulfillment of the performance obligation in accordance with the contract with the customer.

3. Information to understand the amount of income for the current and subsequent periods

(1) Balance of Contract Liabilities, etc.

The balance of receivables and contract liabilities arising from contracts with customers is as follows.

(Unit: 1 million yen)
Current fiscal year
Receivables arising from contracts with customers (balance at the beginning of the period)	7,998
Receivables arising from contracts with customers (balance at the end of the period)	7,932
Contract liabilities, beginning balance	10
Contract liabilities, end balance	12

Contract liabilities represent advances received from the cast iron business. The amount of income recognized in the current fiscal year that was included in the beginning balance of contract liabilities was ¥8 million. No amount of income was recognized in the current fiscal year from performance obligations satisfied in prior periods.

Contract liabilities are included in "Other" under "Current liabilities" in rest. Contract liabilities are the balance of outstanding obligations at the end of the period.

(2) Transaction price allocated to outstanding performance obligations

As our Company and its consolidated subsidiaries do not have significant transactions with an initial expected contract term of more than one year, the transaction price allocated to the remaining performance obligations is omitted.

Notes to Per Share Information

1. Net assets per share	932.30 yen
2. Net loss per share	*528.09 yen

(Note)	Amounts are rounded down to the nearest 1 million yen.

Notes on Significant Subsequent Events

At an extraordinary meeting of the Board of Directors held on May 12, 2025 (hereinafter referred to as the "same day"), our Company resolved to implement a share exchange (hereinafter referred to as the "Share Exchange") with Kobe Steel, Ltd. (hereinafter referred to as "Kobe Steel") and our Company (Kobe Steel and our Company are hereinafter collectively referred to as the "Companies.") on February 2, 2026 (scheduled), in which Kobe Steel will become a wholly owning parent company and our Company will become a wholly owned subsidiary company, and on the same day, the two companies concluded a contract of exchange share exchange (hereinafter referred to as the "Share contract of exchange").

On the same day, the board of directors of both companies and Daido Steel Co., Ltd. ("Daido Steel") decided that, subject to the effectuation of the Share Exchange, the common shares of our Company's consolidated subsidiary, HF Casting Co., Ltd. held by our Company and the assets held by our Company in connection with its cast iron business shall be distributed in kind (hereinafter referred to as the "Cash Dividend") from our Company to Kobe Steel, and that Kobe Steel shall transfer its shares in our Company to Daido Steel subject to the effectuation of the Share Exchange and the implementation of the Cash Dividend, and Kobe Steel and Daido Steel concluded a share transfer agreement on the same day.

The Share Exchange is subject to the approval and permission of the Fair Trade Commission and other relevant authorities in Japan and overseas. At Kobe Steel, a simplified share exchange procedure that does not require approval by a resolution of the shareholders meeting pursuant to Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended) will be implemented. At our Company, a proposal on contract of exchange Shares will be submitted at the 100 th Ordinary General Meeting of Shareholders to be held on June 24, 2025.

Prior to the effective date of the Share Exchange (February 2, 2026 (scheduled)), the common stock of our Company is scheduled to be delisted from the Tokyo Stock Exchange Standard Market on January 29, 2026 (the final trading date is scheduled for January 28, 2026).

Statement of Changes in Net Assets

(	From April 1, 2024 To March 31, 2025)

(Unit: 1 million yen)
	Shareholders' equity
	Amount of Capital	Earned surplus			Shareholders' equity Stocks	Shareholder Capital Sum
		Behoof Reserve	Miscellaneous Behoof surplus	Behoof surplus Sum
			Retained earnings Retained earnings
Balance at the beginning of the period	12,721	7	6,049	6,056	△39	18,738
Changes during the period
Dividends of surplus		73	△805	△732		△732
Net loss (-)			△7,194	△7,194		△7,194
Purchase of treasury stock					△0	△0
Reversal of land revaluation difference			1,302	1,302		1,302
Items other than shareholders' equity Net change during the period
Total change during the period	-	73	△6,698	△6,625	△0	△6,625
Balance at the End of the Current Period	12,721	80	△649	△568	△39	12,112

(Unit: 1 million yen)
	Valuation and Translation Adjustments			Net assets Sum
	Other securities Valuation of securities Difference	Revaluation of land Difference	Valuation and translation Difference, etc. Sum
Balance at the Beginning of the Current Period	187	1,105	1,293	20,031
Changes during the Period
Dividends of Surplus				△732
Net Loss (Deduction)				△7,194
Purchase of treasury stock				△0
Reversal of land revaluation difference				1,302
Items other than shareholders' equity Net change during the period	△21	△1,302	△1,323	△1,323
Total Changes during the Period	△21	△1,302	△1,323	△7,948
Balance at the End of the Current Period	166	△196	△29	12,082

individual note list

Notes on Significant Accounting Policies

1.	Valuation standards and methods for assets

(1)	Paper money

Stocks of subsidiaries and affiliates Cost method using the moving-average method

Available-for-sale securities

Other than shares, etc. without a market price

Market value method based on the market price at the end of the period

(All unrealized gains and losses are reported directly to net assets and the cost of sales is calculated using the moving-average method.)

Shares, etc. without market price

Primarily stated at cost using the moving-average method

(2)	Inventory

Inventories held for normal sale

Cost method based on the gross average method (rest Table value is calculated by the method of devaluing the book value based on the decline in profitability)

2.	depreciation's method for fixed assets

Property, plant and equipment (excluding leased assets)

The straight-line method is adopted.

In respect of service life, the machinery and equipment consisted of bulk materials in 27 and the other tangible fixed assets consisted of service life stipulated in the Corporation Tax Act.

Intangible asset	The straight-line method is applied. The straight-line method is applied to software for internal use based on the internal usable period (five years).
Leased assets	Lease assets related to finance lease transactions where the ownership does not transfer
The lease term is service life and the straight-line method is adopted with a residual value of zero.

3.	Basis of recognition of provisions

(1)	Allowance for doubtful accounts In order to provide for losses due to bad debts, general claims
The amount of uncollectible receivables is estimated based on the actual ratio of doubtful receivables to the expected amount of uncollectible receivables after considering the collectibility of individual receivables.

(2)	Provision for bonuses	To be allocated to the payment of bonuses to employees, estimated future payments Accumulated other comprehensive income.

(3)	Provision for loss on guarantees	Financial statements of the insured party in order to provide for future loss on guarantees
The estimated amount of loss burden at the end of the current fiscal year is recorded by taking into account each condition, etc.

(4)	Provision for retirement benefits	Retirement at the end of the current fiscal year in order to provide for retirement benefits for employees
The amount is recorded based on the estimated benefit obligation and plan assets.

1)	Method of attributing expected retirement benefits to periods In calculating the retirement benefit obligation, the estimated retirement benefit amount shall be used for the current business year.
The method of attributing to the period until the end of the fiscal year is based on the benefit formula standard.

2)	Method of expensing actuarial gains and losses
Actuarial gains and losses are amortized by the straight-line method over a certain number of years (15 years) within the average remaining years of service of employees at the time when actuarial gains and losses are incurred in each fiscal year from the fiscal year following the year in which they are incurred.

4.	Standards for recognition of income and expenses

Our Company is responsible to manufacture and deliver the specialty steel products it receives from its customers.

We recognize revenue at the time of delivery or acceptance by the customer, as control of the product is transferred and the performance obligation is satisfied. For domestic sales of the product, revenue is recognized at the time of shipment by applying alternative treatment.

5.	Other important basic matters for the preparation of accounts

(1)	Accounting for retirement benefits	Accounting for unrecognized actuarial gains and losses on retirement benefits
The method of accounting for retirement benefits differs from the method of accounting for consolidated accounts.

(2)	The group aggregation system is applied.

6.	Notes to Accounting Estimates

(Recoverability of Deferred Tax Assets)

(1)The amount credited to accounts of the current business year

Deferred tax assets of \142 million were recorded in rest during the fiscal year under review.

(2)Other information that contributes to the understanding of users including accounts about the details of the accounting estimates

(i) Calculation method of the amount recorded in accounts for the current business year

Deferred tax assets are recognized to the extent that deductible temporary differences and tax loss carryforwards are recognized to reduce tax liability in the future.

(ii) Key assumptions used to calculate the amount recorded in accounts for the current financial year

Estimates of future taxable income used to determine the recoverability of deferred tax assets are based on business plan. Changes in expected sales volume and raw material and fuel prices are used as major assumptions in these estimates.

(iii) Impact on accounts in the next fiscal year

The estimated amount of future taxable income used in determining the recoverability of deferred tax assets is the best estimate based on available information. However, actual results may differ from such estimates due to uncertainties. As a result, there may be a material effect on the amount of deferred tax assets in accounts in the next fiscal year.

NOTES TO rest SCHEDULE

1.	Monetary claims and monetary debts against associated companies (excluding those stated separately)

Short-term monetary claims	JPY 3,062 million
Short-term monetary obligations	JPY 774 million

2.	Accumulated Tangible Fixed Assets in depreciation	47,385,000,000 yen

3.	Details of Guarantee Obligations

Guaranteed Party	Guaranteed Amount	Details of Guaranteed Obligations
Kams Co., Ltd.	1,454 million yen	Attachment of Memorandum of Understanding on Subsidiary Debts to KOBELCO FINANCIAL CENTER, LTD.
NK Seikou Co., Ltd.	24 million yen
Total	1,479 million yen	-

Note: Provision for loss on guarantee of obligations (current liabilities) is recorded for guarantee obligations to Kams Co., Ltd., and the amount obtained by deducting the provision for loss on guarantee of obligations of 126 million yen from the amount of guarantee of obligations of 1.58 billion yen for the current fiscal year.

4. discount, c. Repurchase obligations associated with securitization of receivables	JPY 484 million

Notes to the Income Statement

1.	transactions with affiliated companies

transactions from operating transactions
Sales	JPY 9,449 million
Purchases	3.75 billion yen
Selling, general and administrative expenses	100 million yen
Volume of transactions other than sales transactions Other income Other Expenses	111 million yen 1 million yen

2.	Notes to Impairment Accounting

During the fiscal year under review, our Company recorded impairment losses on the following asset groups:

Use	Locus	Class	Impairment loss
Special steel production facilities, etc.	Imizu City, Toyama Prefecture, and others	Machinery, equipment and land, etc.	6,912 million yen

Our Company groups its business assets based on the business categories adopted for internal management purposes. Rental assets, assets disposed of by decision making and assets not expected to be used in the future are grouped on an individual property basis.

As for special steel production facilities, etc., our Company, which manufactures and sells special steel products, has continuously recorded negative profit and loss arising from operating activities. As a sign of impairment was found, the book value was reduced to the recoverable amount and the decrease was recorded as an impairment loss under extraordinary loss. The breakdown is 770 million yen for buildings, 303 million yen for structures, 2,736 million yen for machinery and equipment, 3 million yen for vehicles and vehicles, 244 million yen for tools and equipment, 2.44 billion yen for land, 317 million yen for construction in progress, 2 million yen for facility use rights, and 95 million yen for software.

The recoverable amount of the asset group is measured based on the net sales value, of which the net sales value of land is evaluated based on the real estate appraisal value and the other assets are evaluated mainly based on the memorandum value.

Notes to the Statement of Changes in Net Assets

Matters regarding treasury stock

Class and number of treasury stock as of the last day of the current business year

Common stock	33,685 shares

Notes to Tax Effect Accounting

Analysis of Major Causes of Occurrence of Deferred Tax Assets and Deferred Tax Liabilities

(Deferred Tax Assets)
Provision for Bonuses	60 million yen
Loss on valuation of inventories	74
Provision for retirement benefits	340
Tax loss carryforwards	613
Impairment loss	4,011
Miscellaneous	275
Subtotal deferred tax assets	5,375
Valuation allowance for tax loss carryforwards	△613

Valuation allowance for the sum of future deductible temporary differences, etc.	△4,549
Total deferred tax assets	212
(Deferred tax liabilities)
Valuation difference on available-for-sale securities	70
Total deferred tax liabilities	70
Net deferred tax assets	142

In addition to the above, deferred tax assets related to land revaluation comprised the following:

(Deferred Tax Assets)
Deferred Tax Assets for Land Revaluation	JPY 60 million
Valuation allowance	△60
Subtotal of deferred tax assets for land revaluation	-

Notes on transactions with related parties

1.	Parent company and corporation Major shareholder, etc.

Class	Name of company, etc.	Location	Amount of Capital	Description of business	Voting Rights, etc. Ownership (Owned) Ratio	Relationship with Related Party
Parent corporation	Kobe Steel, Ltd.	Hyogo Prefecture Kobe City Chuo Ward	JPY 1 million 250,930	Iron and steel, non-ferrous metal, machinery, etc. Manufacturing and sales	(Owned) Direct 51.8%	Purchase of Kobe Steel products, sales of our Company products and borrowing of working capital, etc.

Transaction Details		transaction amount	Subject	Balance at the end of the period
Operating transactions	Purchase of materials, etc.	JPY 1 million	Account payable	JPY 1 million
		2,544		672
	Sales of special steel products	6,780	Accounts Receivable	1,796
Business Transactions Other Transactions	Obligation to Repurchase Receivables Securitization	484	-	-

Notes:	1.	Of the above amounts, the transaction amount excludes consumption taxes, and the year-end balance includes consumption taxes.
2.	Transaction Conditions and Policy for Determining Transaction Conditions

(1)	Purchases of raw materials are determined by negotiating prices based on prevailing market prices.

(2)	Sales of specialty steel products are determined by negotiating prices based on market prices and total costs.

(3)	The repurchase obligation related to the securitization of receivables is based on indemnity.

2.	Subsidiaries and Affiliates

Class	Name of Company, etc.	Location	Amount of Capital	Description of Business	Voting Rights, etc. Ownership (Owned) Ratio	Relationship with Related Parties
Subsidiary corporation	Kams Co., Ltd.	Gunma Prefecture Ota City	1 million yen	Processing and sales of various steel materials, heat treatment of metals, and surface treatment	Ownership Direct 100%	Sale of our Company Products and Heat treatment Guarantee of obligation Concurrent position of officers
300

Transaction Details		Transaction Amount	Items	Balance at the end of the period
business transaction	Sales of special steel products	JPY 1 million		JPY 1 million
		2,669	Accounts Receivable	1,189
Business Transactions Other Transactions	Guarantee of obligations	1,580	-	-

Notes:	1.	Of the above amounts, the transaction amount excludes consumption taxes, and the year-end balance includes consumption taxes.
2.	Transaction Conditions and Policy for Determining Transaction Conditions

(1)	With regard to sales of specialty steel products, etc., we propose our Company asking prices taking into consideration market prices and total costs, and determine prices after negotiating.

(2)	As for the debt guarantee, a debt guarantee was provided for the working capital loan from Cobelco KOBELCO FINANCIAL CENTER, LTD., and no guarantee fee was received. Provision for loss on debt guarantee of ¥126 million was recorded for the fiscal year under review.

Class	Name of Company, etc.	Location	Amount of Capital	Description of Business	Voting Rights, etc. Ownership (Owned) Ratio	Relationship with Related Parties
Subsidiary corporation	NK Seikou Co., Ltd.	Toyama Prefecture Imizu City	1 million yen	Heat treatment and various processing of metals, manufacture and sale of forgings	Ownership Direct 100%	Processing operations relating to the manufacture of our Company products Leasing of machinery and equipment Concurrent positions of officers
80

Transaction Details		Transaction Amount	Items	Balance at the end of the period
Operating transactions Transactions other than the above	Machinery, equipment, etc. Rent, etc.	1 million yen		1 million yen
		56	Accounts receivable	40
	Guarantees of obligations	24	-	-

Notes:	1.	Of the above amounts, the transaction amount excludes consumption taxes, and the year-end balance includes consumption taxes.Notes: 1. Of the above amounts, the transaction amount excludes consumption taxes, and the year-end balance includes consumption taxes.

2.	Transaction Conditions and Policy for Determining Transaction Conditions

(1)	Rental of facilities is determined through negotiations at cost calculated by our Company.

(2)	As for debt guarantee, debt guarantee was provided for working capital borrowing from KOBELCO FINANCIAL CENTER, LTD., and no guarantee fee was received.

Class	Name of Company, etc.	Location	Amount of Capital	Description of Business	Voting Rights, etc. Ownership (Owned) Ratio	Relationship with Related Party
Subsidiary corporation	Koshuha Foundry Co., Ltd.	Aomori Prefecture Hachinohe City	1 million yen	Manufacture and sale of cast iron products	Ownership Direct 100%	Purchase of products of Koshuha Foundry Co., Ltd. Leasing of land, buildings, etc. Guarantee of obligations Concurrent positions as officers
400

Transaction Details		Transaction Amount	Items	Balance at the end of the period
Operating transactions Other transactions	Land, building, etc. Rent, etc.	1 million yen		1 million yen
		45	-	-

Notes:	1.	Of the above amounts, the transaction amount excludes consumption taxes, and the year-end balance includes consumption taxes.
2.	Transaction Conditions and Policy for Determining Transaction Conditions

Rent for land, buildings and other properties is determined through negotiations based on cost calculated by our Company.

3.	Subsidiary Companies, etc.

Class	Name of Company, etc.	Location	Amount of Capital	Description of Business	Voting Rights, etc. Ownership (Owned) Ratio	Relationship with Related Party
Companies with the same Parent Company	KOBELCO FINANCIAL CENTER, LTD.	Tokyo Shinagawa-ku	1 million yen	Finance operations such as loan, receipt and payment, and purchase and sale of receivables	None	Deposits of surplus funds for the purpose of improving the Group's financial efficiency Borrowing of working capital, etc.
25

Transaction Details		Transaction Amount	Items	Balance at the end of the period
Operating transactions Other transactions	Deposit of surplus funds	JPY 1 million	Deposits with banks	1 million yen
		528		-
	Interest income arising from the deposit of surplus funds	1	-	-
	Borrowing of working capital, etc.	3,440	Call money	5,635
	Interest Expense for Debt Financing of Working Capital, etc.	30	-	-

Notes:	1.	The transaction amounts for deposits with banks and short-term borrowings represent the average balance during the period.
2.	Transaction Conditions and Policy for Determining Transaction Conditions
Interest on the deposits of surplus funds and borrowings of working capital, etc., is determined based on the proposal of Kobelco Financial Center, Inc. in consideration of market interest rates.

Notes on Revenue Recognition

1. Information Underlying the Understanding of Revenue from Contracts with Customers

Our Company is responsible to manufacture and deliver the specialty steel products it receives from its customers.

We recognize revenue at the time of delivery or acceptance by the customer, as control of the product is transferred and the performance obligation is satisfied. For domestic sales of the product, revenue is recognized at the time of shipment by applying alternative treatment.

Revenue is based on the compensation promised in the contract with the customer.

The compensation for the transaction is collected within one year after the fulfillment of the performance obligation in accordance with the contract with the customer.

Notes to Per Share Information

1. Net assets per share	824.56 yen
2. Net income per share	*490.98 yen

(Note)	Amounts are rounded down to the nearest 1 million yen.

Notes to Significant Subsequent Events

At an extraordinary meeting of the Board of Directors held on May 12, 2025 (hereinafter referred to as the "same day"), our Company resolved to implement a share exchange (hereinafter referred to as the "Share Exchange") with Kobe Steel, Ltd. (hereinafter referred to as "Kobe Steel") and our Company (Kobe Steel and our Company are hereinafter collectively referred to as the "Companies.") on February 2, 2026 (scheduled), in which Kobe Steel will become a wholly owning parent company and our Company will become a wholly owned subsidiary company, and on the same day, the two companies concluded a contract of exchange share exchange (hereinafter referred to as the "Share contract of exchange").

On the same day, the board of directors of both companies and Daido Steel Co., Ltd. ("Daido Steel") decided that, subject to the effectuation of the Share Exchange, the common shares of our Company's consolidated subsidiary, HF Casting Co., Ltd. held by our Company and the assets held by our Company in connection with its cast iron business shall be distributed in kind (hereinafter referred to as the "Cash Dividend") from our Company to Kobe Steel, and that Kobe Steel shall transfer its shares in our Company to Daido Steel subject to the effectuation of the Share Exchange and the implementation of the Cash Dividend, and Kobe Steel and Daido Steel concluded a share transfer agreement on the same day.

The Share Exchange is subject to the approval and permission of the Fair Trade Commission and other relevant authorities in Japan and overseas. At Kobe Steel, a simplified share exchange procedure that does not require approval by a resolution of the shareholders meeting pursuant to Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended) will be implemented. At our Company, a proposal on contract of exchange Shares will be submitted at the 100 th Ordinary General Meeting of Shareholders to be held on June 24, 2025.

Prior to the effective date of the Share Exchange (February 2, 2026 (scheduled)), the common stock of our Company is scheduled to be delisted from the Tokyo Stock Exchange Standard Market on January 29, 2026 (the final trading date is scheduled for January 28, 2026).

ARTICLES OF INCORPORATION

As amended on March 2, 2023

KOBE STEEL, LTD.

HISTORY

August 24, 1951	-	Changes pursuant to the amendments to the Commercial Code November 29, 1952

Changes in purposes, authorized capital, closure of the register of shareholders, election of the Representative Director and division of duties of Directors

November 27, 1954	-	Changes in purposes, authorized capital and establishment of supplemental provision (subscription right of new shares)

May 30, 1956	-	Changes in purposes and deletion of provision of subscription right of new shares

November 30, 1956	-	Changes in denomination of share certificates and in the full number of Directors

May 29, 1958	-	Changes in authorized capital and establishment of system of Chairman of the Board of Directors and matters pertaining thereto

May 30, 1960	-	Changes in demonstration of share certificates an in the full number of Directors

November 29, 1960	-	Changes in authorized capital and in the full number of Directors

November 29, 1963	-	Establishment of provisions of Transfer Agent November 30, 1964

	-	Changes in the full number of Directors

May 31, 1965	-	Changes in English corporate name and purpose November 27, 1970

May 30, 1975	-	Changes pursuant to the amendments to the Commercial Code June 26, 1981

	-	Changes in the full number of Directors

June 29, 1982	-	Changes pursuant to the amendments to the Commercial Code, etc. and shortening of the period of suspension of alterations of entries in the register of shareholders

June 29, 1983	-	Changes in electron of Representative Directors and Directors with Special Titles, in Division of Duties of Directors with Special Powers, and in person to convene and to act as chairman at Meetings of the Board of Directors

June 27, 1986	-	Changes in purpose and deletion of supplemental provision June 29, 1988

	-	Changes in purpose

June 28, 1990	-	Changes in the full number of Directors

June 27, 1991	-	Changes in record date, transfer agent, and share handling regulations

June 29, 1994	-	Changes pursuant to the amendments to the Commercial Code, etc.

June 29, 1995	-	Changes in purpose

June 26, 1998	-	Establishment of provisions of redemption of shares June 29, 1999

June 26, 2002	-	Changes in purpose and pursuant to the amendments to the Commercial Code, etc.

June 25, 2003	-	Changes in pursuant to the amendments to the Commercial Code, the full number of Directors and establishment of provisions of liability exemption of Directors and Audit & Supervisory Board Members from the Company

June 25, 2004	-	Establishment of provisions of purchase of own shares June 24, 2005 Changes pursuant to adoption of electronic public notice

June 28, 2006	-	Changes pursuant to enactment of the Companies Act, adoption of additional purchase of shares constituting less than one full unit Changes in the provision regarding the share handling regulations Changes to shorten notice for convocation of meetings of the Board of Directors and the Audit & Supervisory Board

June 26, 2007	-	Establishment of provision of agreement for limiting the liability of Outside Directors

June 24, 2009	-	Changes pursuant to enactment of the Law for Partial Amendments to the Law Concerning Book-Entry Transfer of Corporate Bonds and Other Securities for the Purpose of Settlement of Trade of Shares and Other Securities

January 6, 2010	-	Deletion of supplemental provisions

June 24, 2015	-	Changes in the provision of agreement for limiting the liability of Directors and Audit & Supervisory Board Members

June 22, 2016	-	Establishment of and changes in the provisions pursuant to the transition to a Company with an Audit & Supervisory Committee Establishment of the provision of delegation of important business execution decisions Changes in the provisions of division of duties of directors with special titles

October 1, 2016	-	Changes of the Total Number of Shares Authorized to Be Issued and Number of Shares Constituting One (1) Unit of Stock

June 21, 2018	-	Changes in the provision of Directors with Special Titles Changes in the provision of Person to convene and to Act as Chairman at Meetings of the Board of Directors

June 22, 2022	-	Establishment of the provision of measures for electronic provision of materials for the General Meeting of Shareholders pursuant to the amendments to the Companies Act,Changes in the full number of Directors March 2, 2023 -Deletion of supplemental provisions

ARTICLES OF INCORPORATION

1	CHAPTER I. GENERAL PROVISIONS

Article 1. Name

The name of the Company shall be Kabushiki Kaisha Kobe Seikosho. It shall be written in English as Kobe Steel, Ltd.

Article 2. Location of Head Office

The head office of the Company shall be located at Kobe, Japan.

Article 3. Purpose

The purpose of the Company shall be to engage in the following business:

1.	Manufacture and sale of iron, steel, non-ferrous metals, alloys, and ceramics;

2.	Manufacture and sale of cast iron products, cast and forged steel products, and cast and forged products of non-ferrous metal alloys;

3.	Manufacture and sale of chemical products;

4.	Supply of electricity;

5.	Manufacture and sale of composite materials, metal powders, compacted products, various processed products, and by-products related to the preceding items;

6.	Manufacture and sale of industrial, transportation, electrical, and other machinery and equipment;

7.	Manufacture and sale of electronic machines and electronic materials;

8.	Engineering of and contracting for the construction of steelmaking plants, chemical plants, cement plants, and other kinds of plants;

9.	Manufacture and sale of arms and their parts;

10.	Mining;

11.	Design, management, and contracting of civil engineering works, building works, and the construction of steel structures, bridges and other construction works;

12.	Sale, brokering, leasing, management and security service of real estate; and planning, execution, and management related to local development;

13.	Manufacture and sale of enzymes and microorganisms, related products, and production equipment;

14.	Manufacture, sale, exportation, and importation of medical supplies and medical equipment;

15.	Business related to data processing, telecommunication systems, and other information services;

16.	Business related to education, medical service, sports, leisure, and other services;

17.	Treatment and reclamation of industrial waste and other wastes;

18.	Sale of technology related to all of the foregoing; and

19.	All other business incidental or related to all of the foregoing.

Article 4. Organizations

The Company shall have the following organizations in addition to the General Meeting of Shareholders and Directors:

1.	Board of Directors;

2.	Audit & Supervisory Committee; and

3.	Accounting Auditors.

Article 5. Method of Public Notice

The method to make public notices of the Company shall be given by electronic public notices. Provided that if the Company is unable to give electronic public notices due to accidents or any other inevitable causes, the public notices shall be published in the "Nihon Keizai Shimbun".

2	CHAPTER II. SHARES

Article 6. Total Number of Shares Authorized to Be Issued and Number of Shares Constituting One (1) Unit of Stock

The total number of shares authorized to be issued by the Company shall be six hundred million (600,000,000).

The number of shares constituting one (1) unit of stock of the Company shall be one hundred (100).

Article 7. Limitation of the Right of Shareholders Holding Shares Constituting Less Than One

(1) Full Unit

The Company’s shareholders shall not be allowed to exercise any rights in respect of the shares constituting less than one (1) unit held by them, except for the following rights:

1.	Rights stipulated in each item of Article 189, paragraph 2 of the Companies Act;

2.	Rights to receive the allotment of offered shares and offered subscription rights, proportionate to the number of shares held by the shareholders; and

3.	Rights to make the request provided in the following Article.

Article 8. Additional Purchase of Shares Constituting Less Than One (1) Full Unit

The Company’s shareholders holding shares constituting less than one (1) unit may request the Company, in accordance with the Share Handling Regulations, to sell such number of shares that will constitute one (1) unit shares together with the shares constituting less than one (1) unit owned by shareholders.

Article 9. Administrator of the Register of Shareholders

The Company shall have an administrator of the register of shareholders.

The administrator of the register of shareholders and its business handling office shall be designated by resolution of the Board of Directors and the Company shall give public notice thereof. In this case, the preparation and retention of the register of shareholders and the ledger of subscription rights of the Company, as well as any other affairs concerning the register of shareholders and the ledger of subscription rights shall be entrusted to the administrator of the register of shareholders, and shall not be handled by the Company.

Article 10. Share Handling Regulations

Handling of the Company’s shares and the fees therefor, and matters pertaining to the exercise of rights by shareholders shall be in accordance with laws and regulations, or these Articles of Incorporation as well as the Share Handling Regulations prescribed by the Board of Directors.

3	CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 11. Time of Holding of General Meeting of Shareholders

year.

Ordinary General Meeting of Shareholders shall be convened in June of each

In addition to the preceding paragraph, the Company may convene Extraordinary

General Meeting of Shareholders whenever necessary.

Article 12. The record date for General Meeting of Shareholders

The record date for voting rights at the General Meeting of Shareholders shall be March 31 of each year.

Article 13. Chairman of General Meeting of Shareholders

The President shall act as the chairman of General Meeting of Shareholders.

If the President is unable to act, another Director shall act for him in accordance with the order previously established by the Board of Directors.

Article 14. Measures for Electronic Provision, Etc.

In the convocation of General Meetings of Shareholders, the Company shall provide electronically information that is the content of reference documents for the general meeting of shareholders, etc.

Of the matters to which electronic provision measures apply, the Company shall not be required to include all or part of matters stipulated in the Ordinance of the Ministry of Justice in the physical documents provided to shareholders who made requests for provision of physical documents by the record date for voting rights.

Article 15. Method of Making Resolution of General Meeting of Shareholders

Except as required by mandatory provisions of laws and regulations or as otherwise provided in these Articles of Incorporation, resolutions of General Meeting of Shareholders shall be adopted by the affirmative vote of shareholders representing a majority of the shares held by the shareholders with voting rights present thereat.

Resolutions of General Meeting of Shareholders provided in Article 309, paragraph 2 of the Companies Act shall be adopted by a vote of two-thirds (2/3) or more of the shareholders with voting rights who are present and who hold one-third (1/3) or more of the voting rights of all the shareholders.

Article 16. Voting by Proxy

In the event a shareholder exercises his or her voting right through a proxy, such proxy must be one (1) shareholder of the Company having the voting rights.

A shareholder and a proxy must submit a document evidencing his or her authority to the Company at each General Meeting of Shareholders.

Article 17. Minutes of General Meeting of Shareholders

The substance of the business at any General Meeting of Shareholders, the results thereof and other matters provided for by laws and regulations shall be described or recorded in the minutes of such meeting.

4	CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 18. Number of Directors

The number of Directors (excluding Directors who are Audit & Supervisory Committee Members) of the Company shall be no more than ten (10).

The number of Directors who are Audit & Supervisory Committee Members of the Company shall be no more than five (5).

Article 19. Election of Directors

The Directors shall be elected by resolution of a General Meeting of Shareholders. However, Directors who are Audit & Supervisory Committee Members shall be elected distinguishing from other Directors.

The Directors shall be elected by the affirmative vote of shareholders representing a majority of the shares held by the shareholders with voting rights present at such a meeting and the quorum requirement shall be not less than one-third (1/3) of the total number of voting rights of such shareholders. Provided, that cumulative voting shall not be used for the election of Directors.

The Company may elect Directors to be substitute Audit & Supervisory Committee Members at General Meeting of Shareholders by way of precaution against the cases where the number of Directors who are Audit & Supervisory Committee Members falls below the number required by laws and regulations.

Article 20. Representative Directors and Directors with Special Titles

The Board of Directors may by resolution select from among Directors (excluding Directors who are Audit & Supervisory Committee Members) one (1) President.

The Board of Directors shall by its resolution select the Representative Directors of the Company from among Directors (excluding Directors who are Audit & Supervisory Committee Members).

Article 21. Division of Duties of Directors with Special Titles

The President shall carry out the resolutions of the Board of Directors and supervise the Company’s business.

If the President is unable to act, another Director shall act for him in accordance with the order previously established by resolution of the Board of Directors.

Article 22. Term of Directors

The term of office of Directors (excluding Directors who are Audit & Supervisory Committee Members) shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year that ends within one (1) year after their appointment.

The term of office of Directors (excluding Directors who are Audit & Supervisory Committee Members) appointed to fill a vacancy or due to an increase in number shall be the same as the remainder of the terms of office of the remaining Directors (excluding Directors who are Audit & Supervisory Committee Members).

The term of office of Directors who are Audit & Supervisory Committee Members shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year that ends within two (2) years after their appointment.

The term of office of Directors who are Audit & Supervisory Committee Members appointed to fill a vacancy shall be the same as the remainder of the terms of office of the retired Directors who are Audit & Supervisory Committee Members.

Article 23. Remuneration, etc. of Directors

Remuneration, bonuses and other financial interest paid to Directors by the Company as consideration for their performance of duties (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of General Meeting of Shareholders.

However, Remuneration, etc., paid to Directors who are Audit & Supervisory Committee Members shall be determined by resolution of General Meeting of Shareholders distinguishing from other Director Remuneration, etc.

Article 24. Notice for Convocation of Meetings of the Board of Directors

Notice of meeting of the Board of Directors shall be sent to each Director no later than three (3) days prior to the date of the meeting. Provided, however, that in case of urgency, such period may be shortened.

Article 25. Person to convene and to Act as Chairman at Meetings of the Board of Directors

The Director previously determined by resolution of the Board of Directors shall convene and act as Chairman of Meetings of the Board of Directors except as required by mandatory provisions of laws and regulations.

If the Director set for the in the preceding paragraph is unable to act, the Director next in line in accordance with the order previously established by resolution of the Board of Directors shall convene the meeting and/or act as chairman.

Article 26. Delegation of Important Business Execution Decisions

In accordance with Article 399-13, paragraph 6 of the Companies Act, the Board of Directors may resolve to delegate all or part of decisions of execution of important operations (excluding matters listed in each item of paragraph 5 of the same Article) to Director(s).

Article 27. Method of Resolutions of Meetings of the Board of Directors

Resolutions of meetings of the Board of Directors shall be adopted by the affirmative vote of a majority of the number of Directors who are entitled to participate at such meetings, representing a majority of all Directors who are entitled to participate thereat.

In the event that the requirements under Article 370 of the Companies Act are satisfied, the Company shall deem that a relevant resolution has been passed by the Board of Directors.

Article 28. Minutes of Meetings of the Board of Directors

The summary of the proceedings at each meeting of the Board of Directors, the results thereof and other matters provided for by laws and regulations shall be recorded in the minutes and the Directors present shall affix their respective names and seal impressions on the minutes.

Article 29. Liability exemption of Directors from the Company

Under the provisions of Article 426, paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Directors (including the former Directors) from liability for damage stipulated by Article 423, paragraph 1 of the same law, within the limits permitted by laws and regulations.

In accordance with Article 427, paragraph 1 of the Companies Act, the Company may enter into agreements with Directors (excluding those are Executive Directors, etc.) in order to limit the liability for damages of such Directors stipulated in Article 423, paragraph 1 of the Companies Act. However, the total maximum liability under such agreements shall be an amount stipulated in laws and regulations.

5	CHAPTER V. AUDIT & SUPERVISORY COMMITTEE

Article 30. Notice for Convocation of Meetings of the Audit & Supervisory Committee

Notice of meeting of the Audit & Supervisory Committee shall be sent to each Audit & Supervisory Committee Member no later than three (3) days prior to the date of the meeting. Provided, however, that in case of urgency, such period may be shortened.

Article 31. Method of Resolutions of Meetings of the Audit & Supervisory Committee Resolutions of meetings of the Audit & Supervisory Committee shall be adopted by the affirmative vote of a majority of the number of Audit & Supervisory Committee Members who are entitled to participate at such meetings, representing a majority of all Audit & Supervisory Committee Members who are entitled to participate thereat.

Article 32. Full-time Audit & Supervisory Committee Members

The Audit & Supervisory Committee may by resolution select full-time Audit & Supervisory Committee Members.

Article 33. Minutes of Meetings of the Audit & Supervisory Committee

The summary of the proceedings at each meeting of the Audit & Supervisory Committee, the results thereof and other matters provided for by laws and regulations shall be recorded in the minutes and the Audit & Supervisory Committee Members present shall affix their respective names and seal impressions on the minutes.

6	CHAPTER VI. ACCOUNTS

Article 34. Business Year

The business year of the Company shall be one (1) year, commencing on April first (1st) of each year and end on March thirty-first (31st) of the following year.

Article 35. Decision-Making Organization for Distribution, etc. of Retained Earnings

Except as otherwise provided in laws and regulations, the Company shall determine the matters concerning distribution of retained earnings, etc. stipulated in each item of Article 459, paragraph 1 of the Companies Act, by resolution of the Board of Directors instead of the resolution of a General Meeting of Shareholders.

Article 36. Record Date for Distribution of Retained Earnings

The record date for year-end dividends of the Company shall be March thirty-first (31st) of each year.

The record date for interim dividends of the Company shall be September thirtieth (30th) of each year.

In addition to the preceding paragraphs, the Company may set a record date to distribute retained earnings.

Article 37. Prescription Period of Dividends

In case of cash dividends, and the dividends are not claimed by shareholders within five (5) years after the date of commencement of payment, such dividends shall revert to the Company.

7	SUPPLEMENTAL PROVISIONS

Article 1. Transitional Measures Regarding Liability Exemption of Audit & Supervisory Board Members Prior to Transitioning to a Company with an Audit & Supervisory Committee

The exemption of liability of Audit & Supervisory Board Members (including prior members) stipulated in Article 423, paragraph 1 of the Companies Act prior to the conclusion of the Ordinary General Meeting of Shareholders for the fiscal year ended March 31, 2016, as well as agreements concluded with Audit & Supervisory Board Members in order to limit the liability, shall be pursuant to Article 36, paragraphs 1 and 2 of the Articles of Incorporation prior to the amendments that will come into effect at the conclusion of the aforementioned Ordinary General Meeting of Shareholders.

Business Report

(From April 1, 2024 to March 31, 2025)

1.	Status of the Corporate Group

(1)	Progress and Results of Operations and Issues to Be Addressed

(a)	Progress and Results of Operations

During fiscal 2024, the Japanese economy continued to recover primarily driven by personal consumption and corporate production activities due to improvements in wages and employment conditions, despite some signs of stagnation along with rising prices and weak global demand. Overseas economies showed mixed results: While the U.S. economy remained solid, backed by strong personal consumption, in the face of rising prices and financial tightening, the European economy showed a gradual recovery particularly in the service sector, despite the continued slump in the manufacturing and construction sectors. In China, the pace of economic recovery slowed due to a continued downturn in the real estate market, sluggish personal consumption, and other factors.

Under these circumstances, our Company has been working on enhancing earning power and pursuing growth as set forth in the Kobelco Group Medium-Term Management Plan (Fiscal 2024–2026), while promoting the pass-through of rising costs to selling prices and striving to curb cost increases through self-help efforts.

As a result, fiscal 2024 consolidated net sales increased by 11.8 billion yen year on year to 2,555.0 billion yen. Operating profit decreased by 27.9 billion yen year on year to 158.7 billion yen due to factors such as cost increases centered on fixed costs, reduced gains from time lags in fuel cost adjustments and reduced temporary gains from changes in electricity selling prices (differences between the benchmark selling price of coal and our purchase price) in the electric power segment, despite the progress in price pass-through of rising costs in the steel & aluminum and advanced materials segments, as well as an increase in net sales due to the progress in existing orders in the machinery and engineering segments. Ordinary profit decreased by 3.7 billion yen year on year to 157.1 billion yen due to a decrease in operating profit, despite factors such as the elimination of an equity method investment loss arising from restructuring the automotive aluminum panel business, which was recorded in fiscal 2023, and an increase in compensation income related to the engine certification problem in Europe in the construction machinery segment. Profit attributable to owners of parent increased by 10.6 billion yen year on year to 120.1 billion yen due to factors such as a decrease in tax expenses, with an extraordinary loss of 16.1 billion yen resulting from impairment losses on non-current assets in the construction machinery and other segments, despite the recording of gain on bargain purchase arising from the acquisition of Kansai Coke and Chemicals Co., Ltd., turning it into a subsidiary.

Kobe Steel determines dividends taking its financial condition, business performance, future capital needs, and other factors into overall consideration with the aim of paying dividends on a continuous and steady basis in principle. Based on this, the Company has resolved to pay a year-end dividend of 55 yen per share for fiscal 2024. This, together with the interim dividend paid earlier, will bring the total annual dividend to 100 yen per share.

The progress and results of the Group’s business by business segment are as follows.

Steel & Aluminum

(Steel)Sales volume of steel products remained flat year on year due to factors such as an increase resulting from the completion of refurbishment of a steel plate finishing mill, despite a decrease in demand in the automotive sector. Selling prices were also flat year on year primarily due to a decline in raw material prices, despite the progress in price pass-through of rising costs.

As a result, net sales increased by 2.6% year on year to 914.4 billion yen. Ordinary profit decreased by 14.9 billion yen year on year to 24.3 billion yen due to factors such as cost increases centered on fixed costs and a deterioration in the sales mix due to a decrease in sales volume in the automotive sector, despite an improvement in the performance of U.S. affiliated companies.

(Aluminum)Sales volume of aluminum flat rolled products decreased year on year due to a decrease in demand in the automotive sector. Selling prices were higher than fiscal 2023 due to an increase in base metal prices.

As a result, net sales increased by 5.6% year on year to 201.7 billion yen. Ordinary loss improved by 22.4 billion yen year on year to a loss of 0.6 billion yen due to factors such as an increase in sales volume in the hard disk drive sector and the elimination of an equity method investment loss arising from restructuring the automotive aluminum panel business, which was recorded in fiscal 2023.

Overall, the steel & aluminum segment saw an increase in net sales by 3.1% year on year to 1,116.1 billion yen, and ordinary profit increased by 7.5 billion yen year on year to 23.6 billion yen.

●	Production Volume	(In thousands of tons)

Category	171st Business Term (Fiscal year 2023)	172nd Business Term (Fiscal year 2024)
Crude steel	6,020	6,013
Aluminum flat-rolled products	319	307
Note:	The above amount of crude steel includes the quantity produced with electric arc furnaces at Takasago Works.

Advanced Materials

Sales volume of advanced materials increased year on year in the copper rolled products business, which saw an increase in demand in the automotive sector. On the other hand, sales volume of titanium decreased year on year due to a decline in demand in the general industrial sector in China.

As a result, net sales increased by 6.4% year on year to 317.1 billion yen, and ordinary profit increased by 7.4 billion yen year on year to 10.7 billion yen due to progress in cost pass-through and other factors.

●	Production Volume	(In thousands of tons)

Category	171st Business Term (Fiscal year 2023)	172nd Business Term (Fiscal year 2024)
Aluminum extrusions	42	44
Copper rolled products	53	54

Welding

Sales volume of welding materials decreased year on year due to factors such as a decline in demand in the automotive and construction sectors, as well as a decrease in demand in Southeast Asia. Selling prices were higher than fiscal 2023 due to progress in cost pass-through and other factors.

As a result, net sales remained at a similar level to fiscal 2023 at 93.9 billion yen, and ordinary profit increased by 0.3 billion yen year on year to 5.2 billion yen due to progress in cost pass-through and other factors, despite a decrease in sales volume.

Machinery

Orders in the machinery business segment decreased by 4.1% year on year to 262.5 billion yen due to the difference from fiscal 2023, which recorded orders for large-scale projects, despite strong demand centered on the energy and chemical sectors with an order backlog of 254.4 billion yen.

Net sales increased by 13.1% year on year to 265.1 billion yen due to the progress in existing orders and an increase in service contracts, and ordinary profit increased by 2.9 billion yen year on year to 32.5 billion yen due to strong sales of machine units and services.

●	Orders	(Billions of yen)

Category		171st Business Term (Fiscal year 2023)	172nd Business Term (Fiscal year 2024)
Orders	Domestic	1,191	1,140
	Overseas	1,546	1,484
	Total	2,737	2,625
Backlog of Orders	Domestic	697	743
	Overseas	1,820	1,801
	Total	2,518	2,544

Engineering

Orders decreased by 23.1% to 164.7 billion yen, compared to fiscal 2023, which saw an increase in orders for several large projects in the waste treatment-related business, and order backlog was 441.9 billion yen.

Due to the progress of existing orders and other factors, net sales increased by 2.5% year on year to 174.8 billion yen, and ordinary profit increased by 3.6 billion yen year on year to 16.1 billion yen.

●	Orders	(Billions of yen)

Category		171st Business Term (Fiscal year 2023)	172nd Business Term (Fiscal year 2024)
Orders	Domestic	1,419	1,042
	Overseas	723	604
	Total	2,143	1,647
Backlog of Orders	Domestic	3,129	3,068
	Overseas	1,207	1,351
	Total	4,336	4,419

Construction Machinery

Unit sales of hydraulic excavators decreased year on year primarily due to sluggish demand in North America and Europe, affected by high interest rates, etc. On the other hand, unit sales of crawler cranes increased year on year due to the progress in resolving the engine certification problem, particularly in North America, among other factors.

As a result, net sales decreased by 4.0% year on year to 388.0 billion yen, while ordinary profit increased by 9.6 billion yen year on year to 18.7 billion yen due to factors such as progress in cost pass-through and compensation income related to the engine certification problem, despite cost increases centered on fixed costs.

Electric Power

Sales volume of electricity decreased year on year. The unit selling price of electricity was lower than fiscal 2023 due to fluctuations in thermal coal prices.

As a result, net sales decreased by 18.1% year on year to 258.8 billion yen, and ordinary profit decreased by 33.4 billion yen year on year to 52.3 billion yen due to factors such as reduced gains from time lags in fuel cost adjustments at the Kobe Power Plant No. 3 and 4 units and reduced temporary gains from changes in electricity selling prices at the Kobe Power Plant No. 1 to 4 units.

Other Businesses

Net sales decreased by 17.4% year on year to 8.9 billion yen, and ordinary profit decreased by 0.9 billion yen year on year to 3.8 billion yen.

Note 1:      Orders and backlog of orders include the amount of orders placed with Group companies.

Note 2:     Consolidated net sales include adjustments of (67.9) billion yen. The sales composition ratio is calculated based on the total net sales of each business segment excluding adjustments.

Definition of Ordinary Profit (Loss)*

Ordinary profit (loss) under accounting principles generally accepted in Japan (Japanese GAAP) is a category of profit (loss) that comes after operating profit (expense) and non-operating profit (expense), but before extraordinary income and loss. It is also called “pretax recurring profit” or simply “pretax profit.”

(b)	Issues to Be Addressed

Kobelco Group Medium-Term Management Plan (Fiscal 2024–2026)

The Kobelco Group Medium-Term Management Plan (Fiscal 2024–2026), announced in May last year, set forth two priority issues: (1) Enhancing earning power and pursuing growth and (2) taking on the challenge of realizing carbon neutrality.

While further reinforcing the business foundation by enhancing earning power, we will invest the management resources to capture future growth opportunities. Through these efforts, we aim to secure stable earnings with an ROIC of 6% or higher, and our vision for the future is to become a corporate group that achieves an ROIC of 8% or higher and grows sustainably.

In taking on the challenge of realizing carbon neutrality, we will work to contribute to reducing CO₂ emissions through our Group’s diverse technologies and actively promote the creation of new business opportunities. With respect to our Group’s production processes, we will also strive to reduce CO₂ emissions by 30–40% by 2030 compared to fiscal 2013 levels and take steps to achieve carbon neutrality by 2050.

The Group will work on transformation initiatives, collectively called KOBELCO-X, which serve as drivers to accelerate our efforts and achieve these targets. Through these, we aim to strengthen our Groupwide sustainability management and strive to transform into an appealing company, thereby building a business entity that drives innovation into the future.

The business environment surrounding the Group

The business environment surrounding the Group at the time of formulation of the Kobelco Group Medium-Term Management Plan (Fiscal 2024–2026) anticipated changes such as growing demand toward a sustainable society, rising raw materials procurement costs, and supply chain restructuring to meet the growing need for local production and local consumption, diminishing domestic demand and labor shortages driven by Japan’s declining population, and rapid transformation of digital technologies. At present, changes are occurring more rapidly than anticipated in supply chain and carbon neutrality trends, especially due to the changes in the tariff and energy policies of the United States following regime change. At the same time, while there are changes in the time frame, there are no major changes to the long-term assumptions regarding the business environment, and the Group will continue to work on the two priority issues of “enhancing earning power and pursuing growth” and “taking on the challenge of realizing carbon neutrality.”

Four key measures

In order to achieve the goals of our priority issues—“enhancing earning power and pursuing growth” and “taking on the challenge of realizing carbon neutrality,” we will steadily implement the four key measures of (1) Rebuilding the operation bases for the future business environment, (2) Achieving growth by capturing new demand and widening business domains in existing businesses, (3) Reducing CO₂ emissions in production processes, and (4) Strengthening sustainability management through transformation.

As to rebuilding the operation bases for the future business environment, the Group established a joint venture to manufacture and sell aluminum panels in the automotive panel business of aluminum rolled products, where we have yet to achieve profits, with Baowu Aluminum Technology Co., Ltd., majority-owned by China Baowu Steel Group Corporation Limited, the largest steel producer in China. With this, the Group has embarked on strengthening its business competitiveness in China. In the aluminum advanced materials and construction machinery businesses, we will focus on initiatives to improve base earnings such as price improvements and cost reductions to strengthen profitability. In other materials businesses such as steel and welding, we will study ways to maintain global competitiveness while addressing shrinking domestic demand, growing demand in emerging countries, carbon neutrality, etc.

For achieving growth by capturing new demand and widening business domains in existing businesses, we will make the most of business expansion and new demand, driven primarily by the energy transition, as growth opportunities. With a focus on the machinery and engineering businesses, we will work to expand and strengthen the sale of existing products and strive to expand into new business areas such as customer experience-oriented business and solution business utilizing the knowledge, technologies, and expertise that we have built up through our business activities so far, in combination with digital transformation (DX) technologies.

For reducing CO₂ emissions in production processes, the Group is strengthening its efforts to achieve even higher efficiency and lower CO2 emissions in the electric power business. An example of this is the participation in the Long-Term Decarbonization Power Resource Auction held by the Organization for Cross-regional Coordination of Transmission Operators, Japan (OCCTO) that led to the successful bid for the renovation of existing facilities allowing for 20% ammonia co-firing. In the steel business, we are mapping out a detailed path to achieving our CO₂ emissions reduction targets in production processes through measures such as charging an increased amount of hot briquetted iron (HBI) into the blast furnace.

For strengthening sustainability management through transformation, the Group will strengthen sustainability management by realizing its business strategy leveraging the KOBELCO-X initiatives from AX to GX.

Performance management indicators

Regarding materiality, which are important medium- to long-term issues for realizing its corporate philosophy, the Group has set indicators and targets in April last year. Our Group will continue to implement sustainability management including non-financial indicators and work to improve corporate value.

Please refer to our website (https://www.kobelco.co.jp/english/) for details of the progress of the “Kobelco Group Medium-Term Management Plan (Fiscal 2024-2026).”

Materiality	Subcategory	Indicators
Contributing to a green society(Note 1)	Response to climate change	(1) Reduction of CO2 emissions in production processes
(2) Contribution to reduction of CO2 emissions and net sales of related products
(3) Reduction of CO2 emissions in the electric power business
	Response to resource recycling	(4) Water recycling rate
(5) Water pollutant (COD, TP) load in restricted areas
(6) Disclosure based on the TNFD recommendations
Ensuring safety and security in community development and manufacturing	Supplying energy focused on S+3E(Note 2)	(7) Continuous stable supply of electricity
	Providing materials and machinery that meet needs	(8) Percentage of eco-friendly products in steel products
(9) Percentage of low-CO2 raw materials in aluminum rolled products
(10) Percentage of orders for environment-related machinery products (decarbonization, LNG, etc.)
(11) Total domestic unit sales of ICT construction machinery
(12) Percentage of welding solution products in sales

Providing solutions for the future connecting people and technology	Manufacturing and operational transformation through digitalization (DX)	(13) Employee awareness survey results on DX
	Integration and innovation of diverse intellectual assets	(14) Number of ideas for new businesses
Promoting active participation of diverse human resources	Enhancing organizational diversity	(15) Percentage of women in new graduate hires for career-track positions
(16) Percentage of women in new graduate hires for general technical positions and their turnover
(17) Number of female managers
	Creating a work environment where employees can play active roles	(18) Percentage of male employees taking paternity leave or special leave for childcare
(19) Number of annual paid leave days taken
	Encouraging the growth and initiative of every employee	(20) Instilling of the Group Corporate Philosophy
(21) Improving and expanding employee training
Pursuing governance that supports sustainable growth	Compliance and risk management	(22) Whistleblowing system usability
	Human rights	(23) Companies implementing human rights due diligence
	Safety and health	(24) Lost time injury frequency rate
	Quality assurance	(25) Percentage of business sites certified under the Quality Guidelines
	TQM	(26) Kobelco TQM practical management program completion rate

Note 1:  A green society is not limited to the narrow meaning of a society that merely uses natural energy, but is defined as a society that addresses climate change and resource recycling.

Note 2:  S+3E: Safety + Energy Security, Economic Efficiency, and Environment

(2)	Assets and Results of Operations

Assets and Results of Operations of the Group

Category		169th Business Term (Fiscal 2021)	170th Business Term (Fiscal 2022)	171st Business Term (Fiscal 2023)	172nd Business Term (Fiscal 2024)
Net sales	(Millions of yen)	2,082,582	2,472,508	2,543,142	2,555,031
[Overseas sales of the above]		722,559	783,480	829,860	880,802
Operating profit	(Millions of yen)	87,622	86,365	186,628	158,721
Ordinary profit	(Millions of yen)	93,233	106,837	160,923	157,192
Profit attributable to owners of the parent	(Millions of yen)	60,083	72,566	109,552	120,180
Basic earnings per share	(yen)	160.23	183.80	277.38	304.64
Total assets	(Millions of yen)	2,728,745	2,874,751	2,919,774	2,891,053
Net assets	(Millions of yen)	872,346	977,653	1,127,346	1,237,059
Net assets per share	(yen)	2,066.48	2,314.31	2,675.13	2,941.14

(3)	Major Businesses (As of March 31, 2025)

The major businesses undertaken by the Group are described below.

Category	Major Products and Businesses
Steel & Aluminum	Wire rods and bars (wire rods, steel bars), steel sheets (hot-rolled, cold-rolled, surface treated), steel plates, aluminum flat-rolled products, other (steel billets, foundry pig iron, pig iron for steelmaking, slag products)
Advanced Materials	Steel castings and forgings, aluminum-alloy and magnesium-alloy castings, titanium and titanium alloys, aluminum-alloy forgings and fabricated products, aluminum extrusions and fabricated products, copper rolled products, and steel powder
Welding	Welding materials (shielded metal arc welding rods, welding wires for automatic and semi-automatic welding, fluxes), welding robots, welding machines, welding robot systems, welding-related testing, analysis, and consulting
Machinery	Equipment for energy and chemical fields, equipment for nuclear power plants, tire and rubber machinery, plastic processing machinery, ultra-high-pressure presses, physical vapor deposition systems, metalworking machinery, compressors, refrigeration compressors, heat pumps, plants (steel rolling, non-ferrous, etc.), internal combustion engines, special alloys and other new materials (target materials, etc.), material analysis and testing
Engineering	Various plants and equipment (direct reduced iron, pelletizing, petrochemical, nuclear power-related, water treatment, waste treatment, etc.), automated guideway transit (AGT) systems, chemical and food processing equipment
Construction Machinery	Hydraulic excavators, mini excavators, environmental recycling machines, crawler cranes, wheel cranes, remote operation system for heavy machinery, and crane construction planning support software
Electric power	Electric power supply, heat supply
Other	High-pressured gas cylinder manufacturing and general trading company

(4)	Major Offices and Plants (As of March 31, 2025)

Head offices		KOBE (Registered Head Office), TOKYO
Domestic branch offices		OSAKA, NAGOYA
Domestic sales offices		HOKKAIDO (Sapporo), TOHOKU (Sendai), HOKURIKU (Toyama), CHUGOKU and SHIKOKU (Hiroshima), KYUSHU (Fukuoka), OKINAWA (Naha)
Overseas offices		DETROIT, BANGKOK, SHANGHAI, MUNICH
Research Laboratories		KOBE (Kobe)
Plants	Steel & Aluminum	KAKOGAWA (Hyogo), KOBE (Kobe), MOKA (Tochigi)
	Advanced Materials	TAKASAGO (Hyogo), CHOFU (Yamaguchi), DAIAN (Mie)
	Welding	FUJISAWA (Kanagawa), IBARAKI (Osaka), SAIJO (Hiroshima), FUKUCHIYAMA (Kyoto)
	Machinery Engineering	TAKASAGO (Hyogo)

Note 1: Overseas offices represent regional headquarters.

Note 2: The locations of head offices of major subsidiaries are described in “(5) Major Subsidiaries and Affiliated Companies.”

(5)	Major Subsidiaries and Affiliated Companies

(Subsidiaries)

Company Name [Location of Head Offices]	Share Capital	Ratio of Voting Rights (%)	Major Businesses
Nippon Koshuha Steel Co., Ltd. [Tokyo]	12,721 million yen	51.84	Manufacture and sale of special steel
Kobelco Wire Company, Ltd. [Amagasaki, Hyogo] *1	8,062 million yen	43.62	Manufacture and sale of secondary wire rod products Contracting construction work of structures
Kansai Coke and Chemicals Co., Ltd. [Amagasaki, Hyogo]	6,000 million yen	90.00	Manufacture and sale of coke and other chemical products
Kobelco Logistics, Ltd. [Kobe]	2,479 million yen	97.68	Harbor transportation, coastal shipping, customs clearance, truck transportation, warehousing and contracting plant work
Kobelco Bolt, Ltd. [Ichikawa, Chiba]	465 million yen	100.00	Manufacture and sale of bolts for construction and bridges
Kobelco E&M Co., Ltd. [Kobe]	150 million yen	100.00	Design, manufacture, installation, piping and maintenance of plants and equipment
Kobe Special Steel Wire Products (Pinghu) Co., Ltd. (China)	118,770 thousand yuan	52.00	Manufacture and sale of products processed from special steel wire rods in addition to purchase and sale as well as import and export of such products
Kobelco Precision Technology Sdn. Bhd. [Malaysia]	19,000 thousand Malaysian ringgit	100.00	Manufacture and sale of aluminum disk material for HDDs
Kobelco Millcon Steel Co., Ltd. [Thailand]	2,830 million Thai baht	75.00	Manufacture and sale of special steel and ordinary steel wire
Kobelco Aluminum Automotive Products (Suzhou) Co., Ltd. [China]	239,681 thousand yuan	85.00	Manufacture and sale of aluminum forgings for automotive suspensions
Kobelco Aluminum Automotive Products, LLC [United States] *1	154,000 thousand U.S. dollars	97.66	Manufacture and sale of aluminum forgings for automotive suspensions
Kobelco Aluminum Products & Extrusions Inc. [United States] *1	24,000 thousand U.S. dollars	100.00	Manufacture and sale of bumper materials and frame materials for automotive bumpers
Kobelco Electronics Material (Thailand) Co., Ltd. [Thailand]	105 million Thai baht	100.00	Slitting and sale of copper strips for electronic materials
Kobelco Welding of Qingdao Co., Ltd. [China]	211,526 thousand yuan	90.00	Manufacture and sale of welding materials, sale of welding robot systems and its parts
Kobelco Welding of Korea Co., Ltd. [Korea]	6,554 million won	87.74	Manufacture and sale of welding materials
Kobelco Compressors Corporation [Tokyo]	7,400 million yen	51.00	Manufacture, sale, and service of air compressors
Kobelco Machinery Engineering Co., Ltd. [Ogaki, Gifu] *1	388 million yen	100.00	Manufacture and sale of internal combustion engines, transmissions, and testing machines, etc.
Kobelco Research Institute, Inc. [Kobe]	300 million yen	100.00	Material analysis and testing, structural analyses Manufacture and sale of target material and inspection equipment for semiconductors, FPD, etc.
Shinko Wuxi Compressor Co., Ltd. [China] *1	150,000 thousand yuan	70.00	Manufacture and sale of compressors
Kobelco Compressors Manufacturing (Shanghai) Corporation [China] *1	87,796 thousand yuan	100.00	Development and manufacture of compressors and related products Sale and service of products of the Company

Company Name [Location of Head Offices]	Share Capital	Ratio of Voting Rights (%)	Major Businesses
Kobelco Industrial Machinery India Pvt. Ltd. [India] *1	863 million Indian rupees	100.00	Manufacture and sale of rubber mixers and twin-screw roller head extruder
Quintus Technologies AB [Sweden] *1	10 million Swedish krona	100.00	Design, manufacture, sale, and service of isostatic pressing equipment and sheet metal forming equipment
Kobelco Advanced Lube-System Asia Co., Ltd. [Korea]	7,909 million won	96.36	Assembly of nonstandard compressors, manufacture of auxiliary parts for nonstandard compressors, plastic processing machinery, etc.
Kobelco Compressors America, Inc. [United States] *1	5 thousand U.S. dollars	100.00	Manufacture and sale of compressor systems for process gas, refrigeration compressor systems and parts, etc.
Kobelco Eco-Solutions Co., Ltd. [Kobe]	6,020 million yen	100.00	Design, manufacture, construction, and maintenance of environmental plants Design, manufacture and maintenance of industrial machinery and equipment
Kobelco Eco-Maintenance Co., Ltd. [Kobe] *1	80 million yen	100.00	Operation of water treatment facilities and waste treatment facilities etc.
Midrex Technologies, Inc. [United States] *1	1 thousand U.S. dollars	100.00	Design and sale of MIDREX® Process (direct-reduction ironmaking process) plants
Kobelco Construction Machinery Co., Ltd. [Tokyo]	16,000 million yen	100.00	Manufacture, sale, and service of construction machinery
Kobelco Construction Machinery Japan Co., Ltd. [Ichikawa, Chiba] *1	490 million yen	100.00	Sale and service of construction machinery
Kobelco Construction Machinery Total Support Co., Ltd. [Kobe] *1	350 million yen	100.00	Leasing of construction machinery and temporary materials, sale and maintenance of construction machinery, asphalt milling works, sale of industrial machinery
Kobelco Construction Machinery (China) Co., Ltd. [China] *1	2,522,314 thousand yuan	100.00	Manufacture, sale, and service of construction machinery
Chengdu Kobelco Construction Machinery Financial Leasing Ltd. [China] *1	374,199 thousand yuan	88.95	Leasing business
Kobelco Construction Machinery Southeast Asia Co., Ltd. [Thailand] *1	2,279 million Thai baht	100.00	Manufacture, sale, and service of construction machinery
Kobelco Construction Equipment India Pvt. Ltd. [India] *1	4,512 million Indian rupees	100.00	Manufacture, sale, and service of construction machinery
Kobelco Construction Machinery Europe B.V. [Netherlands] *1	8,800 thousand euro	100.00	Sale and service of construction machinery
Kobelco International (S) Co., Pte. Ltd. [Singapore] *1	1,058 million yen	100.00	Sale and service of construction machinery
Pt. Daya Kobelco Construction Machinery Indonesia [Indonesia] *1	1,312,592 million Indonesia rupiah	100.00	Sale and service of construction machinery
Kobelco Construction Machinery Australia Pty. Ltd. [Australia] *1	10,000 thousand Australian dollars	100.00	Sale and service of construction machinery
Kobelco Construction Machinery U.S.A. Inc. [United States] *1	2 thousand U.S. dollars	100.00	Sale and service of construction machinery
Kobelco Power Kobe Inc. [Kobe]	3,000 million yen	100.00	Wholesale power supply
Kobelco Power Moka Inc. [Moka, Tochigi]	600 million yen	100.00	Wholesale power supply
Kobelco Power Kobe No. 2, Inc. [Kobe]	300 million yen	100.00	Wholesale power supply

Company Name [Location of Head Offices]	Share Capital	Ratio of Voting Rights (%)	Major Businesses
Kobelco (China) Holding Co., Ltd. [China]	1,775,939 thousand yuan	100.00	A holding company in China
Kobe Steel USA Holdings Inc. [United States]	205 thousand U.S. dollars	100.00	Holding shares of companies in the United States

(Affiliated Companies)

Company Name [Locations of Head Offices]	Share Capital	Ratio of Voting Rights (%)	Major Businesses
Nippon Steel Kobelco Metal Products Co., Ltd. [Tokyo]	300 million yen	35.00	Manufacture and sale of products for civil engineering and construction
Kobelco Baosteel Automotive Aluminum Rolled Products Co., Ltd. [China] *1	999,621 thousand yuan	50.00	Manufacture and sale of aluminum sheets for automotive panels
Kobelco Automotive Aluminum Rolled Products (China) Co., Ltd. [China]	884,000 thousand yuan	– [100.00]	Manufacture and sale of aluminum sheets for automotive panels
Kobelco Angang Auto Steel Co., Ltd. [China] *1	700,000 thousand yuan	49.00	Manufacture and sale of cold-rolled, high-tensile strength steel
Ulsan Aluminum, Ltd. [Korea]	686,961 million won	50.00	Manufacture of aluminum sheet base material
PRO-TEC Coating Company, LLC [United States] *1	123,000 thousand U.S. dollars	50.00	Manufacture and sale of galvanized steel sheet and cold-rolled, high-tensile strength steel
Japan Aeroforge, Ltd. [Kurashiki, Okayama]	1,850 million yen	40.54	Manufacture and sale of large forgings
Hokuto Co., Ltd. (Hachinohe, Aomori) *1	30 million yen	34.00	Manufacture, sale, repair and leasing of civil engineering, construction, work, mining, transportation, electrical machinery, etc.
Shinsho Corporation [Osaka] *1 *2	5,650 million yen	35.97	Import/export and trading of iron & steel and nonferrous metal products and machinery, etc.
Shinsei Kobelco Leasing Co., Ltd. [Kobe]	3,243 million yen	20.00	Leasing and installment sale of construction machinery, industrial equipment, office equipment, and other moveable property
TC Kobelco Real Estate Co., Ltd. [Kobe]	3,037 million yen	25.00	Real estate sale and leasing, and insurance agency business

Note 1:	*1 in the above table indicates that the shareholdings of subsidiaries are included in the amount.
Note 2:	*2 in the above table indicates that shares held as part of a retirement benefits trust are included in the amount.
Note 3:	The figure inside the square brackets shows the percentage owned by close associate or consenting party (Kobelco Baosteel Automotive Aluminum Rolled Products Co., Ltd.).
Note 4:	During fiscal 2024, Kobe Special Steel Wire Products (Pinghu) Co., Ltd., Kobelco Electronics Material (Thailand) Co., Ltd., Kobelco Construction Machinery Australia Pty. Ltd., and Kobelco Baosteel Automotive Aluminum Rolled Products Co., Ltd. were newly added.
Note 5:	Kobe Aluminum Automotive Products, LLC changed its trade name to Kobelco Aluminum Automotive Products, LLC as of May 2, 2024.
Note 6:	Toyo Sugiue Co., Ltd. conducted an absorption-type merger of Sasainakamura and Y’s Yoshihara and changed its trade name to Kobelco Construction Machinery Total Support Co., Ltd. as of April 1, 2024.
Note 7:	During fiscal 2024, Ulsan Aluminum, Ltd. increased its capital to 686,961 million won due to a capital increase.
Note 8:	During fiscal 2024, the Company acquired additional shares in Kansai Coke and Chemicals Co., Ltd., making it a significant subsidiary of the Company and increasing the ratio of voting rights held by the Company and its Group companies in it from 24.00% to 90.00%.
Note 9:	During fiscal 2024, Kobelco Automotive Aluminum Rolled Products (China) Co., Ltd., which used to be a subsidiary, became an affiliate of the Company due to loss of control from organizational restructuring.
Note 10:	The Company acquired additional shares of Kansai Coke and Chemicals Co., Ltd., increasing the ratio of voting rights held by the Company and its Group companies in it to 100.00% as of April 30, 2025.

(6)	Capital Investments

Total capital investment in fiscal 2024 on a construction (inspection and acceptance) basis is 115.8 billion yen.

(7)	Financing Activities

During fiscal 2024, the Group issued 50.0 billion yen in unsecured bonds for part of repayment of borrowings.

(8)	Major Lenders and Amount of Borrowings (As of March 31, 2025)

Main Lenders	Balance of Loans (Millions of yen)
Mizuho Bank, Ltd.	112,314
MUFG Bank, Ltd.	84,580
Development Bank of Japan Inc.	79,964
Sumitomo Mitsui Banking Corporation	69,590
Note:	In addition to the amounts stated above, there was a syndicate loan amounting to a total of 31,700 million yen with Mizuho Bank, Ltd., MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation as agent banks, which is not included in the balance of loans of the respective lenders.

(9)	Employees (As of March 31, 2025)

(a)	Employees of the Group	(Persons)	(b)	Employees of the Company

Category	Number of Employees	Number of Employees	11,895 persons
Steel & Aluminum	13,338	Increase from the Previous Fiscal Year-End	361 persons
Advanced Materials	4,706
Welding	2,355	Average Age	39.9 years old
Machinery	6,224	Average Years of Service	15.4 years
Engineering	3,780	Note 1: The number of employees indicates the number of working employees.
Construction Machinery	6,894
Electric Power	335	Note 2: The number of employees stated above does not include 800 seconded employees.
Other or companywide	1,662
Total	39,294
Note:	The number of employees indicates the number of working employees.

2.	Shares of the Company (As of March 31, 2025)
(1)	Total number of shares authorized to be issued	600,000,000 shares
(2)	The aggregate number of issued shares	396,345,963 shares
(3)	Total number of shareholders	279,150
(4)	Major shareholders (Top ten shareholders)

Name of Shareholders	Number of Shares Held (Thousands of shares)	Shareholding Ratio (%)	Shares Held in Major Shareholders
			Number of Shares Held (Thousands of shares)	Shareholding Ratio (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	67,083	16.94	–	–
Custody Bank of Japan, Ltd. (Trust Account)	16,892	4.26	–	–
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	8,793	2.22	–	–
STATE STREET BANK AND TRUST COMPANY 505001	5,579	1.41	–	–
Nippon Life Insurance Company	5,059	1.28	–	–
STATE STREET BANK WEST CLIENT - TREATY 505234	4,939	1.25	–	–
SHIMABUN Corporation	4,420	1.12	–	–
Kobe Steel Employee Stock Ownership Plan	4,311	1.09	–	–
STATE STREET BANK AND TRUST COMPANY 505103	4,027	1.02	–	–
Shinko Kuroganekai Kyoeikai	3,466	0.88	–	–

Note 1:	The Company holds 281,700 treasury shares. Treasury shares are excluded in the calculation of the major shareholders’ ratio of shareholding in the Company.
Note 2:	The number of shares acquired by the Company through the purchase of shares less than one unit during fiscal 2024 is 7,977 shares (total acquisition price is 14,416,340 yen). The number of treasury shares disposed of in response to a request for additional purchase of shares less than one unit is 364 shares (total disposal price is 592,037 yen).
Note 3:	The number of shares delivered to directors (excluding outside directors and directors who are Audit & Supervisory Committee members) by the Company as medium- to long-term incentive compensation during fiscal 2024, through the Board Benefit Trust, is as follows. Shares are provided on a fixed date every three years during the trust period and at the time of leaving the director’s position (except where the said person continues to serve as executive officer), and there was no due date for the share benefits in fiscal 2024. Accordingly, shares have been delivered only to directors who have resigned. In addition, outside directors and directors who are Audit and Supervisory Committee members are not eligible for medium- to long-term incentive compensation considering their responsibilities. Please refer to “3. Directors, Audit & Supervisory Committee Members and Executive Officers” for the Company’s remuneration system for Directors and Executive Officers.

	Number of shares	Number of recipients
Directors (excluding outside directors and directors who are Audit & Supervisory Committee members)	25,900	1

3.	Directors, Audit & Supervisory Committee Members and Executive Officers

(1)	Directors (As of March 31, 2025)

Positions	Name	Duties & significant concurrent positions
President (Representative Director)	Yoshihiko Katsukawa
Executive Vice President (Representative Director)	Hajime Nagara	Oversees the Internal Control and Audit Department, the Environment and Safety Department, the Legal Department, the General Administration and CSR Department, the Human Resources Department, the Civil Engineering & Construction Technology Department, the Machinery & Materials Procurement Department, the Rugby Center, domestic branch offices and sales offices, and Takasago Works (departments under its direct supervision). Oversees companywide compliance. Oversees companywide safety and health.
Oversees companywide environmental control and disaster prevention.
Director, Executive Officer	Koichi Sakamoto	Oversees the Quality Management Department, the Technology Strategy & Planning Department, and the Intellectual Property Department. Oversees the Technical Development Group. Oversees companywide quality. Oversees companywide TQM activities. Oversees companywide technical development.
Director, Executive Officer	Shinji Miyaoka	Oversees the Business Development Department and the IT Planning Department. Oversees companywide information systems.
Director, Executive Officer	Kazuhiko Kimoto	Oversees the Corporate Planning Department, the Finance and Accounting Department, and overseas locations (under the Head Office). Responsible for the special assignments from the president and CEO. Assists the director overseeing the General Administration and CSR Department in IR activities.
Director	Yumiko Ito	Chair of the Company’s Board of Directors, Representative of Ito Law Office, Outside Director of NIPPON EXPRESS HOLDINGS, INC.
Director	Shinsuke Kitagawa	Outside Audit & Supervisory Board Member of YUTAKA TRUSTY SECURITIES CO., LTD., President of the Japan Commercial Arbitration Association
Director	Yoshie Tsukamoto	President, CEO and Representative Director of NTTCom Online Marketing Solutions Corporation
Director (Audit & Supervisory Committee Member, full time)	Gunyu Matsumoto
Director (Audit & Supervisory Committee Member, full time)	Yuichiro Goto
Director (Audit & Supervisory Committee Member)	Masaaki Kono	Committee Chair of the Company’s Audit & Supervisory Committee, Chairman and Director of Orient Corporation
Director (Audit & Supervisory Committee Member)	Kunio Miura	Representative of Kawamoto and Miura Law Office, Outside Audit & Supervisory Board Member of ASAHI INTELLIGENCE SERVICE CO., LTD.
Director (Audit & Supervisory Committee Member)	Nobuko Sekiguchi	Outside Director (Audit and Supervisory Committee Member) of H2O RETAILING CORPORATION

Note 1:	Six directors Yumiko Ito, Shinsuke Kitagawa, Yoshie Tsukamoto, Masaaki Kono, Kunio Miura and Nobuko Sekiguchi are outside directors under Article 2, Item 15 of the Companies Act.
Note 2:	The Company has registered six directors Yumiko Ito, Shinsuke Kitagawa, Yoshie Tsukamoto, Masaaki Kono, Kunio Miura and Nobuko Sekiguchi as independent directors with the financial instruments exchange.
Note 3:	Directors Masaaki Kono and Nobuko Sekiguchi have considerable financial and accounting knowledge.

・	Director Masaaki Kono has engaged in banking operations for many years.
・	Director Nobuko Sekiguchi has engaged in operations at finance and accounting departments at business enterprises for many years.

Note 4:	The Company appoints full-time Audit & Supervisory Committee members at the Audit & Supervisory Committee. Full-time Audit & Supervisory Committee members are appointed to improve the audit environment, gather internal information, and conduct regular audits of the readiness of the internal governance system for the Audit & Supervisory Committee to facilitate the smoother execution of duties.
Note 5:	There are no special relationships that require disclosure between the Company and entities in which outside directors concurrently serve.
Note 6:	The directors who left the director’s position during fiscal 2024 are as follows:

Positions	Name	Date of leaving
Director	Mitsugu Yamaguchi	June 19, 2024
Director	Hiroyuki Bamba	June 19, 2024
Director (Audit & Supervisory Committee Member, full time)	Hiroshi Ishikawa	June 19, 2024

Note 7:	Duties/positions or significant concurrent positions of directors whose duties/positions or significant concurrent positions changed effective April 1, 2025 are as follows.
Positions	Name	Duties & significant concurrent positions
Executive Vice President (Representative Director)	Hajime Nagara	Oversees the Internal Control and Audit Department, the Environment and Safety Department, the Legal Department, the General Administration and CSR Department, the Human Resources Department, the Rugby Center, domestic branch offices and sales offices, and Takasago Works (departments under its direct supervision). Oversees companywide compliance. Oversees companywide environmental control and disaster prevention.
Director, Executive Officer	Shinji Miyaoka	Oversees the Business Development Department, the IT Planning Department, the Civil Engineering & Construction Technology Department, and the Machinery & Materials Procurement Department. Oversees companywide information systems.
Responsible for the special assignments from the president and CEO.
Assists the director overseeing the General Administration and CSR Department in marketing planning.
Director (Audit & Supervisory Committee Member)	Masaaki Kono	Committee Chair of the Company’s Audit & Supervisory Committee, Director of Orient Corporation

Reference:	The Company’s Executive Officer System

The Company has implemented an executive officer system. The names and duties of executive officers as of April 1, 2025 are as follows.

Positions	Name	Duties
Executive Vice President	Shoji Miyazaki	Head of the Steel & Aluminum Business
Executive Officer	Yasushi Amano	Responsible for overall industrial machinery in the Machinery Business, General Manager of the Production Division in the Machinery Business. Deputy General Manager of the Management Division in the Machinery Business
	Hitoshi Arimura	General Manager of Moka Works in the Steel & Aluminum Business
	Kazuo Iritani	General Manager of the Engineering Division in the Machinery Business, Deputy General Manager of the Management Division in the Machinery Business
	Yutaka Okusa	Responsible for overseas locations (under the Head Office). General Manager of the Corporate Planning Department
	Yasushi Okano	Responsible for the Planning & Management Department, the Technology Management Department (Technology Management Group), the Quality Assurance Department, the Takasago Management Department, and the Takasago Quality Assurance Department in the Advanced Materials Business. Responsible for Chofu Works (departments under its direct supervision) and Daian Works (departments under its direct supervision, excluding the Casting & Forging Research & Development Section) in the Advanced Materials Business.
	Yoichi Kageki	General Manager of the New Business Development Division in the Machinery Business, Deputy General Manager of the Management Division in the Machinery Business
	Takeharu Kato	Responsible for the Aluminum Casting & Forging Unit, the Titanium Unit, and the Copper Rolled Products Unit in the Advanced Materials Business. General Manager of the Business Planning Department in the Advanced Materials Business
	Ryosaku Kadowaki	Head of the Advanced Materials Business
	Yoichi Kamiyauchi	Responsible for the SQE System Management Department, the New Business Promotion Section, the Nuclear Project Department, the CWD Project Center, and the Infrastructure Project Department in the Engineering Business.
	Takahiko Kizawa	Responsible for the Business Development Department in the Steel & Aluminum Business.
	Toshihide Kinoshita	Responsible for the Technology Planning Department, the IT Management Department and the Resource Recycling Department in the Steel & Aluminum Business. Responsible for the special assignments from the Head of the Steel & Aluminum Business.
	Shogo Sarumaru	Head of the Machinery Business, General Manager of the Management Division in the Machinery Business
	Kazuyuki Suenaga	Head of the Welding Business
	Yasufumi Takada	Responsible for the Steel Casting & Forging Unit, the Aluminum Extrusion & Suspension Unit, and the Steel Powder Unit in the Advanced Materials Business.
	Masaki Tanigawa	General Manager of the Aluminum Flat Rolled Products Unit in the Steel & Aluminum Business
	Hajime Nakanishi	Responsible for the Automotive Materials Planning Section, the Automotive Sheet Sales Department, and the Nagoya Steel & Aluminum Sheet Sales Department in the Steel & Aluminum Business. General Manager of the Steel Sheet Products Unit in the Steel & Aluminum Business. Responsible for companywide automotive projects.
	Shoji Nakamura	General Manager of Kakogawa Works in the Steel & Aluminum Business
	Keitaro Nakamori	Responsible for the Legal Department, the General Administration and CSR Department, the Rugby Center, domestic branch offices and sales offices, and Takasago Works (departments under its direct supervision)
	Satoshi Nishino	Head of the Technical Development Group

Positions	Name	Duties
Executive Officer	Sumikazu Hoda	Responsible for the Planning & Management Department and the Raw Materials Procurement Department in the Steel & Aluminum Business.
	Tsuyoshi Mataka	General Manager of the Wire Rod & Bar Products Unit in the Steel & Aluminum Business, General Manager of the Steel Plate Products Unit in the Steel & Aluminum Business
	Yoshihiro Miyake	Responsible for the Automotive Sheet Products Technical Marketing Department and the Research & Development Laboratory in the Steel & Aluminum Business. Responsible for overall automotive sheet products in the Steel & Aluminum Business. Assists the unit heads in overall steel product technologies in the Steel & Aluminum Business.
	Masahiro Motoyuki	Head of the Engineering Business, Responsible for the companywide construction business.
Daizo Morita	Responsible for the Environment and Safety Department, the Quality Management Department, the Human Resources Department, and companywide safety and health. Responsible for companywide environmental control and disaster prevention.
Responsible for companywide quality. Responsible for companywide TQM activities.
	Yoichiro Yamazaki	Responsible for the Technology Strategy & Planning Department, the Business Development Department, and the Intellectual Property Department. Responsible for companywide technical development.
	Toshiyuki Yamaji	Responsible for the Internal Control and Audit Department and the Finance and Accounting Department. Responsible for companywide compliance.
	Kunihiko Yoshitake	Head of the Electric Power Business

(2)	Overview of the Agreement Limiting Liability

The Company has entered into agreements limiting liability with outside directors who are not Audit & Supervisory Committee members and directors who are Audit & Supervisory Committee members that are listed in “(1) Directors” as stipulated in Article 423, Paragraph 1 of the Companies Act, pursuant to Article 427, Paragraph 1 of the provisions of the Companies Act and the Company’s Articles of Incorporation. Limits on liability for damages under these agreements shall be the amount set forth by laws and regulations.

(3)	Overview of the Compensation Agreement

In order to secure superior talent and prevent directors from being intimidated in the performance of their duties, the Company has entered into a compensation agreement as stipulated in Article 430-2, Paragraph 1 of the Companies Act with all directors (including directors who are Audit & Supervisory Committee members) listed in “(1) Directors,” to compensate expenses stipulated in Item 1 of the same Paragraph and the losses stipulated in Item 2 of the same Paragraph to the extent provided by laws and regulations. Under the relevant agreement, the following measures are taken to ensure that the appropriateness of the execution of duties by directors is not impaired.

(a)	In order to compensate the losses mentioned in Item 2 of the same Paragraph, the agreement shall be subject to a binding judgment or reconciliation which the Company deems appropriate.

(b)	If it is found that director’s execution of duties was intended for promoting improper interests or inflicting damage on the Company, or director’s explanation to the Company regarding the claim for compensation was false in any material respect, the Company may determine the said director is not eligible for compensation and demand the return of the amount of compensation already received by the director.

(4)	Overview of the Directors and Executive Officers Liability Insurance Contract

The Company has entered into a directors and executive officers liability insurance contract with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act with directors (including directors who are Audit & Supervisory Committee members), executive officers, and “important employees” as defined by a resolution of the Board of Directors as the insured to secure superior talent and prevent them from being intimidated in the performance of their duties.

To enable appropriate risk-taking by top management, the Company bears all insurance premiums. The insured do not substantially bear any insurance premiums.

The contract covers expenses and damage payments to be borne by insured persons arising from corporate litigation, third-party litigation, and shareholder derivative suits, etc. However, to ensure that the appropriateness of the execution of duties by the insured is not hindered, there are certain exemptions, such as in case of actions taken with the knowledge that such actions are in violation of laws and regulations.

(5)	Total Amount of Remuneration for Directors

Category	Number of Payees (Persons)	Amount (Millions of yen)	Breakdown of total amount by type of remuneration (Millions of yen)			Remarks
			Basic remuneration	Performance-based compensation	Medium- to long-term incentive compensation
Directors (excluding Audit & Supervisory Committeemembers) (of which, outside directors)	10 (4)	549 (46)	282 (46)	194 (–)	72 (–)	Number of Payees and Amount include one internal director (excluding Audit & Supervisory Committee members), one outside director (excluding Audit & Supervisory Committee members) and one internal director (who is Audit & Supervisory Committee member) that resigned in fiscal 2024.
Director (Audit & Supervisory Committee Member) (of which, outside directors)	6 (3)	116 (49)	116 (49)	– (–)	– (–)
Total	16	666	398	194	72

Note 1:	Regarding the basic remuneration of the total amount of remuneration for directors (excluding directors who are Audit and Supervisory Committee members), the 169th Ordinary General Meeting of Shareholders held on June 22, 2022 passed a resolution that the maximum amount shall be within a total of 460 million yen per fiscal year. As of the conclusion of said General Meeting of Shareholders, the number of directors (excluding directors who were Audit and Supervisory Committee members) eligible was eight (8) (of which, three (3) were outside directors). Meanwhile, the 171st Ordinary General Meeting of Shareholders held on June 19, 2024 passed a resolution that the limit of performance-based compensation shall be within a total of 387 million yen per fiscal year. As of the conclusion at the said General Meeting of Shareholders, the number of directors (excluding directors who were Audit and Supervisory Committee members) eligible for performance-based compensation was five (5). In addition, the 171st Ordinary General Meeting of Shareholders held on June 19, 2024 passed a resolution that the maximum amount to be contributed as funds for acquiring the Company’s shares to the Board Benefit Trust (BBT), which has been introduced as a medium- to long-term incentive compensation for directors (excluding outside directors and directors who are Audit & Supervisory Committee members), shall be within 400 million yen for a three-fiscal year period and the number of points granted per fiscal year shall be within 471,200 points. As of the conclusion at the said General Meeting of Shareholders, the number of directors (excluding outside directors and directors who are Audit & Supervisory Committee members) who are eligible for medium- to long-term incentive compensation was five (5).
Note 2:	Regarding the total amount of remuneration for directors who are Audit and Supervisory Committee members, the 163rd Ordinary General Meeting of Shareholders held on June 22, 2016 passed a resolution that the maximum amount of basic remuneration shall be within a total of 132 million yen per fiscal year. As of the conclusion at the said General Meeting of Shareholders, the number of directors who were Audit and Supervisory Committee members eligible for basic remuneration was five (5) (of which, three (3) were outside directors).
Note 3:	The Company does not pay bonuses to directors.

Note 4:	The total amount of performance-based compensation is the estimated amount of payment, and the total amount of medium- to long-term incentive compensation is the amount of expenses posted for points awarded.
Note 5:	The detailed calculation method of the remuneration and other benefits for individual directors of the Company is specified in the internal regulations as approved by the Nomination & Compensation Committee, based on the Company’s Basic Policy on Remuneration for Directors and Executive Officers resolved at a meeting of the Board of Directors, and relevant details are determined in accordance with those internal regulations. The remuneration and compensation for individual directors for fiscal 2024 have been determined based on the said internal regulations, and the Board of Directors deems that this is in line with the Company’s policy on determination. The Company’s Basic Policy on Remuneration for Directors and Executive Officers is as follows.

Basic Policy on Remuneration for Directors and Executive Officers

1)	Basic Approach to Remuneration for Directors and Executive Officers
A)	The system aims to secure talented human resources who can contribute to the Company’s sustainable development, and appropriately compensate for such efforts.
B)	The system aims to share values widely with stakeholders and promote not only short-term growth but also medium- to long-term growth.
C)	In offering the incentive for accomplishing consolidated business result targets, the system must be devised with due consideration of the characteristics of each business so that directors and executive officers can fully carry out their roles.
D)	In ensuring the objectivity and transparency of judgments regarding remuneration decisions, the Nomination & Compensation Committee deliberates on the state of the remuneration system and the necessity of its reevaluation.
2)	Remuneration Framework
A)	Based on the resolution at the Ordinary General Meeting of Shareholders, the Board of Directors establishes the Remuneration Regulations for Directors and Executive Officers, Detailed Rules on Remuneration Regulations for Directors and Executive Officers, Performance-Based Compensation Regulations for Directors and Executive Officers, and Stock Benefit Regulations for Directors and Executive Officers, which include the remuneration calculation methods for individual director/executive officer.
B)	Remuneration for the Company’s directors and executive officers consists of basic remuneration (fixed compensation) based on the remuneration rank determined according to rank and assigned duties, performance-based compensation consisting of the portion linked to division performance and the portion linked to individual evaluation for each fiscal year, and medium- to long-term incentive compensation based on stock compensation with the aim of sharing interest in corporate value enhancement with shareholders. Taking into consideration their duties, outside directors and directors who are Audit & Supervisory Committee members are not eligible for performance-based compensation and medium- to long-term incentive compensation. The remuneration rank is determined by the president taking account of the level of responsibility of the assigned duties and reported to the Nomination & Compensation Committee and the Board of Directors.
C)	Of performance-based compensation, the standard pay amount for the portion linked to division performance will be set at the level of 40–60% of basic remuneration for each rank and remuneration rank, the amount for the portion linked to individual evaluation will be set at the level of -5% to 5% of basic remuneration for each rank and remuneration rank, and the value of medium- to long-term incentive compensation provided per fiscal year will be set at the level of 25–30% of basic remuneration for each rank and remuneration rank.
D)	Limits of remuneration and other benefits based on the resolution at the Ordinary General Meeting of Shareholders
• Remuneration for directors (excluding directors who are Audit & Supervisory Committee members)
The limit of basic remuneration	Within a total of 460 million yen per fiscal year
The limit of performance-based compensation	Within a total of 387 million yen per fiscal year
Maximum points to be granted for medium- to long-term incentive compensation	Within a total of 471,200 points per fiscal year
• Remuneration for directors who are also Audit & Supervisory Committee members (basic remuneration only)	Within a total of 132 million yen per fiscal year

Reference:	Composition of Remuneration for Directors and Executive Officers

The composition of remuneration for directors and executive officers is as follows. The percentages of the performance-based compensation and medium- to long-term incentive compensation are higher for the positions that require a higher level of performance and responsibility.

Rank	Basic remuneration	Performance-based compensation	Medium- to long-term incentive compensation
President, CEO and Director	Approx. 53%	Approx. 32%	Approx. 16%
Executive Vice President and Director	Approx. 56%	Approx. 28%	Approx. 17%
Director, Executive Officer	Approx. 61%	Approx. 24%	Approx. 15%
Director who is an Audit & Supervisory Committee Member	100%	–	–
Outside Director	100%	–	–

*1	The amounts of the portion linked to division performance of performance-based compensation and medium- to long-term incentive compensation granted vary depending on business results. The range of fluctuation is 0–200% of the standard pay amount for the portion linked to division performance of performance-based compensation and 0–120% of the standard pay amount for medium- to long-term incentive compensation. The percentages of the portion linked to division performance of performance-based compensation and medium- to long-term incentive compensation in the above table show the case where respective payments are made at 100% of the standard pay amount. In addition to the above table, the amount for the portion linked to individual evaluation is paid in the range of -5% to 5% of basic remuneration.
*2	Executive directors and executive officers are based on a standard remuneration rank.
3)	Performance-Based Compensation
A)	In terms of the portion linked to division performance of performance-based compensation, a performance target will be set based on business management indicators as stated in the Medium-term Management Plan. Each business division will also set a performance target based on performance management indicators for each business division. The amount to be paid is determined by multiplying the standard pay amount for each rank and remuneration rank by 0–200% according to the accomplishment of the target. The business management indicators, which serve as the basis of calculation, are established by the Board of Directors.
B)	The portion linked to individual evaluation of performance-based compensation is subject to comprehensive evaluation, including the performance of assigned duties and business unit, the accomplishment of the target, and other aspects. The amount to be paid is determined by multiplying the basic remuneration for each rank and remuneration rank by -5% to 5% according to the evaluation results. Evaluation for executive officers overseeing business divisions and heads of business divisions is determined by the president, and evaluation for other executive officers is determined by the president after primary evaluation by executive officers overseeing business divisions and heads of business divisions. The details of evaluation are reported to the Nomination & Compensation Committee.
Note:	The individual evaluation reflects the status of ESG-related initiatives in the work entrusted to each director and executive officer.
C)	The calculation methods for the standard pay amount for each rank and remuneration rank are set forth in the Detailed Rules on Executive Remuneration Regulations for Directors and Executive Officers and the Performance-Based Compensation Regulations for Directors and Executive Officers.
D)	Business management indicators are disclosed in the Business Report.
Note:	ROIC is used as an evaluation indicator to promote the efficiency of management resources with an awareness of capital cost and strengthening of the business foundation. In the calculation, the maximum payment coefficient (200%) will be reached when the Company achieves an ROIC of 8% as stated in the Medium-Term Management Plan.
4)	Medium- to Long-Term Incentive Compensation
A)	For medium- to long-term incentive compensation, a system known as Board Benefit Trust is adopted in order to raise the awareness of contributing to continuous improvements in corporate value. The stock benefit uses a base point number calculated based on the standard pay amount for each rank and remuneration rank, and the number of points determined by multiplying the base point number by 0–120% according to profit attributable to owners of parent, the state of dividend payment for each fiscal year, and performance against ESG-related indicators will be granted. On a fixed date during each trust period of three years, the Company’s shares will be provided according to the number of points granted.

Note:	Since the Company considers the return of profits to shareholders as one of its most important management issues, the Company uses profit attributable to owners of parent (hereinafter, “profit”) as an evaluation indicator of the Company’s performance. The base value for the calculation is profit of 79.4 billion yen, which reflects the dividend payout ratio as stated in the Company’s dividend policy. ESG-related indicators are also used as evaluation indicators as a way of actively promoting solutions to various ESG management issues. Specifically, to comprehensively and objectively evaluate all aspects of our ESG efforts, we use the evaluations of major global ESG rating agencies as indicators. Our benchmark values are a CDP score of A, a FTSE ESG score of 3.9 or higher, and an MSCI ESG rating of AAA.
B)	The calculation methods for the base point number for each rank and remuneration rank and coefficients are set forth in the Detailed Rules on Remuneration Regulations for Directors and Executive Officers and the Performance-based Compensation Regulations for Directors and Executive Officers.
C)	As funds for acquiring shares through the trust, in principle, 1.25 billion yen will be contributed every three years. However, when there are remaining shares of the Company in the trust property as of the last date of the previous trust period, they will be used as funds for the subsequent trust periods, and an amount derived by deducting the amount of the remaining Company shares, etc. from 1.25 billion yen will be contributed.
5)	The Timing of the Determination and the Payment of Remuneration Amount
A)	Basic remuneration will be paid every month from the month of appointment to the position in a monthly amount derived by dividing basic remuneration based on rank and remuneration rank by 12 months. If there is a change to the basic remuneration in the middle of the month due to a change in the assigned tasks and other reasons, the revised remuneration will be paid from the month following the change.
B)	Of performance-based compensation, the amount for the portion linked to division performance will be determined based on the calculation formula after the end of each fiscal year and paid lump-sum by the end of the month following the month when the Ordinary General Meeting of Shareholders is convened. The portion linked to individual evaluation will be paid together with the portion linked to division performance in the amount determined based on the calculation formula according to the results of individual evaluation after the end of each fiscal year.
C)	In terms of medium- to long-term incentive compensation, the number of points will be determined based on the calculation formula after the end of each fiscal year and granted on June 30 each year. Company shares, etc. will be provided every three years on a fixed date during the trust period.
6)	Method to Determine Remuneration Standards

Remuneration standards are determined based on the survey data, collected by an external specialized agency, concerning the remuneration for directors and executive officers so that the standards are commensurate with the Company’s corporate scale and the duties expected of directors and executive officers.

7)	Method to Determine and Examine Remuneration Policy
A)	The policy concerning remuneration for directors (excluding directors who are Audit & Supervisory Committee members) is determined by resolution of the Board of Directors, and the policy concerning remuneration for directors who are Audit & Supervisory Committee members is determined by discussion among all Audit & Supervisory Committee members.
B)	The state of the remuneration system and the necessity for its revision are deliberated by the Nomination & Compensation Committee. If it is necessary to revise the remuneration system, the Company will present a revised remuneration plan at a meeting of the Board of Directors for resolution.

Reference:

Base value and actual value of indicators for each compensation

Compensation item	Performance-based compensation	Medium- to long-term incentive compensation
Indicator	ROIC	Portion linked to profit of the term	Portion linked to ESG ratings
		Profit attributable to owners of parent	CDP Climate change scores	FTSE ESG scores	MSCI ESG ratings
Base value for fiscal 2024	8.0%	79.4 billion yen	A	3.9 or higher	AAA
Actual value for fiscal 2024	6.9%	120.1 billion yen	A-	3.8	AA

Note 1: Denotes the case where the base value becomes the maximum payment coefficient.

Note 2: Actual value of the portion linked to ESG ratings of the medium- to long-term incentive compensation is the value disclosed at the end of fiscal 2024.

Activities of the Board of Directors and the Nomination & Compensation Committee during the most recent fiscal year

The following matters regarding remuneration for directors and executive officers were discussed and reported to the Board of Directors by the Nomination & Compensation Committee and then resolved by the Board of Directors.

Meeting period	Deliberations and resolutions
May 2024	Submission of the proposal on revision to the maximum amount of remuneration for directors and executive officers to the General Meeting of Shareholders, additional contributions to the Board Benefit Trust (BBT), formula for performance-based compensation, review of the Basic Policy on Remuneration for Directors and Executive Officers
May 2025	Amount of performance-based compensation and amount of medium- to long-term incentive compensation for fiscal 2024

(Calculation method for the portion linked to division performance of performance-based compensation)

Performance-based compensation (portion linked to division performance)	=	Standard pay amount for each rank and remuneration rank*1	×	Coefficient based on evaluation indicators*2
*1	Standard pay amount for each rank and remuneration rank:

The standard pay amount for each rank and remuneration rank is set forth in the Detailed Rules on Remuneration Regulations for Directors and Executive Officers.

*2	Coefficient based on evaluation indicators:

The coefficient is calculated based on the following formula using the ROIC over the given period as the evaluation indicator.

The applicable business division for the portion linked to division performance shall be determined for respective prospective recipients based on their assigned duties. In addition, in the case where the assigned duties to a director are performed in the head office divisions (including the Technical Development Group) or the electric power business division, the said director’s performance-based compensation shall not include the portion of compensation linked to division performance and shall be calculated by multiplying the portion linked to Companywide performance by a factor of 1.0 [Portion linked to Companywide performance × 1.0] regardless of the following formula.

Coefficient based on evaluation indicators (%)	=	(A) Portion linked to Companywide performance (%)	×	0.7	+	(B) Portion linked to division performance (%)	×	0.3

(A) Portion linked to Companywide performance (%)	= (	100/3	×	Companywide consolidated ROIC	–	2/3	) ×	100

(B) Portion linked to division performance (%)	= (	100/3	×	Consolidated ROIC by business division	–	2/3	) ×	100

*	Decimal points are rounded off in the figures for the portion linked to Companywide performance and the portion linked to division performance. In the event that the value falls below 0%, it will be defined as 0%. In the event that the value goes above 200%, it will be defined as 200%.

(Calculation method for points to grant medium- to long-term incentive compensation)

Number of points to be provided	=	Base point number for each rank and remuneration rank*1	×	Coefficient based on evaluation indicators*2
*1	Base point number for each rank and remuneration rank:

The base point number for each rank and remuneration rank is set forth in the Detailed Rules on Remuneration Regulations for Directors and Executive Officers.

*2	Coefficient based on evaluation indicators:

The coefficient is determined based on dividends, profit, and performance against ESG-related indicators.

(6)	Main Activities of Outside Directors During Fiscal 2024

		Board of Directors Meetings Attended (Attendance Rate)	Audit & Supervisory Committee Meetings Attended (Attendance Rate)	Summary of Advice Received at Meetings of the Board of Directors and the Audit & Supervisory Committee, and Duties Performed in Relation to Expected Roles
Director	Yumiko Ito	16/16 (100%)	–	Provided advice and suggestions concerning corporate management based on her experience in the legal profession as an attorney at law, and abundant experience as a corporate executive who specializes in legal affairs in sectors outside our business domains. At Meetings of Independent Directors and Sustainability Management Meetings, she received information from executives and provided a wide range of advice and suggestions on business execution from an objective standpoint based on active discussion on related matters among directors, as a person responsible for monitoring the management of the Company. In addition, as Chair of the Board of Directors, Committee Chair of the Nomination & Compensation Committee, and a member of the Corporate Governance Committee, she contributed to the enhancement of the monitoring functions of the management of the Company.
Director	Shinsuke Kitagawa	16/16 (100%)	–	Provided advice and suggestions concerning corporate management based on his abundant experience in economic and industrial policies, primarily in natural resources, and deep insight for the overall industrial sector obtained from experiences in sectors outside our business domains. At Meetings of Independent Directors and Sustainability Management Meetings, he received information from executives and provided a wide range of advice and suggestions on business execution from an objective standpoint based on active discussion on related matters among directors, as a person responsible for monitoring the management of the Company. In addition, as Committee Chair of the Corporate Governance Committee, he contributed to the enhancement of the monitoring function of the management of the Company.
Director	Yoshie Tsukamoto	12/12 (100%)	–	Provided advice and suggestions concerning corporate management based on her abundant experience in sectors outside our business domains and deep insight as a corporate executive. At Meetings of Independent Directors and Sustainability Management Meetings, she received information from executives and provided a wide range of advice and suggestions on business execution from an objective standpoint based on active discussion on related matters among directors, as a person responsible for monitoring the management of the Company. In addition, she contributed to the enhancement of the monitoring function of the management of the Company as a member of the Corporate Governance Committee.

		Board of Directors Meetings Attended (Attendance Rate)	Audit & Supervisory Committee Meetings Attended (Attendance Rate)	Summary of Advice Received at Meetings of the Board of Directors and the Audit & Supervisory Committee, and Duties Performed in Relation to Expected Roles
Director (Audit & Supervisory Committee Member)	Masaaki Kono	16/16 (100%)	21/21 (100%)	Provided advice and suggestions concerning corporate management based on his abundant experience in credit management and financial management at financial institutions and deep insight as a corporate executive of financial institutions. He also actively shared his thoughts on matters related to compliance. At Meetings of Independent Directors and Sustainability Management Meetings, he received information from executives and provided a wide range of advice and suggestions on business execution from an objective standpoint, based on active discussion on related matters among directors, as a person responsible for monitoring the management of the Company. In addition, as Committee Chair of the Audit & Supervisory Committee, member of the Nomination & Compensation Committee, and a member of the Corporate Governance Committee, he contributed to the enhancement of the monitoring functions of the management of the Company, while actively visiting business locations for audits as an Audit & Supervisory Committee member.
Director (Audit & Supervisory Committee Member)	Kunio Miura	16/16 (100%)	21/21 (100%)	Provided advice and suggestions concerning corporate management based on his deep insight backed by his abundant experience in the legal profession as a judge and an attorney at law and his extensive knowledge as an outside director and outside audit & supervisory board member of listed companies. He also actively shared his thoughts on matters related to compliance. At Meetings of Independent Directors and Sustainability Management Meetings, he received information from executives and provided a wide range of advice and suggestions on business execution from an objective standpoint based on active discussion on related matters among directors, as a person responsible for monitoring the management of the Company. In addition, he contributed to the enhancement of the monitoring functions of the management of the Company as Committee Chair of the Compliance Committee, and actively visited business locations for audits as an Audit & Supervisory Committee member.

		Board of Directors Meetings Attended (Attendance Rate)	Audit & Supervisory Committee Meetings Attended (Attendance Rate)	Summary of Advice Received at Meetings of the Board of Directors and the Audit & Supervisory Committee, and Duties Performed in Relation to Expected Roles
Director (Audit & Supervisory Committee Member)	Nobuko Sekiguchi	16/16 (100%)	21/21 (100%)	Provided advice and suggestions concerning corporate management based on deep insight underpinned by her abundant experience in finance, accounting and business management in sectors outside our business domains and extensive knowledge as outside officer at listed companies. She also actively shared her thoughts on matters related to compliance. At Meetings of Independent Directors and Sustainability Management Meetings, she received information from executives and provided a wide range of advice and suggestions on business execution from an objective standpoint based on active discussion on related matters among directors, as a person responsible for monitoring the management of the Company. In addition, she actively visited business locations for audits as an Audit & Supervisory Committee member.
Note:	Yoshie Tsukamoto was appointed as a director on June 19, 2024. Since then, the Board of Directors has met 12 times.

4.	Accounting Auditor

(1)	Name of Accounting Auditor

KPMG AZSA LLC

(2)	Remuneration and Other Amounts Paid to Accounting Auditor

Category		Amount (Millions of yen)
(a)	Remuneration and other amounts paid to Accounting Auditor by the Company	194
(b)	Total amount of money and other financial interests paid by the Company and its subsidiaries	585

Note 1:	In the audit agreement between the Accounting Auditor and the Company, the amount of remuneration for audit based on the Companies Act and for audit based on the Financial Instruments and Exchange Act is not classified and cannot be classified in substance. Hence, the amount in the item (a) above indicates the total of these amounts.
Note 2:	The Audit & Supervisory Committee determined that the amount of remuneration and other amounts paid to the Accounting Auditor was appropriate and gave its consent under Article 399, Paragraph 1 of the Companies Act as a result of the review of the details of the audit plan for fiscal 2024 and the basis for calculation of remuneration, while also taking into consideration the results of audits by the Accounting Auditor for the previous fiscal year.
Note 3:	Among major subsidiaries of the Company, subsidiaries located overseas are audited by auditing firms other than the Accounting Auditor of the Company.

(3)	Description of Non-Auditing Services

The Company entrusts the Accounting Auditor with advisory and other services relating to sustainability disclosure, which are services (non-auditing services) not included in the services under Article 2, Paragraph 1 of the Certified Public Accountants Act.

(4)	Policy for Decisions on Dismissal and Non-Reappointment of Accounting Auditor

If the Accounting Auditor is found to fall under any of the provisions of Article 340, Paragraph 1 of the Companies Act, the Company’s Audit & Supervisory Committee shall dismiss the Accounting Auditor. Such dismissal shall require the consent of all Audit & Supervisory Committee members.

In addition, if the Company deems that the Accounting Auditor is unable to perform an accounting audit appropriately, or if the Company deems it necessary to dismiss the said auditor for other reasons, the Audit & Supervisory Committee shall determine the details of a proposal for the dismissal or non-reappointment of the said auditor, and based on this, the Board of Directors shall submit it as an agenda item to the General Meeting of Shareholders.

5.	The Company’s Structures and Policies

Policy on Decisions Concerning Dividends of Surplus, etc.

The Company positions the return of profits to shareholders as a key issue for management and works to improve the corporate value of the entire Group by promoting business development from a medium- to long-term perspective.

For the distribution of dividends, the Company takes its financial condition, business performance, future capital needs and other factors into overall consideration. In determining dividend amounts, the Company will look at each period’s business performance and payout ratio, among other factors, with the aim of paying dividends on a continuous and steady basis in principle.

The Company will strive to improve profitability and improve and strengthen its financial position by allocating the retained earnings to investments necessary for future growth.

For the time being, the Company will aim for a dividend payout ratio of 30% of consolidated profit in consideration of the distribution of profits commensurate with business performance.

The Company’s Articles of Incorporation stipulate that dividend of surplus shall be determined by resolution at the Board of Directors in accordance with Article 459, Paragraph 1 and Article 460, Paragraph 1 of the Companies Act.

Based on this, the Company’s basic policy is to pay dividends twice a year at the end of the interim period and at the end of each fiscal year, which are the record dates stipulated in the Articles of Incorporation, as resolved by the Board of Directors. If the dividends are to be paid on any other record date, the record date shall be separately set by the Board of Directors.

Note:	Amounts shown in this business report are rounded down to the nearest whole unit.

Consolidated Balance Sheets

(As of March 31, 2025)

(Millions of yen)

Item	Amount	Item	Amount
ASSETS		LIABILITIES
Current assets	1,416,256	Current liabilities	914,551
Cash and deposits	220,122	Notes and accounts payable - trade	365,655
Notes receivable - trade	22,492	Short-term borrowings	190,327
Accounts receivable - trade	346,900	Current portion of bonds payable	35,000
Contract assets	35,039	Lease liabilities	31,846
Merchandise and finished goods	265,939	Accounts payable - other	50,553
Work in process	172,738	Income taxes payable	10,630
Raw materials and supplies	283,426	Contract liabilities	75,541
Other	75,030	Provision for bonuses	27,576
Allowance for doubtful accounts	(5,435)	Provision for product warranties	20,527
Non-current assets	1,474,796	Provision for loss on construction contracts	6,080
Property, plant and equipment	1,047,127	Provision for dismantlement related expenses	1,227
Buildings and structures	286,849	Provision for loss on joint venture agreement	138
Machinery, equipment and vehicles	535,498	Other	99,445
Tools, furniture and fixtures	16,978
Land	166,797	Non-current liabilities	739,441
Construction in progress	41,004	Bonds payable	130,000
Intangible assets	50,170	Long-term borrowings	479,192
Software	37,572	Lease liabilities	19,966
Other	12,597	Deferred tax liabilities	11,245
Investments and other assets	377,498	Deferred tax liabilities for land revaluation	3,256
Investment securities	214,144	Retirement benefit liability	58,187
Long-term loans receivable	1,990	Provision for dismantlement related expenses	10,119
Deferred tax assets	48,040	Provision for loss on joint venture agreement	7,553
Retirement benefit asset	27,147	Other	19,920
Other	108,174	Total liabilities	1,653,993
Allowance for doubtful accounts	(21,998)	Net assets
		Shareholders’ equity	1,001,727
		Share capital	250,930
		Capital surplus	119,861
		Retained earnings	632,946
		Treasury shares	(2,010)
		Accumulated other comprehensive income	160,069
		Valuation difference on available-for-sale securities	47,885
		Deferred gains or losses on hedges	(743)
		Revaluation reserve for land	4,958
		Foreign currency translation adjustment	69,485
		Remeasurements of defined benefit plans	38,483
		Non-controlling interests	75,262
		Total net assets	1,237,059
Total assets	2,891,053	Total liabilities and net assets	2,891,053

(Amounts are rounded down to the nearest million yen.)

Consolidated Statements of Income

(From April 1, 2024 to March 31, 2025)

(Millions of yen)

Item	Amount
Net sales		2,555,031
Cost of sales		2,131,813
Gross profit		423,218
Selling, general and administrative expenses		264,496
Operating profit		158,721
Non-operating income
Interest and dividend income	7,785
Other	42,437	50,223
Non-operating expenses
Interest expenses	13,911
Other	37,840	51,752
Ordinary profit		157,192
Extraordinary income
Gain on bargain purchase	16,708
Gain on sale of non-current assets	5,459
Gain on step acquisitions	313	22,481
Extraordinary losses
Impairment losses	27,401
Dismantlement related expenses	11,180	38,581
Profit before income taxes		141,091
Income taxes - current	34,150
Income taxes - deferred	(13,858)	20,292
Profit		120,799
Profit attributable to non-controlling interests		618
Profit attributable to owners of parent		120,180

(Amounts are rounded down to the nearest million yen.)

Non-Consolidated Balance Sheets

(As of March 31, 2025)

(Millions of yen)

Item	Amount	Item	Amount
ASSETS		LIABILITIES
Current assets	864,854	Current liabilities	618,947
Cash and deposits	26,188	Accounts payable - trade	269,734
Notes receivable - trade	265	Short-term borrowings	138,938
Accounts receivable - trade	158,504	Current portion of bonds payable	35,000
Contract assets	3,851	Lease liabilities	25,761
Merchandise and finished goods	130,116	Accounts payable - other	32,089
Work in process	131,174	Accrued expenses	28,752
Raw materials and supplies	212,760	Income taxes payable	1,308
Advance payments - trade	6,344	Contract liabilities	38,131
Prepaid expenses	3,852	Deposits received	13,497
Short-term loans receivable	107,188	Unearned revenue	246
Accounts receivable - other	69,689	Provision for bonuses	11,926
Other	15,053	Provision for product warranties	1,290
Allowance for doubtful accounts	(136)	Provision for loss on construction contracts	3,490
Non-current assets	995,149	Provision for dismantlement related expenses	1,227
Property, plant and equipment	501,621	Provision for loss on joint venture agreement	138
Buildings	98,519	Asset retirement obligations	409
Structures	38,294	Other	17,005
Machinery and equipment	266,662	Non-current liabilities	491,537
Vehicles	728	Bonds payable	130,000
Tools, furniture and fixtures	7,770	Long-term borrowings	278,494
Land	63,401	Lease liabilities	4,128
Construction in progress	26,244	Long-term income taxes payable	30
Intangible assets	26,257	Provision for retirement benefits	54,374
Software	25,523	Provision for dismantlement related expenses	10,119
Right of using facilities	153	Provision for loss on joint venture agreement	7,553
Other	580	Asset retirement obligations	3,691
Investments and other assets	467,269	Other	3,143
Investment securities	119,628	Total liabilities	1,110,484
Shares of subsidiaries and associates and investments in capital	237,772	Net assets
		Shareholders’ equity	709,483
		Share capital	250,930
Long-term loans receivable	78,552	Capital surplus	122,697
Prepaid pension cost	11,479	Legal capital surplus	122,697
Deferred tax assets	15,416	Retained earnings	337,445
Other	11,386	Other retained earnings	337,445
Allowance for doubtful accounts	(6,966)	Reserve for advanced depreciation of non-current assets	1,520
		Retained earnings brought forward	335,924
		Treasury shares	(1,589)
		Valuation and translation adjustments	40,035
		Valuation difference on available-for-sale securities	40,944
		Deferred gains or losses on hedges	(908)
		Total net assets	749,518
Total assets	1,860,003	Total liabilities and net assets	1,860,003

(Amounts are rounded down to the nearest million yen.)

Non-Consolidated Statements of Income

(From April 1, 2024 to March 31, 2025)

(Millions of yen)

Item	Amount
Net sales		1,375,958
Cost of sales		1,227,927
Gross profit		148,031
Selling, general and administrative expenses		97,898
Operating profit		50,132
Non-operating income
Interest and dividend income	87,684
Other	14,138	101,822
Non-operating expenses
Interest expenses	6,838
Other	35,948	42,786
Ordinary profit		109,169
Extraordinary losses
Dismantlement related expenses	11,180
Impairment losses	2,641	13,822
Profit before income taxes		95,346
Income taxes - current	1,231
Income taxes - deferred	(9,605)	(8,374)
Profit		103,721

(Amounts are rounded down to the nearest million yen.)

[Reference] Status of Consolidated Cash Flow (From April 1, 2024 to March 31, 2025)

Item	Amount
(Millions of yen)
Cash flows from operating activities	148,261
Cash flows from investing activities	(113,873)
Cash flows from financing activities	(96,227)
Effect of exchange rate change on cash and cash equivalents	7,844
Net increase (decrease) in cash and cash equivalents	(53,995)
Cash and cash equivalents at beginning of period	278,728
Increase (decrease) in cash and cash equivalents resulting from change in scope of consolidation	(4,860)
Cash and cash equivalents at end of period	219,872

Assets and Results of Operations of the Company

Category		169th Business Term (Fiscal 2021)	170th Business Term (Fiscal 2022)	171st Business Term (Fiscal 2023)	172nd Business Term (Fiscal 2024)
Net sales	(Millions of yen)	1,299,177	1,403,979	1,326,810	1,375,958
Operating profit	(Millions of yen)	47,552	43,606	57,534	50,132
Ordinary profit	(Millions of yen)	54,470	60,538	87,307	109,169
Profit	(Millions of yen)	45,396	55,125	65,531	103,721
Basic earnings per share	(yen)	120.84	139.35	165.59	262.27
Total assets	(Millions of yen)	1,857,452	1,855,291	1,816,267	1,860,003
Net assets	(Millions of yen)	588,515	633,169	702,641	749,518
Net assets per share	(yen)	1,488.62	1,600.16	1,775.53	1,895.41

Matters concerning the Company’s stock acquisition rights, etc.

Status of stock acquisition rights issued to and held by the Company’s directors and executive officers as consideration for the execution of duties as of the end of fiscal 2024

Not applicable.

Status of stock acquisition rights issued to employees and other individuals as consideration for the execution of duties during fiscal 2024

Not applicable.

Status of other stock acquisition rights, etc.

Overview of Zero Coupon Convertible Bonds (bonds with stock acquisition rights, tenkanshasaigata shinkabu yoyakuken-tsuki shasai) due 2028 (the “Bonds with Stock Acquisition Rights due 2028”) and Zero Coupon Convertible Bonds (bonds with stock acquisition rights, tenkanshasaigata shinkabu yoyakuken-tsuki shasai) due 2030 (the “Bonds with Stock Acquisition Rights due 2030”), the issuance of which was resolved at the Board of Directors meeting held on November 28, 2023

Category	Bonds with Stock Acquisition Rights due 2028	Bonds with Stock Acquisition Rights due 2030
Number of stock acquisition rights	Sum of 2,500 and the number of units, which is the total amount of the face value of the bonds regarding replacement bond certificates with stock acquisition rights divided by 10 million yen	Sum of 2,500 and the number of units, which is the total amount of the face value of the bonds regarding replacement bond certificates with stock acquisition rights divided by 10 million yen
Class and number of shares that are the target for stock acquisition rights	Common shares (100 shares per unit) are targeted. The number of target shares is the number obtained by dividing the total amount of the face value of the bonds by the conversion price. Fractions of less than one share resulting from exercise will be rounded down, and no cash adjustments will be made.	Common shares (100 shares per unit) are targeted. The number of target shares is the number obtained by dividing the total amount of the face value of the bonds by the conversion price. Fractions of less than one share resulting from exercise will be rounded down, and no cash adjustments will be made.
Conversion price	2,339.7 yen; Adjustments will be made under certain conditions. (Note)	2,238.2 yen; Adjustments will be made under certain conditions. (Note)
Period for exercise of stock acquisition rights

From December 28, 2023 until November 30, 2028 (local time at the place where the bonds are deposited for exercise of the stock acquisition rights).

However, the stock acquisition rights may not be exercised for a certain period of time.

From December 28, 2023 until November 29, 2030 (local time at the place where the bonds are deposited for exercise of the stock acquisition rights).

However, the stock acquisition rights may not be exercised for a certain period of time.

Balance of bonds with stock acquisition rights	25.0 billion yen	25.0 billion yen
Note:	In accordance with the resolution adopted at the meeting of the Board of Directors held on May 19, 2025 to pay a year-end dividend of 55 yen per share for fiscal 2024, the conversion prices of the Bonds with Stock Acquisition Rights due 2028 and the Bonds with Stock Acquisition Rights due 2030 were adjusted to 2,264.4 yen and 2,166.2 yen, respectively, pursuant to the conversion price adjustment clauses of the respective bonds.

Structures for Ensuring the Propriety of Business Operations

The Company’s basic policy concerning the structure for ensuring the propriety of business operations (Internal Control System Basic Policy) is as follows:

(a)	Structures for ensuring compliance with laws and regulations and the Company’s Articles of Incorporation in the performance of duties by directors and employees

Under the Group Corporate Philosophy, the Company shall establish Compliance Regulations that set forth basic matters regarding compliance systems and their operation, etc.

The Company shall plan and implement Group’s compliance promotion activities based on the Kobelco Group’s Compliance Program.

The Company and major Group companies shall build a structure to ensure compliance with laws, regulations, social norms, etc., that incorporates inspections by outside experts, including the establishment of a Compliance Committee—an advisory body to the Board of Directors with committee members from outside of the Company— and the introduction of an internal reporting (whistleblowing) system, in which outside lawyers act as designated contact points.

(b)	Establishment of structures for ensuring proper financial reporting

The Company shall establish an in-house structure to ensure proper financial reporting in accordance with the “Regulations for Internal Control Concerning Financial Reporting.”

(c)	Structures regarding the retention and management of information relating to the execution of duties by directors

The Company shall establish Regulations for Retention and Control of Information Concerning Execution of Duties by Directors, and properly store and manage information concerning the execution of duties by directors in accordance with it.

(d)	Rules and structures for the management of risk of loss

The Company shall establish a Risk Management Committee as an auxiliary body to the Executive Council. The Committee shall plan and evaluate basic policies on overall risk management, develop specific policies on important risk management issues, evaluate risk countermeasure implementation plans for highest priority and important risks, and plan and evaluate companywide risk management plans.

In addition, the Company shall establish Risk Management Regulations and, in accordance with them, develop risk management activities in tandem with business activities to appropriately address risks that may impair corporate value. The internal audit division shall verify the appropriateness and effectiveness of the systems for risk management.

(e)	Structures for ensuring the efficient execution of duties by directors

The Company’s Board of Directors shall focus on determining important management directions and monitoring, including risk management. Executive directors include the president and directors who oversee key specific companywide functions.

To realize a management structure for which transparency and fairness are ensured, the Company shall appoint outside directors who are Audit & Supervisory Committee members and outside directors who are not Audit & Supervisory Committee members.

In order to enhance the effectiveness of the monitoring function of the Board of Directors, the Company shall establish a Compliance Committee, Nomination & Compensation Committee, Quality Management Committee, and Corporate Governance Committee as advisory bodies. In addition, the Company shall hold Sustainability Management Meetings consisting of all directors.

The Company shall adopt the Business Unit System to promote prompt decision-making and fully demonstrate the Group’s collective strengths, through information sharing and cooperation across business divisions.

The Company shall hold meetings of the Executive Council as a forum for executive officers, who are appointed by the Board of Directors, to execute the operations of each business division and to deliberate important management matters and matters to be presented to the Board of Directors meetings.

In order to enhance the effectiveness of the deliberations at the Executive Council, the Company shall establish various committees as auxiliary bodies to the Executive Council to address important matters related to companywide strategies such as sustainability management, risk management, business portfolio management, GX strategy, investment and loan, and Kobelco TQM promotion, among others.

In addition, the Company shall also establish an Executive Liaison Committee, comprised of directors, executive officers, and fellows who execute business operations of the Company, and the presidents and executives of affiliated companies designated by the president of the Company, to facilitate the sharing of information on important matters relating to management.

(f)	Structures for ensuring the proper operation of the Group, consisting of the Company and its subsidiaries

The Company shall establish Group Company Management Regulations and oblige its subsidiaries to consult with the supervisory division and the head office division of the Company and report important matters when they make important decisions. The Company shall also require them to obtain prior approval of the Board of Directors and the president of the Company concerning disposal of assets that surpass a certain amount in value.

The Company shall establish Group Standards that set forth the minimum rules to be implemented by Group companies. All subsidiaries of the Company shall establish their own rules and procedures in accordance with these Standards in order to promote risk management through providing training, raising awareness, and facilitating implementation. Each subsidiary of the Company shall formulate its own appropriate preventive maintenance measures in accordance the with Risk Management Regulations.

The Company shall dispatch its employees to its subsidiaries as directors and/or corporate auditors of such subsidiaries and oversee the management of these subsidiaries. In addition, the Company shall require its subsidiaries to establish a compliance committee and undertake other initiatives, such as establishing an internal reporting (whistleblowing) system, based on the Kobelco Group’s Compliance Program in order to build a system to ensure compliance with laws and regulations, through the sharing of the Group Corporate Philosophy.

However, for listed companies, the Company shall take care not to bind the independent judgment of the managers of such companies, in order to ensure certain managerial independence of listed companies from the Company.

(g)	Matters regarding directors and employees who assist the duties of the Audit & Supervisory Committee, matters regarding the independence of the Audit & Supervisory Committee from both the said directors and employees (excluding directors who are not Audit & Supervisory Committee members), and matters regarding ensuring the effectiveness of instructions given by the Audit & Supervisory Committee to the said directors and employees

The Company shall organize an Audit & Supervisory Committee Members’ Office to support the duties of the Audit & Supervisory Committee and assign dedicated staff. Personnel changes, performance appraisal, and other issues relating to the employees of the Audit & Supervisory Committee Members’ Office shall require prior discussions with the Audit & Supervisory Committee members in order to ensure the independence of the employees of the Audit & Supervisory Committee Members’ Office from directors (excluding directors who are Audit & Supervisory Committee members) and the effectiveness of instructions.

Employees of the Audit & Supervisory Committee Members’ Office shall support the audits by the Audit & Supervisory Committee based on instructions by the Audit & Supervisory Committee in accordance with the Rules regarding Audits by the Audit & Supervisory Committee. Directors (excluding directors who are Audit & Supervisory Committee members), executive officers and employees shall not hinder such support activities and cooperate to ensure the effectiveness of the audits by the Audit & Supervisory Committee.

(h)	Structures for reporting to the Audit & Supervisory Committee by directors (excluding directors who are Audit & Supervisory Committee members) and employees and other structures regarding reporting to the Audit & Supervisory Committee; structures for reporting to the Audit & Supervisory Committee by directors and employees of the Company’s subsidiaries; and structures to ensure that a person who has made the said report does not receive unfair treatment due to the making of the said report

Directors (excluding directors who are Audit & Supervisory Committee members), executive officers and employees shall periodically report to the Audit & Supervisory Committee on the status of execution of duties, important committees, and other matters, in addition to matters designated by law. They shall also report material risks that occur in business activities and the status of response to them, as well as the development and operation of structures for ensuring proper financial reporting, as appropriate. Additionally, they shall report the status of subsidiaries to the Audit & Supervisory Committee as needed. The Internal Control and Audit Department shall report the status of risk management activities and compliance of the entire Group to the Audit & Supervisory Committee.

Under the Compliance Regulations, the Company shall prohibit retaliation to whistleblowers who inform through the internal reporting system and to employees who make reports to the Audit & Supervisory Committee and ensure that this rule is known to employees.

(i)	Matters concerning the policies on procedures for advance payment or reimbursement of expenses arising from the execution of the duties of the Audit and Supervisory Committee and the treatment of other expenses or debts arising from the execution of said duties

If an Audit & Supervisory Committee member requests payment for expenses arising from the execution of duties based on the Companies Act, the Company shall pay for such expenses or debts, except when the Company confirms that the execution of such duties is not necessary. For the expenses necessary for the Audit & Supervisory Committee to execute its duties, the Company shall budget a certain amount in advance every year for expenses that the Audit & Supervisory Committee deems necessary for its duties.

(j)	Other structures to ensure effective audits by the Audit & Supervisory Committee

To ensure the effectiveness of audits by the Audit & Supervisory Committee, the Company shall require the Audit & Supervisory Committee to provide explanations of its annual audit policies and plans at meetings of the Board of Directors and on other occasions. The Company shall improve the audit environment by holding periodic meetings between the Audit & Supervisory Committee and the president and through cooperation with the internal audit division.

Note:	Any subsidiary directly or indirectly owned by the Company is considered as a Group company and subject to the Company’s management.

Operational Status of the Structure for Ensuring the Propriety of Business Operations

The Company is taking measures to develop the Structure for Ensuring the Propriety of Business Operations, and ensure its proper operation, in line with its basic policy on this structure. A summary of the operational status of the structure in fiscal 2024 is as follows.

(a)	Compliance measures

・	Meetings of the Compliance Committee

The Compliance Committee, an advisory body to the Board of Directors, met three (3) times and its activities include reports on the results of activities in the previous fiscal year, annual plan, analysis of the causes of compliance violations, and formulation of preventive measures.

・	Implementation of the Kobelco Group’s Compliance Program

Based on the Kobelco Group’s Compliance Program, the Company implemented initiatives focused on top management commitment and training. In addition, domestic Group companies also steadily introduced this program and conducted diagnoses of the status of activities related to compliance systems, competition laws, bribery and corruption prevention, and security trade control, etc.

・	Implementation of compliance training

The Company classified its compliance training programs by job grade, applicable laws and regulations, and roles and implemented them as planned, while also using online training, etc.

・	Monitoring activities and usage status of internal reporting (whistleblowing) system

Compliance with competition laws, bribery and corruption prevention, and security trade control laws, etc. was regularly monitored. The internal reporting system received 118 reports, including those from domestic and overseas Group companies, and responded to them appropriately. The status of response to the cases were reported to the Compliance Committee.

・	Implementation of compliance awareness surveys

The Company, its domestic Group companies, and some of overseas Group companies conducted compliance awareness surveys, and based on the survey results, it planned compliance promotion activities for fiscal 2025.

(b)	Risk management

In order to respond appropriately to risks that may damage the Group’s corporate value, the Company has been carrying out risk management activities.

・	Response to high-priority potential risks

The Company has been promoting risk management activities for high-priority potential risks that are likely to have a significant impact on the entire Group under the direction of risk owners (relevant executive officers). The activity plan and implementation status of activities are reported to the Board of Directors, and top management confirms the status of activities.

・	Implementation of risk management activities

Under the direction of risk owners, the chief executor of risk management in each department conducted risk management activities based on a cycle of identifying and examining risks → formulating risk management plans → implementing → monitoring → reviewing for improvement for the next fiscal year. The chief executors draft plans taking into account the contents of the discussions at the Board of Directors and other meetings as well as the results of the activities, which are incorporated in activities for the subsequent fiscal years after top management has verified them. This system has been proactively deployed at all Group companies. In addition, the Risk Management Committee, which has been established as an auxiliary body to the Executive Council, works to improve the effectiveness of risk management by means such as developing and evaluating basic policies on overall risk management, developing specific policies on important risk management issues, evaluating risk control measures implementation plans for top-priority and significant risks, and developing and evaluating companywide risk management plans.

(c)	Measures for ensuring the efficiency of execution of duties by directors

In order to enhance the effectiveness of the monitoring function of the Board of Directors, the Company convened various committees, which have been established as advisory bodies to the Board of Directors. The Company conducted an evaluation of the effectiveness of the Board of Directors in order to stimulate discussion at meetings of the Board of Directors and enhance its supervisory function. Surveys and interviews were conducted with each director, based on the results of the effectiveness evaluation in the previous fiscal year, management issues faced by the Company, and other factors. After discussions at meetings of the Board of Directors, the Company disclosed the results on the Company’s website, and the Board of Directors Secretariat took the initiative in responding to the issues identified.

The Executive Council met 24 times to hold discussions on matters such as management directions including business strategies. The full-time Audit & Supervisory Committee members attended meetings of the Executive Council, and steps were taken to enhance supervisory functions by providing information to the Audit & Supervisory Committee. In order to enhance the effectiveness of the Executive Council, the Company convened various committees, which have been established as auxiliary bodies to the Board of Directors. In addition, the Company is working to enhance supervisory functions by holding Meetings of Independent Directors and Sustainability Management Meetings for information sharing and exchange of opinions.

(d)	Measures for ensuring the proper operation of the corporate group, consisting of the Company and its subsidiaries

The Company manages the Group companies in accordance with the Group Company Management Regulations in order to strengthen governance at Group companies and to pursue efficiency in execution of duties. The Company obliges Group companies to consult with the supervisory division and the head office division of the Company and report important matters when they make important decisions. The Company also requires them to obtain prior approval of the Board of Directors and the president of the Company upon deciding the disposal of assets that surpass a certain amount in value.

The Company has established Group Standards that set forth the minimum rules to be implemented by Group companies. All subsidiaries of the Company have formulated their own rules and procedures in accordance with these Standards to verify their compliance status.

Moreover, the Company dispatches its employees to its subsidiaries as directors and/or corporate auditors of such subsidiaries and oversees the management of these subsidiaries. It also receives reports on management status from the subsidiaries on a regular basis.

In addition, the Company has built a system to ensure compliance with laws and regulations through sharing the Group Corporate Philosophy with its subsidiaries and requiring them to carry out activities based on the Kobelco Group’s Compliance Program.

(e)	Status of measures to ensure the effectiveness of audits by the Audit & Supervisory Committee

The Audit & Supervisory Committee conducted interviews with executive directors including the president, heads of business divisions, and executive officers, exchanged views with outside directors, and implemented on-site audits at domestic and overseas locations. The Committee also exchanged opinions with the corporate auditors of Group companies on audit policies, plans, and issues.

By making use of the internal control system, the Committee held monthly meetings with the Internal Control and Audit Department in an effort to promote information sharing and cooperation and conducted interviews with planning and administration departments in business divisions and companies overseeing operations overseas. The Committee also conducted interviews with the corporate auditors of Group companies concerning the status of their activities.

In addition, the Committee is working to maintain close cooperation with the Accounting Auditor through periodic exchange of opinions at interim reviews and other activities on issues including evaluation results of internal control concerning financial reporting.

Basic Policy for Parties who Have Control Over Decisions of the Company Financial and Business Policies (Basic Policy on Corporate Control)

(a)	Description of the Basic Policy

The Company has formed unique business domains over its 110-year history, which extends back to its founding in 1905. The Company’s materials and machinery businesses span especially broad areas, and the diversity of the individual businesses that comprise these business fields has enabled the Company to create unique synergies. These businesses are supported by a wide range of stakeholders, including the Company’s employees who take on bold challenges in the fields of research and development and manufacturing, business partners and customers in Japan and abroad—mainly in the transportation equipment, energy and infrastructure sectors—with whom the Company has nurtured relationships of trust over many years. For a wide range of customers, the Company supplies unique and diverse product lineups, including materials and components that are difficult to substitute in the materials businesses, and energy-efficient and eco-friendly products in the machinery businesses, and it also provides highly public services such as the supply of electricity—a crucial component of social infrastructure—in the electric power business. The Company recognizes its significant responsibility to society to continue to provide these products and services. The Company believes that its corporate value relies on the sources that originated from: the synergies created through the exchange and fusion of technologies across business divisions; the provision of unique and high-value-added products; relationships of trust built with stakeholders through these activities: the responsibility to provide social infrastructure; and the trust of society.

The Company, as a listed company, deems that there may be a situation where it must approve even a large-scale purchase of the Company’s shares involving a change of its corporate control, as long as such purchase contributes to the securing and enhancement of its corporate value generated from the sources described above, and, ultimately, to the common interests of its shareholders in the course of open stock trading. However, for this to happen, the party who has control over decisions on the Company’s financial and business policies must fully understand the sources of the Company’s corporate value, such as the Company’s management philosophy and the relationship of mutual trust with its stakeholders who support the Company, which are essential for the enhancement of corporate value and, ultimately, the common interests of its shareholders. With this understanding, such a party must secure and enhance the Company’s corporate value and, ultimately, the common interests of its shareholders.

Taking this into consideration, the Company will strive to secure its corporate value and the common interests of its shareholders by taking appropriate measures against the one who makes or intends to make a large-scale purchase of the Company’s shares within the scope permitted by relevant laws and regulations.

(b)	Special initiatives that contribute to the realization of basic policies concerning the effective utilization of the Company’s assets, the formation of an appropriate corporate group, and other corporate control matters

(i)	Initiatives to enhance corporate value by developing management strategies

The Company is working to realize the Kobelco Group Medium-Term Management Plan (Fiscal 2024–2026), in order to enhance its corporate value by demonstrating its competitive advantages through addressing societal challenges utilizing the Group’s distinctive technologies, including contributing to a green society and ensuring safety and security in community development and manufacturing, and by pursuing corporate governance to support these efforts.

The Company will strive to enhance its corporate value through providing solutions to the needs of society, by making the best use of the talents of its employees and its technologies, based on the three core business areas of materials, machinery, and electric power, with the aim of realizing “a world in which people, now and in the future, can fulfill their hopes and dreams while enjoying safe, secure, and prosperous lives.”

(ii)	Initiatives to enhance corporate value by strengthening corporate governance

The Company believes that it is necessary to strengthen corporate governance in order to continuously improve corporate value.

The Company has made various efforts to strengthen its corporate governance system, including the transition to a company with an Audit & Supervisory Committee, the review of the members of the Board of Directors, the enhancement of supervisory functions through the establishment of advisory bodies such as the Nomination & Compensation Committee and the Corporate Governance Committee, both of which consist of a majority of members from outside the Company, and the review of the remuneration system for directors and executive officers.

Going forward, the Company will continue looking for ways to further strengthen corporate governance, centering on the Corporate Governance Committee, taking into account the results of the Board of Directors’ effectiveness evaluation.

(c)	Initiatives to prevent inappropriate parties from having control over decisions on the Company’s financial and business policies in light of its Basic Policy on Corporate Control

From the perspective of securing the Company’s corporate value and the common interests of its shareholders, the Company will request that a party who makes or intends to make a large-scale purchase provide necessary and sufficient information to enable the shareholders to make an appropriate decision on whether or not to have them make such large-scale purchase in accordance with relevant laws and regulations and disclose the opinions of the Board of Directors of the Company and other information so as to secure the necessary time and information for the shareholders.

If it is reasonably assumed that the Company’s corporate value and the common interests of shareholders may be harmed unless prompt defensive measures are taken, the Board of Directors will endeavor to secure its corporate value and the common interests of its shareholders, as an obvious obligation of the Board of Directors entrusted with management of the Company by its shareholders, by promptly deciding on the details of specific measures deemed most appropriate at the time and implementing them within the scope permitted by the relevant laws and regulations.

The initiatives stipulated in the Items (b) and (c) above are in line with the Company’s corporate value and the common interests of its shareholders, based on the policy stipulated in the Item (a) above, and are not intended to maintain the status of directors of the Company.

Consolidated Statements of Changes in Net Assets

(From April 1, 2024 to March 31, 2025)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance as of April 1, 2024	250,930	116,325	548,951	(1,847)	914,360
Changes during period
Dividends of surplus			(35,646)		(35,646)
Profit attributable to owners of parent			120,180		120,180
Purchase of treasury shares				(800)	(800)
Disposal of treasury shares			(0)	156	156
Change in ownership interest of parent due to transactions with non-controlling interests		3,407			3,407
Change of scope of consolidation and equity method			(196)		(196)
Change in shares of parent owned by consolidated subsidiaries and accounted for using equity method		128		481	609
Reversal of revaluation reserve for land			(343)		(343)
Net changes in items other than shareholders’ equity
Total changes during period	–	3,536	83,994	(162)	87,367
Balance as of March 31, 2025	250,930	119,861	632,946	(2,010)	1,001,727

	Accumulated other comprehensive income						Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Foreign currency translation adjustment	Remeasure-ments of defined benefit plans	Total accumulated other comprehensive income
Balance as of April 1, 2024	70,610	(6,911)	4,707	45,950	27,845	142,202	70,784	1,127,346
Changes during period
Dividends of surplus								(35,646)
Profit attributable to owners of parent								120,180
Purchase of treasury shares								(800)
Disposal of treasury shares								156
Change in ownership interest of parent due to transactions with non-controlling interests								3,407
Change of scope of consolidation and equity method								(196)
Change in shares of parent owned by consolidated subsidiaries and accounted for using equity method								609
Reversal of revaluation reserve for land								(343)
Net changes in items other than shareholders’ equity	(22,725)	6,167	251	23,534	10,638	17,866	4,478	22,345
Total changes during period	(22,725)	6,167	251	23,534	10,638	17,866	4,478	109,713
Balance as of March 31, 2025	47,885	(743)	4,958	69,485	38,483	160,069	75,262	1,237,059

(Amounts are rounded down to the nearest million yen.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Important Matters Forming the Basis of the Preparation of Consolidated Financial Statements

1.	Matters Concerning the Scope of Consolidation

Kobe Steel, Ltd. (the “Company”) has 196 subsidiaries, of which 169 subsidiaries are included in the scope of consolidation (the “Kobe Steel Group”). Names of major consolidated subsidiaries are as follows.

Nippon Koshuha Steel Co., Ltd., Kobelco Wire Company, Ltd., Kansai Coke and Chemicals Co., Ltd., Kobelco Logistics, Ltd., Kobelco Bolt, Ltd., Kobelco E&M Co., Ltd., Kobe Special Steel Wire Products (Pinghu) Co., Ltd., Kobelco Precision Technology Sdn. Bhd., Kobelco Millcon Steel Co., Ltd., Kobelco Aluminum Automotive Products (Suzhou) Co., Ltd., Kobelco Aluminum Automotive Products, LLC, Kobelco Aluminum Products & Extrusions Inc., Kobelco Electronics Material (Thailand) Co., Ltd., Kobelco Welding of Qingdao Co., Ltd., Kobelco Welding of Korea Co., Ltd., Kobelco Compressors Corporation, Kobelco Machinery Engineering Co., Ltd., Kobelco Research Institute, Inc., Kobelco Wuxi Compressor Co., Ltd., Kobelco Compressors Manufacturing (Shanghai) Corporation, Kobelco Industrial Machinery India Pvt. Ltd., Quintus Technologies AB, Kobelco Advanced Lube-System Asia Co., Ltd., Kobelco Compressors America, Inc., Kobelco Eco-Solutions Co., Ltd., Kobelco Eco-Maintenance Co., Ltd., Midrex Technologies, Inc., Kobelco Construction Machinery Co., Ltd., Kobelco Construction Machinery Japan Co., Ltd., Kobelco Construction Machinery Total Support Co., Ltd., Kobelco Construction Machinery (China) Co., Ltd., Chengdu Kobelco Construction Machinery Financial Leasing Ltd., Kobelco Construction Machinery Southeast Asia Co., Ltd., Kobelco Construction Equipment India Pvt. Ltd., Kobelco Construction Machinery Europe B.V., Kobelco International (S) Co., Pte. Ltd., Pt. Daya Kobelco Construction Machinery Indonesia, Kobelco Construction Machinery Australia Pty. Ltd., Kobelco Construction Machinery U.S.A, Inc., Kobelco Power Kobe Inc., Kobelco Power Moka Inc., Kobelco Power Kobe No. 2, Inc., Kobelco (China) Holding Co., Ltd., and Kobe Steel USA Holdings Inc.

For fiscal 2024, three companies, including Kansai Coke and Chemicals Co., Ltd., are newly consolidated due to additional acquisition of their shares, etc. Seven companies, including Kobelco Automotive Aluminum Rolled Products (China) Co., Ltd., are excluded from the scope of consolidation due to loss of control from organizational restructuring.

27 non-consolidated subsidiaries, including Kobelco E&M Vietnam Co., Ltd., are excluded from the scope of consolidation because the aggregated amounts of their total assets, sales, profit (corresponding to amount of equity interest), retained earnings (corresponding to amount of equity interest) and other indicators are insignificant compared with those of the consolidated companies.

2.	Matters Concerning the Application of the Equity Method

Of the 27 non-consolidated subsidiaries and 47 affiliates, 35 companies are accounted for by the equity method. Names of major companies accounted for by the equity method are as follows.

Nippon Steel Kobelco Metal Products Co., Ltd., Kobelco Baosteel Automotive Aluminum Rolled Products (China) Co., Ltd., Kobelco Automotive Aluminum Rolled Products (China) Co., Ltd., Kobelco Angang Auto Steel Co., Ltd., Ulsan Aluminum,

Ltd., PRO-TEC Coating Company, LLC, Japan Aeroforge, Ltd., Hokuto Co., Ltd., Shinsho Corporation, Shinsei Kobelco Leasing Co., Ltd., TC Kobelco Real Estate Co., Ltd.

For fiscal 2024, five companies, including Kobelco Automotive Aluminum Rolled Products (China) Co., Ltd., are newly included in the scope of the companies accounted for by the equity method due to changes in equity following organization restructuring. Two companies, including Kansai Coke and Chemicals Co., Ltd., are excluded from the scope of the companies accounted for by the equity method due to additional acquisition of their shares, etc.

27 non-consolidated subsidiaries (Kobelco E&M Vietnam Co., Ltd. and others) and 12 affiliates (J&T Welding Supply Co., Ltd. and others) are not accounted for by the equity method. The aggregated amounts of their profit (corresponding to amount of equity interest), retained earnings (corresponding to amount of equity interest) and other indicators are insignificant compared with those of the consolidated companies and those that are accounted for by the equity method. Accordingly, they are not accounted for by the equity method.

3.	Matters Concerning Accounting Policies

(1)	Basis and method for valuation of significant assets

A.	Basis and method for valuation of securities

Available-for-sale securities

i)	Securities other than shares, etc. that do not have a market price

Market value method (with unrealized gains or losses, net of applicable taxes, stated in a separate component of net assets and cost of securities sold is primarily determined using the moving average method).

ii)	Shares, etc. that do not have a market price	Cost method, determined mainly using the moving average method.

B.	Basis for valuation of derivatives

Market value method

C.	Basis and method for valuation of inventories

Cost method, determined principally by the average method for inventories in the Steel & Aluminum Business, Advanced Materials Business (except for steel casting and forging products), Welding Business and Electric Power Business, and by the specific identification method for inventories in the Advanced Materials Business (steel casting and forging products), Machinery Business, Engineering Business and Construction Machinery Business. (The book value on the balance sheets may be written down to market value due to a decline in the profitability.)

(2)	Depreciation and amortization method for significant depreciable assets

a)	Property, plant and equipment

i)	Owned non-current assets Primarily by the straight-line method.

ii)	Leased assets

- Under finance leases that transfer ownership of the leased assets

By the same method as the owned non-current assets.

- Under finance leases that do not transfer ownership of the leased assets

By the straight-line method over the respective lease term (equal to estimated useful lives) with no residual value.

b)	Intangible assets	Primarily by the straight-line method.
For software for internal use, by the straight-line method over the estimated internal use lives (primarily 5 years).

(3)	Basis for recognition of significant allowances and provisions

a)	Allowance for doubtful accounts

To provide for potential losses on doubtful accounts, allowance is made at an amount based on the actual bad debt ratio in the past for normal accounts, and estimated uncollectible amounts based on specific collectability assessments for certain individual receivables, such as those with a possibility of default.

b)	Provision for bonuses

To provide for employee bonus payments, provision is made based on the estimated amounts to be paid.

c)	Provision for product warranties

To provide for after-sales and after-construction and delivery warranty cost payments, mainly for steel castings and forgings as well as titanium products in the Advanced Materials Business, Machinery Business, Engineering Business and Construction Machinery Business, provision is made at an estimated amount as of the end of the fiscal 2024 based on the actual warranty cost to sales ratio in the past, plus specifically estimated amount as of the fiscal 2024 for certain individual cases.

d)	Provision for loss on construction contracts

To provide for future losses on construction contracts, mainly for steel castings and forgings in the Advanced Materials Business, Machinery Business and Engineering Business, provision is made based on an estimated loss on construction contracts outstanding at the end of the fiscal 2024.

e)	Provision for dismantlement related expenses

For expenses expected to arise from dismantlement of equipment in relation to securing land inside the Kakogawa Works for production structure reforms, provision is made at an estimated amount at the end of the fiscal 2024.

f)	Provision for loss on joint venture agreement

The Company, in January 2025, established Kobelco Baosteel Automotive Aluminum Rolled Products Co., Ltd., a joint venture with Baoshan Iron & Steel Co., Ltd. and Baowu Aluminum Technology Co., Ltd., with the goal of expanding the automotive aluminum panel business and responding to automakers’ CO2 reduction needs in China. The Group is pushing forward transformation of its operations into one that enables completing all aspects from procurement of base material to the manufacture and sale of aluminum panels within China. Accordingly, the volume of base material purchased from Ulsan Aluminum, Ltd. is likely to decrease, but the Group is obliged, under the joint venture agreement with Novelis Korea Ltd., to bear fixed costs equivalent to a certain supply capacity regardless of the purchase volume of the base material. As burden in excess of the amount commensurate with the purchase volume is expected, provision is made at an estimated amount as of the end of the fiscal 2024.

(4)	Accounting method for retirement benefits

To provide for payments of retirement benefits to employees, the amount of retirement benefit obligations net of the amount of plan is established assets based on the amount expected at the end of the fiscal 2024.

In determining retirement benefit obligations, the benefit formula basis is adopted as the attribution method of the projected retirement benefit obligations up to the current consolidated fiscal year.

Prior service costs are charged to income mainly using the straight-line method based on a certain number of years within the average remaining service period of the employees.

Actuarial differences are charged to income from the fiscal year following the period in which it arises mainly using the straight-line method based on a certain number of years within the average remaining service period of the employees.

Unrecognized prior service costs and unrecognized actuarial differences, net of applicable taxes, are stated in “Remeasurements of defined benefit plans” in accumulated other comprehensive income under net assets.

(5)	Basis for Recognition of Revenue and Expenses

The Group applies the following five steps with respect to recognition of revenue.

Step 1: Identify a contract with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when or as the performance obligations are satisfied

Description of main performance obligations in the Group’s major businesses with respect to revenues arising from contracts with its customers, and the normal timing of satisfying such performance obligations (normal timing of revenue recognition) are as follows.

Revenues from the materials business (steel and aluminum, advanced materials, and welding) are primarily from product sales; revenues from the machinery business (machinery, engineering, and construction machinery) are primarily from product sales, construction contracts, and provision of services; and revenues from the electric power business are primarily from the supply of electric power.

a) Performance obligation satisfied at a point in time

For sales of products, in principle, revenue is recognized at the time of delivery of such product, since control of the product is transferred to a customer and the performance obligation is satisfied at that time. However, if the period from the time of shipment to the time when control of the product is transferred to a customer is a normal period of time, control of the product is deemed to be transferred to the customer at the time of shipment, and revenue is recognized at the time of shipment.

For provision of services, the performance obligation is satisfied when services are provided, and revenue is recognized at that time.

For supply of electric power, the performance obligation is satisfied when electric power is supplied, and the Company recognizes revenue based on the amount of electric power supplied to a customer, as measured by meter readings taken on the contractually specified measurement date.

b) Performance obligation satisfied over a certain period of time

For construction contracts, the Company primarily estimates the progress toward satisfaction of performance obligations to be provided to a customer and recognizes revenue based on such progress. Since the accrual of cost is an appropriate measure of the degree of progress of construction, the degree of progress is calculated as the ratio of the cumulative actual cost incurred to the estimated total cost. The consideration for transactions is received primarily in stages during the contract period, separately from the satisfaction of performance obligations, and the remaining amount is received after a specified period of time has elapsed following the satisfaction of performance obligations.

For provision of services, revenue is recognized based on a percentage of the total amount of services transferred.

Revenue is measured at the amount of consideration promised in a contract with a customer, less discounts, rebates, etc. If the consideration promised in a contract with a customer includes variable consideration such as discount, the Company includes an estimate of variable consideration in the transaction price only to the extent that it is highly unlikely that a significant reversal in the amount of cumulative revenue recognized will occur when the uncertainty associated with the variable consideration is subsequently resolved. The consideration for transaction is generally received within approximately one year of satisfaction of the performance obligation and does not include a significant financial component.

(6)	Basis for translation of significant assets and liabilities denominated in foreign currencies into Japanese yen

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rates as of the consolidated balance sheet date, except for those hedged by foreign currency exchange contracts, with the resulting gains and losses recognized in income.

Assets and liabilities of consolidated foreign subsidiaries are translated into Japanese yen at the spot exchange rates as of the balance sheet date and revenues and expenses are translated into Japanese yen at average rates for the period, with the resulting gains and losses included in “Foreign currency translation adjustment” and “Non-controlling interests” under net assets.

(7)	Principal method for hedge accounting

A.	Method for hedge accounting	Deferred hedge method is applied.
Assigning method is applied to monetary receivables and payables denominated in foreign currencies that are specifically covered by foreign currency exchange contracts and qualify for such assigning.
Exceptional method is applied to interest rate swaps that meet specific matching criteria and qualify for such accounting.
B.	Hedging instruments and hedged items

a)	Hedging instruments	Foreign currency exchange contracts, interest rate swap contracts, commodity forward contracts, and spot exchange non-deliverable forward (NDF) contracts
b)	Hedged items	Assets and liabilities exposed to losses from market fluctuations related to foreign exchange rates, interest rates and trading of bare metal such as aluminum (including those expected from forecasted transactions).

C.	Hedging policy and method for assessing the hedge effectiveness
The Group uses hedge transactions to reduce the risks from market fluctuations and do not enter into hedge transactions for speculative purposes.
The Company assesses the hedge effectiveness in accordance with its internal rules.
The consolidated subsidiaries assess the hedge effectiveness in accordance with similar internal rules through the Company’s responsible division or the subsidiary’s own responsible division.

(8)	Method for amortization of goodwill

Goodwill is amortized using the straight-line method (or immediately charged to income if immaterial) over the practically estimated effective periods where estimable during the period in which it arises, or otherwise, over five years.

(9)	Method for processing deferred assets

Bond issuance costs are wholly processed as cost at the time of expenditure.

Notes on Changes in Presentation Methods

Consolidated Balance Sheets

“Lease liabilities,” which was included in “Other” under “Current liabilities” in fiscal 2023 has been separately presented from fiscal 2024 due to its increased significance.

Notes Regarding Accounting Estimates

Impairment of non-current assets

Regarding non-current assets, if the Group judges that there are signs of impairment, such as continuous operating losses, the Group estimates recoverability based on future cash flows and assesses whether or not it must recognize an impairment loss. If the total amount of future cash flows that will be generated by the asset group is below the book value of the non-current asset, the Group recognizes an impairment loss.

The Group records impairment losses of 27,401 million yen for the fiscal year under review, and the breakdown is as per the description in “Notes to Consolidated Statements of Income,” under “3. Impairment Losses.”

The book value of non-current assets at the end of the fiscal year under review was 1,097,298 million yen (1,047,127 million yen for property, plant and equipment and 50,170 million yen for intangible assets), including multiple asset groups for which the Group did not recognize an impairment loss despite there being signs of impairment. The main asset groups to which this applies were as follows.

<Aluminum flat rolled products>

The Group has judged that there are signs of impairment of non-current assets for business use in the Company’s aluminum flat rolled products business, as operating profit remains negative due mainly to delays in sales expansion of materials for beverage can stock and automotive aluminum panels along with a delay in passing on the increase in procurement costs to selling prices. Business plans for the future have been prepared reflecting key assumptions such as increase in sales volume from expanded sales and growth of market size as well as cost reductions from promotion of business restructuring, etc. The undiscounted total amount of future cash flows estimated based on business plans formulated under these assumptions exceeded the book value of the non-current assets of 38,001 million yen (34,984 million yen for property, plant and equipment and 3,017 million yen for intangible assets), and therefore the Group did not recognize an impairment loss.

If there are significant changes to the assumptions for these estimates, such as a large divergence between assumptions set when estimates were made and actual results, and future cash flows underperform as a result, the Group may recognize an impairment loss in the next consolidated fiscal year.

Additional Information

Introduction of the Board Benefit Trust (BBT) for Directors and Other Executives

The Company introduced a new stock compensation plan, a “Board Benefit Trust (BBT),” to more clearly link the compensation of directors (excluding outside directors and directors who are Audit & Supervisory Committee members) and executive officers to the Company’s performance and the value of its stock, and in order to encourage the directors to contribute to improve medium- to long-term business performance and enhance corporate value. The accounting method regarding the BBT agreement complies with the Practical Solution on Transactions of Delivering the Company’s Own Stock to Employees etc. through Trusts (Practical Issues Task Force (PITF) No. 30, March 26, 2015).

1)	Overview of transactions

This plan is a stock compensation plan under which money contributed by the Company is used as funds to acquire the Company’s shares through a trust. With regard to directors and executive officers (hereinafter “Directors and Other Executives”), in accordance with the director stock benefit rules established by the Company, the Company’s shares (hereinafter the “Company’s Shares and Money”) and the cash equivalent to the amount converted from the market price of the Company’s Shares are provided through the trust. In addition, Directors and Other Executives shall receive the Company’s Shares and Money in principle every three years on a fixed date during the trust period.

2)	Kobe Steel stock remaining in the Trust

The Company’s stock remaining in the trust is posted as treasury shares in a part of net assets based on the book value (excludes amounts for incidental expenses). The corresponding treasury shares’ book value at the end of the fiscal year under review was 932 million yen for 627 thousand shares.

Notes to Consolidated Balance Sheets

1.	Assets Pledged as Collateral and Collateralized Debt

(1)	Assets pledged as collateral

Property, plant and equipment	239,007 million yen
Cash and deposits	51,725
Other	35,464
Total	326,198

(2)	Collateralized debt

Long-term borrowings	187,908 million yen
Short-term borrowings	29,245
Total	217,153

2.	Accumulated Depreciation of Property, Plant and Equipment 2,949,528 million yen

3.	Guarantee Liabilities

(1)	Guarantees of loans from financial institutions are provided to companies other than consolidated companies.

Japan Aeroforge, Ltd.	1,323 million yen
Iitate Bio Partners Company Limited	615
Kobec Co., Ltd.	431
Others (3 companies and others)	435
Total	2,805

Kobelco Construction Machinery (China) Co., Ltd., which is a consolidated subsidiary of the Company, sells construction machinery to customers through sales agents or leasing companies. Sales agents pledge guarantees to buy construction machinery, pledged as collateral at the amounts of the balance on bank loans or future minimum lease payments. Kobelco Construction Machinery (China) Co., Ltd. pledges reassurance for this guarantee. The balances of the reassurance were 1,010 million yen at the end of fiscal 2024.

(2)	Trade notes receivable endorsed	1,520 million yen

(3)	Repurchase obligation accompanying securitization of receivables	2,660 million yen

Notes to Consolidated Statements of Income

1.	Revenue from contracts with customers

With respect to net sales, the amount of other revenues than revenue from contracts with customers is not material. Accordingly, revenue from contracts with customers and that recognized from other sources are not separately stated. The amount of revenue from contracts with customers is stated in “Notes on Revenue Recognition,” under “1. Disaggregation of revenue from contracts with customers.”

2.	Gain on sale of non-current assets

Gain on sale of non-current assets of 5,459 million yen arose mainly from the transfer of land use rights to Hangzhou Kobelco Construction Machinery Co., Ltd.

3.	Impairment losses

The Group recognizes impairment losses on the following asset groups (27,401 million yen). The breakdown is buildings and structures of 6,568 million yen, machinery, equipment and vehicles of 8,415 million yen, tools, furniture and fixtures of 955 million yen, land of 4,378 million yen, construction in progress of 558 million yen, software of 6,392 million, other in intangible assets of 105 million yen, and other in investments and other assets of 25 million yen.

Use	Location and number of properties	Type and amount (Million yen)
Assets for manufacturing construction machinery (Kobelco Construction Machinery Co., Ltd.)	Saeki Ward, Hiroshima and others 1 property	Buildings and structures, etc. 16,877
Assets for manufacturing special steel products (Nippon Koshuha Steel Co., Ltd.)	Imizu, Toyama 1 property	Machinery and equipment, etc. 6,912
Assets for manufacturing steel powder	Takasago, Hyogo 1 property	Machinery and equipment, etc. 2,591
Idle assets, etc.	Sichuan Province, China and others 8 properties in total	Machinery and equipment, etc. 1,020

In the Group’s determination of impairment losses, the assets for business use are, in principle, grouped basically by business office while taking into account management accounting classification and cash generating unit on the basis of which revenues and expenses are continuously measured. Idle assets are grouped for each individual property.

The background for recognizing impairment losses for each main asset group and the method for determining the recoverable value are as follows.

(1)	Assets for manufacturing construction machinery (Kobelco Construction Machinery Co., Ltd.)

The book value of 67,756 million yen was reduced to the recoverable value due to lower profitability as a result of the delay in recovery of unit sales, which had declined due to the impact of engine certification problem, caused by a fall in demand in Japan and Europe, and other factors, and the amount of such reduction is recognized as an impairment loss (16,877 million yen) in extraordinary losses. Furthermore, the recoverable value was measured based on the net sales value, which is calculated using the appraisal value, etc.

(2)	Assets for manufacturing special steel products (Nippon Koshuha Steel Co., Ltd.)

The book value of 6,912 million yen was reduced to the recoverable value due to lower profitability as a result of worsening of demand environment and other factors, and the amount of such reduction is recognized as an impairment loss (6,912 million yen) in extraordinary losses. Furthermore, the recoverable value was measured based on the value in use and evaluated at memorandum value.

(3)	Assets for manufacturing steel powder

The book value of 2,591 million yen was reduced to the recoverable value due to lower profitability as a result of stagnant orders primarily for automobiles, and the amount of such reduction is recognized as an impairment loss (2,591 million yen) in extraordinary losses. Furthermore, the recoverable value was measured based on the value in use and evaluated at memorandum value.

4.	Dismantlement related expenses

Dismantlement related expenses of 11,180 million yen are due to the anticipated costs associated with dismantlement of equipment of No. 1 Blast Furnace (inactive facility) of Kakogawa Works.

The Kobelco Group Medium-Term Management Plan (Fiscal 2024–2026) positions taking on the challenge of realizing carbon neutrality as a priority issue and is looking at ways to reduce CO2 emissions in the steelmaking process. The Group decided to dismantle the equipment of No.1 Blast Furnace of Kakogawa Works in the current fiscal year as it needed to secure land within Kakogawa Works suitable for production structure reforms in fiscal 2025 aimed at achieving the 2030 target of a 30–40% reduction (compared to fiscal 2013) and the vision of achieving carbon neutrality in 2050.

Notes to Consolidated Statements of Changes in Net Assets

1.	Type and Total Number of Shares Issued at the End of Fiscal 2024

Common shares	396,345,963 shares

2.	Matters Concerning Dividends

(1)	Dividends paid

Resolution	Type of shares	Total dividends	Dividends per share	Record date	Effective date	Source of dividends
May 16, 2024 Board of Directors’ meeting	Common shares	17,823 million yen	45.0 yen	March 31, 2024	May 31, 2024	Retained earnings
November 7, 2024 Board of Directors’ meeting	Common shares	17,823 million yen	45.0 yen	September 30, 2024	December 2, 2024	Retained earnings

(2)	Dividends with the record date in fiscal 2024 and the effective date in fiscal 2025

At a meeting of the Board of Directors to be held on May 19, 2025, the Company intends to submit an agenda item concerning the payment of dividends on common shares as follows.

1)	Total dividends	21,783 million yen
2)	Dividends per share	55.0 yen
3)	Record date	March 31, 2025
4)	Effective date	June 3, 2025

The Company intends for the source of dividends to be retained earnings.

Notes on Financial Instruments

1.	Matters Concerning Status of Financial Instruments

The Kobe Steel Group raises long-term funds mainly by bank loans and issuance of bonds based on its capital budget as well as its investment and loan plan. For short-term capital needs, the Kobe Steel Group raises funds mainly by bank loans and commercial paper in relation to its projected income and working capital. The Kobe Steel Group invests temporary excess cash in secure financial assets.

Notes receivable - trade and accounts receivable - trade are exposed to the credit risks of customers. In order to manage these risks, the Company follows its internal credit management rules and the consolidated subsidiaries follow similar rules. Investment securities consist principally of the shares of customers and are exposed to the risk of changes in quoted market prices, etc. Quoted market prices of securities are regularly monitored and reported to the Board of Directors.

Notes and accounts payable - trade and borrowings are exposed to liquidity risk related to financing. The Company controls financial plans at the group level to manage the risk.

Derivative transactions are utilized to avoid the risks from market fluctuations related to foreign exchange rates, interest rates and trading of aluminum bare metal etc. and the Group does not enter into derivative transactions for speculative purposes. In order to manage these risks, the Company follows its internal rules and the consolidated subsidiaries follow similar rules.

2.	Matters concerning fair value of financial instruments

The carrying amount of financial instruments on the consolidated balance sheet, fair value and the difference as of March 31, 2025 are as follows.

(Millions of yen)
	Carrying amount *3	Fair value *3	Difference
(1) Investment securities *4
a) Securities of subsidiaries and affiliates	7,966	7,127	(838)
b) Available-for-sale securities	114,502	114,502	–
(2) Short-term borrowings	(190,327)	(190,442)	(114)
(3) Current portion of bonds payable	(35,000)	(35,004)	(4)
(4) Lease liabilities (current liabilities)	(31,846)	(31,682)	163
(5) Bonds payable	(130,000)	(129,697)	302
(6) Long-term borrowings	(479,192)	(475,399)	3,792
(7) Lease liabilities (non-current liabilities)	(19,966)	(19,129)	836
(8) Derivative transactions *5
a) Hedge accounting not applied	(1,933)	(1,933)	–
b) Hedge accounting applied	(1,201)	(1,201)	–
*1	“Cash and deposits” are omitted because they comprise cash and short-term instruments whose carrying amount approximates their fair value.

*2	“Notes receivable - trade,” “Accounts receivable - trade,” “Notes and accounts payable - trade,” and “Accounts payable - other” are omitted because they comprise short-term instruments whose fair value approximates their carrying amount.

*3	Liabilities are presented with parentheses.

*4	Shares, etc. that do not have a market price are not included in “(1) Investment securities.” The carrying amount of these financial instruments in the consolidated balance sheet are as follows:

(Millions of yen)
Classification	Carrying amount in consolidated balance sheets
Unlisted shares, etc.	91,675
*5	Assets and liabilities arising from derivative transactions are presented after offsetting and with parentheses if the offset results in a liability.

3.	Fair value information by level within the fair value hierarchy

The fair value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used to measure fair value.

Level 1 fair value: Fair value measured using observable inputs, i.e., quoted prices in active markets for assets or liabilities that are the subject of the measurement

Level 2 fair value: Fair value measured using observable inputs other than Level 1 inputs

Level 3 fair value: Fair value measured using unobservable inputs

If multiple inputs are used that are significant to the fair value measurement, the fair value measurement is categorized in its entirety in the level of the lowest level input that is significant to the entire measurement.

(1)	Financial instruments measured at fair value in the consolidated balance sheets
(Millions of yen)
Classification	Fair value
	Level 1	Level 2	Level 3	Total
(1) Investment securities
b) Available-for-sale securities	114,502	–	–	114,502
(8) Derivative transactions
a) Hedge accounting not applied	–	(1,933)	–	(1,933)
b) Hedge accounting applied	–	(1,201)	–	(1,201)

(2)	Financial instruments other than those measured at fair value in the consolidated balance sheet
(Millions of yen)
Classification	Fair value
	Level 1	Level 2	Level 3	Total
(1) Investment securities
a) Securities of subsidiaries and affiliates	7,127	–	–	7,127
(2) Short-term borrowings	–	(190,442)	–	(190,442)
(3) Current portion of bonds payable		(35,004)	–	(35,004)
(4) Lease liabilities (current liabilities)		(31,682)	–	(31,682)
(5) Bonds payable	–	(129,697)	–	(129,697)
(6) Long-term borrowings	–	(475,399)	–	(475,399)
(7) Lease liabilities (non-current liabilities)	–	(19,129)	–	(19,129)

Note:	A description of the valuation technique(s) and inputs used in the fair value measurements

(1)	Investment securities

Listed shares are valued using market prices. As listed shares are traded in active markets, their fair value is classified as Level 1.

(2)	Short-term borrowings, (4) Lease liabilities (current liabilities), (6) Long-term borrowings, and (7) Lease liabilities (non-current liabilities)

The fair values are determined based on the present value by discounting the sum of principal and interest by the assumed rate which would be applied if a similar new borrowing or lease payments were entered into. The fair values of floating rate long-term borrowings hedged by interest rate swaps that qualify for hedge accounting and meet specific matching criteria for an exceptional method, are calculated by discounting the sum of principal and interest, including the differential paid or received under the swap agreements, by the reasonably estimated rate which would be applied if a similar new borrowing were entered into. They are all classified as Level 2.

(3)	Current portion of bonds payable and (5) Bonds payable

The fair values are determined based on market prices (reference statistical prices and yields), etc. and are classified as Level 2.

(8)	Derivative transactions

For foreign currency exchange contracts, the fair values are determined based on the discounted present value method using observable inputs including forward foreign exchange rates. For interest rate swaps and currency swaps, the fair values are determined based on quotes obtained from counterparty financial institutions with which contracts calculated primarily based on the discounted present value method using observable inputs including interest rates and foreign exchange rates have been entered into. For commodity forward contracts, the fair values are determined based on the discounted present value method using observable inputs including commodity futures prices, and they are classified as Level 2.

For certain forward exchange contracts for which the “assigning” method is applied, the fair values are included in the fair values of the hedged accounts receivable - trade and accounts payable - trade.

For interest rate swaps for which the “exceptional” method is applied, the fair values are included in the fair values of the hedged long-term borrowings (see (6) above).

Notes on Revenue Recognition

1.	Disaggregation of revenue from contracts with customers

The following is a breakdown of the Group’s net sales by reportable segment, broken down by region and by the time of transfer of goods or services.

(1)	Breakdown by region

	Reportable segments
	Steel & Aluminum			Advanced Materials	Welding	Machinery	Engineering
	Steel	Aluminum sheet	Total
Japan	703,065	127,478	830,544	169,203	47,079	97,887	113,711
United States	38,719	5,240	43,960	53,078	5,835	21,572	3,469
Other	138,029	65,481	203,510	82,071	40,307	132,184	55,208
Net sales to external customers	879,815	198,200	1,078,015	304,353	93,222	251,644	172,389

	Reportable segments			Other (Note 1)	Total	Adjustment	Carrying amount in consolidated statements of income
	Construction machinery	Electric power	Total

Japan	148,784	258,807	1,666,018	7,000	1,673,018	1,210	1,674,229
United States	57,127	–	185,043	310	185,354	53	185,408
Other	181,945	–	695,228	129	695,357	37	695,394
Net sales to external customers	387,858	258,807	2,546,290	7,439	2,553,730	1,301	2,555,031

(2)	Breakdown by the time of transfer of goods or services

	Reportable segments
	Steel & Aluminum			Advanced Materials	Welding	Machinery	Engineering
	Steel	Aluminum sheet	Total
Goods or services transferred at a point in time	860,876	198,200	1,059,076	304,353	93,222	222,718	56,366
Goods or services transferred over a certain period of time	18,938	–	18,938	–	–	28,925	116,022
Net sales to external customers	879,815	198,200	1,078,015	304,353	93,222	251,644	172,389

	Reportable segments			Other (Note 1)	Total	Adjustment	Carrying amount in consolidated statements of income
	Construction machinery	Electric power	Total

Goods or services transferred at a point in time	374,252	258,807	2,368,797	6,936	2,375,734	1,268	2,377,003
Goods or services transferred over a certain period of time	13,605	–	177,493	502	177,996	32	178,028
Net sales to external customers	387,858	258,807	2,546,290	7,439	2,553,730	1,301	2,555,031

Note 1:	The “Other” segment is a business segment not included in the reportable segments and includes business entities under the Head Office.
Note 2:	Net sales to external customers primarily consist of revenue recognized from contracts with customers, and revenue recognized from other sources is included in revenue from contracts with customers.
Note 3:	Information on net sales broken down by region is based on the location of customers and broken down by country.

2.	Information to understand the amount of revenue for the current fiscal year and subsequent fiscal years

(1)	Contract asset and contract liability balances

(Millions of yen)
Amount
Receivables from contracts with customers (beginning balance)	373,148
Receivables from contracts with customers (ending balance)	369,393
Contract assets (beginning balance)	37,077
Contract assets (ending balance)	35,039
Contract liabilities (beginning balance)	67,502
Contract liabilities (ending balance)	75,541

Contract assets relate to the consideration for transaction for which an invoice has not yet been issued under the contract for revenue recognized based on progress, mainly in the machinery and engineering businesses. Once the right to the consideration becomes unconditional, it is reclassified to receivables from contracts with customers.

Contract liabilities primarily relate to advances received from customers. Revenue recognized in the current fiscal year that was included in the contract liability balance at the beginning of the period was 42,245 million yen. The amount of revenue recognized in the current fiscal year from performance obligations that were satisfied in the previous fiscal year is not material.

(2)	Transaction price allocated to the remaining performance obligations

The Group has applied the practical expedient to the notes on transaction prices allocated to the remaining performance obligations, and does not disclose contracts with an original expected duration of one year or less. Such performance obligations primarily relate to the sales of products, construction contracts, and provision of services in the machinery and engineering businesses. The total transaction price allocated to the remaining performance obligations and the time frame over which the Group expects to recognize the amount as revenue are as follows.

(Millions of yen)
Amount
Within one year	327,273
Over one year	388,679
Total	715,953

Notes on Per Share Information

Net assets per share	2,941.14 yen
Profit per share	304.64 yen

Note:	In calculating net assets per share and basic earnings per share, the shares held by the Board Benefit Trust (BBT), which are recorded as treasury shares in shareholders’ equity, are included in the number of treasury shares that are excluded from the number of treasury shares at the end of the period and the average number of shares outstanding during the period.
The number of excluded treasury shares at the end of fiscal 2024 in calculating net assets per share was 627 thousand shares, and the average number of excluded shares outstanding during fiscal 2024 in calculating basic earnings per share was 598 thousand shares.

(Amounts are rounded down to the nearest million yen.)

Non-Consolidated Statements of Changes in Net Assets

(From April 1, 2024 to March 31, 2025)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus		Retained earnings			Treasury shares	Total shareholders’ equity
		Legal capital surplus	Total capital surpluses	Other retained earnings		Total retained earnings
				Reserve for tax purpose reduction entry of non-current assets	Retained earnings brought forward
Balance as of April 1, 2024	250,930	122,697	122,697	1,700	267,670	269,370	(945)	642,052
Changes during period
Reversal of reserve for tax purpose reduction entry of non-current assets				(179)	179	–		–
Dividends of surplus					(35,646)	(35,646)		(35,646)
Profit					103,721	103,721		103,721
Purchase of treasury shares							(800)	(800)
Disposal of treasury shares					(0)	(0)	156	156
Net changes in items other than shareholders’ equity
Total changes during period	–	–	–	(179)	68,254	68,074	(643)	67,430
Balance as of March 31, 2025	250,930	122,697	122,697	1,520	335,924	337,445	(1,589)	709,483

	Valuation and translation adjustments			Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance as of April 1, 2024	62,192	(1,603)	60,589	702,641
Changes during period
Reversal of reserve for tax purpose reduction entry of non-current assets				–
Dividends of surplus				(35,646)
Profit				103,721
Purchase of treasury shares				(800)
Disposal of treasury shares				156
Net changes in items other than shareholders’ equity	(21,247)	694	(20,553)	(20,553)
Total changes during period	(21,247)	694	(20,553)	46,877
Balance as of March 31, 2025	40,944	(908)	40,035	749,518

(Amounts are rounded down to the nearest million yen.)

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

Matters concerning Significant Accounting Policies

1.	Basis and method for valuation of securities

(1)	Securities of subsidiaries and affiliates	Cost method, determined using the moving average method.

(2)	Available-for-sale securities

Securities other than shares, etc. that do not have a market price
Market value method (with unrealized gains or losses, net of applicable taxes, stated in a separate component of net assets and cost of securities sold is determined using the moving average method).
Shares, etc. that do not have a market price	Cost method, determined using the moving average method.

2.	Basis for valuation of derivatives

Market value method

3.	Basis and method for valuation of inventories

Cost method, determined by the average method for inventories in the Steel & Aluminum Business, Advanced Materials Business (except for cast forged steel products) and Welding Business, and by the specific identification method for cast forged steel products in the Advanced Materials Business and inventories in the Machinery Business and Engineering Business (the book value on the balance sheet may be written down to market value due to decline in the profitability).

4.	Depreciation and Amortization Method for Non-current Assets

(1)	Property, plant and equipment

a)	Owned non-current assets	By the straight-line method.

b)	Leased assets
-	Under finance leases that transfer ownership of the leased assets

By the same method as the owned non-current assets.

-	Under finance leases that do not transfer ownership of the leased assets

By the straight-line method over the respective lease term (equal to estimated useful lives) with no residual value.

(2)	Intangible assets	By the straight-line method.

For software for internal use, by the straight-line method over the estimated internal use lives (five (5) years).

(3)	Long-term prepaid expenses	By the straight-line method.

5.	Basis for Recognition of Allowances and Provisions

(1)	Allowance for doubtful accounts

To provide for potential losses on doubtful accounts, allowance is made at an amount based on the actual bad debt ratio in the past for normal accounts, and estimated uncollectible amounts based on specific collectability assessments for certain individual receivables, such as those with a possibility of default.

(2)	Provision for bonuses

To provide for employee bonus payments, provision is made based on the estimated amounts to be paid.

(3)	Provision for product warranties

To provide for after-sales and after-construction and delivery warranty cost payments, for steel castings and forgings as well as titanium products in the Advanced Materials Business, Machinery Business, and Engineering Business, provision is made at an estimated amount as of the end of the fiscal 2024 based on the actual warranty cost to sales ratio in the past, plus specifically estimated amount as of the end of the fiscal 2024 for certain individual cases.

(4)	Provision for loss on construction contracts

To provide for future losses on construction contracts, for steel castings and forgings in the Advanced Materials Business, Machinery Business and Engineering Business, provision is made based on an estimated loss on construction contracts outstanding at the end of the fiscal 2024.

(5)	Provision for dismantlement related expenses

For expenses expected to arise from dismantlement of equipment in relation to securing land inside the Kakogawa Works for production structure reforms, provision is made at an estimated amount at the end of the fiscal 2024.

(6)	Provision for loss on joint venture agreement

The Company established Kobelco Baosteel Automotive Aluminum Rolled Products Co., Ltd., a joint venture with Baoshan Iron & Steel Co., Ltd. and Baowu Aluminum Technology Co., Ltd. in January 2025, with the goal of expanding the automotive aluminum panel business and responding to automakers’ CO2 reduction needs in China. The Group is pushing forward transformation of its operations into one that enables completing all aspects from procurement of base material to the manufacture and sale of aluminum panels within China. Accordingly, the volume of base material purchased from Ulsan Aluminum, Ltd. is likely to decrease, but the Company is obliged, under the joint venture agreement with Novelis Korea Ltd., to bear fixed costs equivalent to a certain supply capacity regardless of the purchase volume of the base material. As burden in excess of the amount commensurate with the purchase volume is expected, provision is made at an estimated amount as of the end of the fiscal 2024.

(7)	Provision for retirement benefits

To provide for payments of retirement benefits to employees, provision is made based on the retirement benefit obligation and the estimated amount of plan assets at the end of the fiscal 2024.

Prior service costs are charged to income using the straight-line method based on the average remaining service period of the employees.

Actuarial differences are charged to income from the period following the period in which it arises using the straight-line method based on the average remaining service period of the employees.

6.	Basis for Recognition of Revenue and Expenses

The Company applies the following five steps with respect to recognition of revenue.

Step 1: Identify a contract with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when or as the performance obligations are satisfied

Description of main performance obligations in the Company’s major businesses with respect to revenues arising from contracts with its customers, and the normal timing of satisfying such performance obligations (normal timing of revenue recognition) are as follows.

Revenues from the materials business (steel and aluminum, advanced materials, and welding) are primarily from product sales; revenues from the machinery business (machinery and engineering) are primarily from product sales, construction contracts, and provision of services; revenues from the electric power business are primarily from provision of services.

a) Performance obligation satisfied at a point in time	For sales of products, in principle, revenue is recognized at the time of delivery of such product, since control of the product is transferred to a customer and the performance obligation is satisfied at that time. However, if the period from the time of shipment to the time when control of the product is transferred to a customer is a normal period of time, control of the product is deemed to be transferred to the customer at the time of shipment, and revenue is recognized at the time of shipment.
b) Performance obligation satisfied over a certain period of time

For construction contracts, the Company primarily estimates the progress toward satisfaction of performance obligations to be provided to a customer and recognizes revenue based on such progress. Since the accrual of cost is an appropriate measure of the degree of progress of construction, the degree of progress is calculated as the ratio of the cumulative actual cost incurred to the estimated total cost. The consideration for transactions is received primarily in stages during the contract period, separately from the satisfaction of performance obligations, and the remaining amount is received after a specified period of time has elapsed following the satisfaction of performance obligations.

For provision of services, revenue is recognized based on a percentage of the total amount of services transferred.

Revenue is measured at the amount of consideration promised in a contract with a customer, less discounts, rebates, etc. If the consideration promised in a contract with a customer includes variable consideration such as discount, the Company includes an estimate of variable consideration in the transaction price only to the extent that it is highly unlikely that a significant reversal in the amount of cumulative revenue recognized will occur when the uncertainty associated with the variable consideration is subsequently resolved. The consideration for transaction is generally received within approximately one year of satisfaction of the performance obligation and does not include a significant financial component.

7.	Basis for Translation of Assets and Liabilities Denominated in Foreign Currencies into Japanese Yen

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rates as of the balance sheet date, except for those hedged by foreign currency exchange contracts, with the resulting gains and losses recognized in income.

8.	Method for hedge accounting

(1)	Method for hedge accounting	Deferred hedge method is applied.
Assigning method is applied to monetary receivables and payables denominated in foreign currencies that are specifically covered by foreign currency exchange contracts and qualify for such assigning.
Exceptional method is applied to interest rate swaps and currency swaps that meet specific matching criteria and qualify for such accounting.
(2)	Hedging instruments and hedged items
	Hedging instruments	Foreign currency exchange contracts, interest rate swap contracts, currency swaps, commodity forward contracts, and spot exchange non-deliverable forward (NDF) contracts
	Hedged items	Assets and liabilities exposed to losses from market fluctuations related to foreign exchange rates, interest rates, currencies, and trading of bare metal such as aluminum (including those expected from forecasted transactions).
(3)	Hedging policy and method for assessing the hedge effectiveness
The Company uses hedge transactions to reduce the risks from market fluctuations and does not enter into hedge transactions for speculative purposes.
The Company assesses the hedge effectiveness in accordance with its internal rules.

9.	Accounting for Retirement Benefits

Accounting method for unrecognized prior service costs and unrecognized actuarial differences for retirement benefits are different from that applied in preparing the consolidated financial statements.

10.	Method for processing deferred assets

Bond issuance costs are wholly processed as cost at the time of expenditure.

Notes Regarding Accounting Estimates

Impairment of non-current assets

Regarding non-current assets, if the Company judges that there are signs of impairment, such as continuous operating losses, the Company estimates recoverability based on future cash flows and assesses whether or not it must recognize an impairment loss. If the total amount of future cash flows that will be generated by the asset group is below the book value of the non-current asset, the Company recognizes an impairment loss.

The Company records impairment losses of 2,641 million yen for the fiscal year under review, and the breakdown is as per the description in “Notes to Non-Consolidated Statements of Income,” under “3. Impairment Losses.”

The book value of non-current assets at the end of the fiscal year under review was 527,879 million yen (501,621 million yen for property, plant and equipment and 26,257 million yen for intangible assets), including multiple asset groups for which the Company did not recognize an impairment loss despite there being signs of impairment. The main asset groups to which this applies are as provided in “Notes Regarding Accounting Estimates,” under “Impairment of non-current assets.”

Additional Information

Introduction of the Board Benefit Trust (BBT) for Directors and Other Executives

Notes on transactions that provide the Company’s shares through the trust for directors (excluding outside directors and directors who are Audit & Supervisory Committee members) and executive officers are omitted as the same details are contained in “Additional Information” in the Notes to Consolidated Financial Statements.

Notes to Non-consolidated Balance Sheet

1.	Assets Pledged as Collateral and Collateralized Debt

(1)	Assets pledged as collateral

Securities of subsidiaries and affiliates	11,092 million yen	*1 *2
Other	30,934	*1 *2

(2)	Collateralized debt

Borrowings of subsidiaries and affiliates from financial institutions	214,096 million yen	*1 *2

*1	Of the assets pledged as collateral, 17,722 million yen is the mortgages established for borrowings of 35,434 million yen from financial institutions to Kobelco Power Moka Inc., which is one of the primary operators of the wholesale power supply business.

*2	Of the assets pledged as collateral, 24,304 million yen is the mortgages established for borrowings of 178,662 million yen from financial institutions to Kobelco Power Kobe No. 2, Inc., which is one of the primary operators of the wholesale power supply business.

2.	Accumulated Depreciation of Property, Plant and Equipment	2,140,180 million yen

3.	Guarantee Liabilities

(1)	Guarantees of borrowings from financial institutions are provided to other companies.

Quintus Technologies AB	4,760 million yen
Kobelco Millcon Steel Co., Ltd.	4,400	*
Kobelco Wuxi Compressor Co., Ltd.	1,757
Others (5 companies and others)	2,229	*
Total	13,148

*	Of which, 1,107 million yen is covered by reassurances from other companies.

(2)	Repurchase obligation accompanying securitization of receivables 1,563 million yen

4.	Monetary Receivables and Payables to Subsidiaries and Affiliates

Short-term monetary receivables	230,750 million yen
Long-term monetary receivables	80,937
Short-term monetary payables	114,869
Long-term monetary payables	4,208

Notes to Non-consolidated Statements of Income

1.	Transactions with Subsidiaries and Affiliates

Operating transactions

Net sales	421,549 million yen
Purchases	831,101
Non-operating transactions	169,468

2.	Dismantlement related expenses

Dismantlement related expenses of 11,180 million yen are the anticipated costs associated with dismantlement of equipment of No. 1 Blast Furnace (inactive facility) of Kakogawa Works.

The Kobelco Group Medium-Term Management Plan (Fiscal 2024–2026) positions taking on the challenge of realizing carbon neutrality as a priority issue and is looking at ways to reduce CO2 emissions in the steelmaking process. The Group decided to dismantle the equipment of No.1 Blast Furnace of Kakogawa Works in the current fiscal year as it needed to secure land within Kakogawa Works suitable for production structure reforms in fiscal 2025 aimed at achieving the 2030 target of a 30–40% reduction (compared to fiscal 2013) and the vision of achieving carbon neutrality in 2050.

3.	Impairment losses

The Company recognizes impairment losses on the following asset groups (2,641 million yen). The breakdown is buildings of 863 million yen, structures of 71 million yen, machinery and equipment of 1,422 million yen, vehicles of 9 million yen, tools, furniture and fixtures of 73 million yen, construction in progress of 70 million yen, and software of 130 million.

Use	Location and number of properties	Type and amount (Million yen)
Assets for manufacturing steel powder	Takasago, Hyogo 1 property	Machinery and equipment, etc. 2,591
Idle assets	Kakogawa, Hyogo 1 property	Machinery and equipment, etc. 50

In the Company’s determination of impairment losses, the assets for business use are, in principle, grouped basically by business office while taking into account management accounting classification and cash generating unit on the basis of which revenues and expenses are continuously measured. Idle assets are grouped for each individual property.

The background for recognizing impairment losses for each main asset group and the method for determining the recoverable value are as follows.

Assets for manufacturing steel powder

The book value of 2,591 million yen was reduced to the recoverable value due to lower profitability as a result of stagnant orders primarily for automobiles, and the amount of such reduction is recognized as an impairment loss (2,591 million yen) in extraordinary losses. Furthermore, the recoverable value was measured based on the value in use and evaluated at memorandum value.

Notes to Non-consolidated Statements of Changes in Net Assets

Type and number of treasury shares at the end of fiscal 2024

Common shares	908,800 shares

Note:	627,100 shares of Kobe Steel owned by Custody Bank of Japan, Ltd. (Trust Account E) related to the Board Benefit Trust (BBT) are included in treasury shares listed above.

Notes on Tax Effect Accounting

Major causes for accrual of deferred tax assets are loss on write-down of equity securities and provision for retirement benefits, and assets that are not recognized as recoverable are posted in the valuation reserve.

A major cause for accrual of deferred tax liabilities is valuation difference on available-for-sale securities.

Further, the Company adopts the Group Tax Sharing System, and in accordance with the Practical Solution on the Accounting and Disclosure Under the Group Tax Sharing System (ASBJ Guidance No. 42, August 12, 2021), it places the accounting treatment and disclosure of income taxes, local income taxes and tax effect accounting.

Notes on Transactions with Related Parties

Category	Company name	Ownership of voting rights etc. (Ownership percentage)	Relationships with related parties	Description of transactions	Transaction amounts (million yen)	Account	Fiscal year-end balance (million yen)
Subsidiaries	Kansai Coke and Chemicals Co., Ltd.	90.00% directly	Supply of coal, etc. Purchase of coke, etc. Interlocking directors, etc.	Supply of coal, etc.	106,017	Accounts receivable - other	33,105
				Purchase of coke, etc.	112,312	Accounts payable - trade	32,506
	Kobelco Power Kobe Inc.	100.00% directly	Contracted operation and management of power stations Interlocking directors, etc.	Agent purchase of coal, etc.	63,823	Accounts receivable - other	4,131
	Kobelco Power Kobe No. 2, Inc.	100.00% directly	Contracted operation and management of power stations Interlocking directors, etc.	Agent purchase of coal, etc.	65,466	Accounts receivable - other	7,760
	Kobe Steel International (USA) Inc.	100.00% indirectly	Loan of funds Interlocking directors, etc.	Recovery of funds	2,708	Short-term loans receivable	25,447
				Interest income	1,578	Other current assets	188
Affiliates	Shinsho Corporation	13.35% directly 1.04% indirectly (21.58%)	Sales of certain finished goods of the Company Purchase of raw materials Interlocking directors, etc.	Purchase of raw materials for iron and steel, other raw materials and materials for equipment	599,921	Accounts payable - trade	29,249

Note 1:	The terms and conditions and policies for their determination:
The terms and conditions applicable to the above transactions are determined through price negotiations on an arm’s length basis and with reference to normal market prices.
Interest rates on loans are reasonably determined in consideration of market interest rates. The transaction amounts are shown on a net basis.
Note 2:	Consumption taxes are not included in the amount of the transactions, but are included in the amount of fiscal year-end balances.
Note 3:	The figure contained in parentheses is excluded from above number and represents the percentage of ownership with which the Company has received consent for exercise of voting rights.
Note 4:	The Company acquired additional shares in its affiliate Kansai Coke and Chemicals Co., Ltd., turning it into a subsidiary on October 31, 2024. The transaction amount with Kansai Coke and Chemicals Co., Ltd. for the fiscal year under review is the sum of the amounts during the affiliate period and subsidiary period.

Notes on Per Share Information

Net assets per share	1,895.41 yen
Profit per share	262.27 yen

Note:	In calculating net assets per share and basic earnings per share, the shares held by the Board Benefit Trust (BBT), which are recorded as treasury shares in shareholders’ equity, are included in the number of treasury shares that are excluded from the number of treasury shares at the end of the period and the average number of shares outstanding during the period.
The number of excluded treasury shares at the end of fiscal 2024 in calculating net assets per share was 627 thousand shares, and the average number of excluded shares outstanding during fiscal 2024 in calculating basic earnings per share was 598 thousand shares.

(Amounts are rounded down to the nearest million yen.)